EXHIBIT 10.100

LEASE AGREEMENT WITH US BANCORP PIPER JAFFRAY COMPANIES, INC. AND

AMENDMENTS THERETO FOR A PORTION OF US BANCORP MINNEAPOLIS BUILDING

PIPER JAFFRAY CENTER

OFFICE LEASE

dated

MARCH 3, 1998,

between

RYAN 800, LLC,

as Landlord,

and

PIPER JAFFRAY COMPANIES INC.,

as Tenant

TABLE OF CONTENTS

PIPER JAFFRAY CENTER

Office Lease dated March 3, 1998,

between Ryan 800, LLC, as landlord

Piper Jaffray Companies Inc., as tenant

1.	Lease

2.	Short Form Lease

3.	Completion Guaranty (Ryan Companies US, Inc. and Ryan Properties, Inc.)

4.	Completion Guaranty (James R. Ryan and Patrick G. Ryan)

5.	Tax Reimbursement Agreement

6.	Letter Regarding Mortgage Subordination

OFFICE LEASE

between

RYAN 800, LLC,

as Landlord,

and

PIPER JAFFRAY COMPANIES INC.,

as Tenant

DATED: March 3, 1998

TABLE OF CONTENTS

1.	Certain Definitions			1

2.	Premises			11
	2.1	Grant		11
		2.1.1	Initial Premises	11
		2.1.2	Additional Initial Premises	11
		2.1.3	Initial Retail Premises	12
		2.1.4	Excess Space	12
		2.1.5	Relationship Between Additional Premises and Excess Space	13
		2.1.6	Lease Amendment	13
	2.2	Measurement Standards		13
		2.2.1	Certain Defined Terms	13
		2.2.2	Rentable Area; Usable Area	14
		2.2.3	Determination	14
		2.2.4	Adjustment	15
	2.3	Floor Plans		15
	2.4	Common Areas		15
		2.4.1	Use by Tenant	15
		2.4.2	Special Events	15
		2.4.3	Landlord’s Reserved Rights in Common Areas	16
		2.4.4	Skyway and Other Appurtenant Agreements	17

3.	Use			17
	3.1	General		17
	3.2	Legal Use and Violations of Insurance Coverage		17
	3.3	Laws and Regulations		18
	3.4	Rules of Building		18
	3.5	Nuisance		18
	3.6	Other Building Occupants		18

4.	Term; Extension Terms			19
	4.1	Initial Term		19
	4.2	Memorandum		19
	4.3	Extension Terms		19
		4.3.1	Grant of Options	19
		4.3.2	Premises For Extension Terms	19
		4.3.3	Exercise of Extension Options	19
		4.3.4	Terms and Conditions of Extension Terms	20

5.	Construction of the Building and Leasehold Improvements			21
	5.1	Base Building Work		21

i

		5.1.1	Landlord’s Obligations	21
		5.1.2	Tenant’s Remedies	21
		5.1.3	LaSalle Passageway	24
	5.2	Construction of Leasehold Improvements		25
		5.2.1	Tenant Work	25
		5.2.2	Occupancy Before Commencement Date	26

6.	Base Rental			26
	6.1	Amounts		26
		6.1.1	Initial Term	26
		6.1.2	Extension Term	27
		6.1.3	Retail Premises	27
		6.1.4	Expansion Space	28
		6.1.5	First Offer Space	28
	6.2	Place and Manner of Payment		29
	6.3	Allocation of Base Rental for Income Tax Purposes		29

7.	Additional Rent			30
	7.1	Tenant’s Operating Expense Contribution		30
	7.2	Operating Expenses		30
		7.2.1	Definition	30
		7.2.2	Exclusions from Operating Expenses	31
		7.2.3	Further Reductions	35
		7.2.4	Limited Gross-Up	36
		7.2.5	Disproportionate Services	36
		7.2.6	Obligation to Reduce Operating Expenses	36
		7.2.7	General	36
	7.3	Estimate and Adjustment of Operating Expenses; Payment of Tenant’s Operating Expense Contribution		36
		7.3.1	Statement of Estimated Operating Expenses	36
		7.3.2	Payment by Tenant; Revision of Estimate	37
		7.3.3	Adjustment Based on Actual Operating Expenses	38
		7.3.4	Monthly Statements; Reports and Studies	38
		7.3.5	Forms of Statement	39
		7.3.6	Disputes	39
	7.4	Tenant’s Tax Contribution		39
	7.5	Real Property Taxes		40
	7.6	Payment of Tenant’s Tax Contribution		40
	7.7	Contest of Real Property Taxes		41
	7.8	No Assessment Agreements		41
	7.9	Audit; Books and Records		41
	7.10	List of Landlord’s Affiliates		42
	7.11	Cooperation and Budgeting		42

8.	Expansion Options			42
	8.1	Grant		42
	8.2	Exercise		43
	8.3	Contiguous Space; Relationship to First Offer Right		43
	8.4	Term; Rental		44
	8.5	Condition of Expansion Space		44
		8.5.1	Unimproved Space	44
		8.5.2	Damaged Space	44
	8.6	Failure to Deliver Possession		45
	8.7	Lease Amendment		45
	8.8	Transfer		45

9.	Right of First Offer			45
	9.1	Grant; Landlord’s Notice		45
	9.2	Superior Rights		46
	9.3	Exercise		46
		9.3.1	Tenant’s Notice	46
		9.3.2	Tenant’s Failure to Elect	47
		9.3.3	Term; Rental	47
	9.4	Condition of First Offer Space		47
		9.4.1	Unimproved Space	47
		9.4.2	Damaged Space	48
	9.5	Failure to Deliver Possession		48
	9.6	Lease Amendment		48
	9.7	Transfer		49

10.	Right to Reduce Space			49
	10.1	Reduction Options		49
		10.1.1	First Reduction Option	49
		10.1.2	Second Reduction Option	49
		10.1.3	Third Reduction Option	49
		10.1.4	Fourth Reduction Option	49
	10.2	Reduction Space		49
	10.3	Exercise		50
	10.4	Unamortized Costs of Tenant Work		50
	10.5	Surrender		50
	10.6	Relation to First Offer Rights		51
	10.7	Lease Amendment		51
	10.8	Transfer		51

11.	Parking Rights			51
	11.1	Parking Rights		51
	11.2	Adjustment; Allocated Spaces		51
	11.3	Surrender; Additional Spaces		52

	11.4	Reserved Spaces		52
	11.5	Fees		52
	11.6	Operating Costs		53
	11.7	After Hours Parking		53
	11.8	Secure Parking Area		54
	11.9	Permits Independent of Lease		54
	11.10	Transfer		54
	11.11	Subleasing		54

12.	Storage Space			54
	12.1	Storage Rights		54
	12.2	Adjustment; Allocated Storage Space		55
	12.3	Surrender; Additional Storage Space		55
	12.4	First Offer Right		55
	12.5	Rent		55
	12.6	Size; Condition		56
	12.7	Incorporation of Waiver		56
	12.8	Auxiliary Rooms		56
	12.9	Transfer		57

13.	Services			57
	13.1	General Services		57
	13.2	Services to the Building and the Office Space		57
		13.2.1	Heating, Ventilating and Air Conditioning	58
		13.2.2	Elevators	58
		13.2.3	Light Bulbs	58
		13.2.4	Building Security	58
		13.2.5	Cleaning Services; Tenant Right to Provide Own Cleaning Services; Recycling	59
		13.2.6	General Maintenance	60
		13.2.7	Skyways	60
		13.2.8	Electrical Facilities	60
		13.2.9	Directory	60
		13.2.10	Shuttle Service	60
		13.2.11	Exhaust Duct	60
		13.2.12	Building Risers	60
		13.2.13	Water	60
		13.2.14	Other Common Areas	60
		13.2.15	Other Services	61
	13.3	Interruption in Services		61
	13.4	Access, Keys and Locks		62
	13.5	Graphics		62

14.	Condition of Premises			62

15.	Alterations; Removal of Trade Fixtures			62
	15.1	Alterations, Additions, Modifications		62
		15.1.1	Costs Over $50,000	62
		15.1.2	Plans and Specifications	63
		15.1.3	Effect on Exterior Appearance of Building	63
		15.1.4	Effect on Structure, Building Systems	63
	15.2	General Provisions		63
		15.2.1	Manner of Work	63
		15.2.2	Indemnification	64
		15.2.3	Insurance	64
	15.3	Title at End of Lease Term		64
	15.4	Surrender of Premises		64
		15.4.1	Condition	64
		15.4.2	Condition of Premises Upon Expiration of Lease	65
		15.4.3	Removal of Trade Fixtures, Equipment, etc.	65

16.	Repairs			65
	16.1	Repairs by Landlord		65
	16.2	Repairs by Tenant		66
	16.3	Failure by Landlord or Tenant to Repair		66
	16.4	Standards/Code Compliance		66
	16.5	Electro-Magnetic Fields		66

17.	Tenant’s Personal Property Taxes and Rent Taxes			67
	17.1	Payment of Personal Property Taxes		67
	17.2	Rent Taxes		67
	17.3	Exclusion from Real Property Taxes		67

18.	Entry for Repairs and Inspection			67

19.	Insurance; Indemnification; Release			68
	19.1	Property Insurance		68
	19.2	Liability Insurance		68
	19.3	Policy Requirements		69
	19.4	Waiver of Liability and Subrogation Rights		69
	19.5	Hold Harmless		70

20.	Damage or Destruction			70
	20.1	Damage; Determination of Repair Time		70
	20.2	Obligation to Repair		71
	20.3	Options to Terminate		71
		20.3.1	Initial Termination Rights	71
		20.3.2	Additional Tenant Termination Rights	72
		20.3.3	Damage at End of Term	72

v

	20.4	Business Unit Vacation		72
	20.5	Abatement		73
	20.6	Lease Termination; Proration of Rent		73
	20.7	Limited Continuation of Lease		73
	20.8	Base Building Work		74

21.	Eminent Domain			74
	21.1	Termination		74
		21.1.1	Appropriation of Entire Premises	74
		21.1.2	Partial Appropriation	74
	21.2	Termination as to Premises Appropriated		75
	21.3	Restoration		75
	21.4	Award		75
	21.5	Rent Abatement		75
	21.6	Temporary Appropriation		75

22.	Assignment and Subletting by Tenant			76

23.	Transfer of Landlord’s Interest; Management			76
	23.1	Transfer by Landlord		76
	23.2	Management		77
	23.3	Limitation of Liability		77

24.	Default by Landlord or Tenant			77
	24.1	Events of Default		77
		24.1.1	Monetary Default	77
		24.1.2	Nonmonetary Defaults	77
	24.2	Landlord’s Remedies		77
		24.2.1	Termination	77
		24.2.2	Repossession	78
		24.2.3	Remedies at Law	78
		24.2.4	Mitigation	78
		24.2.5	Tenant Dispute	79
		24.2.6	Agreements Regarding Minn. Stat. Chapter 566 and Section 504.02	79
		24.2.7	Non-Curable Defaults	79
	24.3	Landlord’s Right to Perform		79
	24.4	Exercise of Rights While in Default		80
	24.5	Landlord’s Default		80
	24.6	Non Waiver		80
	24.7	Attorney’s Fees		81
	24.8	Interest on Late Payments		81

25.	Subordination and Nondisturbance			81

26.	Estoppel Certificate		82

27.	Arbitration		82
	27.1	General	82
	27.2	Arbitrators	82
	27.3	Procedures	83

28.	No Merger		83

29.	Holding Over		83

30.	Quiet Enjoyment		84

31.	No Operating Covenant		84

32.	Broker		84

33.	Hazardous Materials		84
	33.1	Landlord	84
	33.2	Tenant	85

34.	Changes in Building		85
	34.1	Construction of Building	85
	34.2	Changes in Building	85

35.	Name and Address of Building		86
	35.1	Building Name	86
	35.2	Building Address	86

36.	Building Signage		86
	36.1	Tenant’s Signage	86
	36.2	Signage of Other Building Occupants	87

37.	Building Directories		87

38.	Building Occupants		88
	38.1	Competitive Business	88
	38.2	Retail Tenants	88
	38.3	Leases	88

39.	Microwave Dishes, Satellite Dishes and Antennas		88
	39.1	Grant	88
	39.2	Installation; Maintenance; Taxes	89
	39.3	Transfer	89
	39.4	Other Uses	89

40.	Electronic Financial Services Equipment		89
	40.1	Grant	89
	40.2	Exercise	89

41.	General Provisions		90
	41.1	No Waiver	90
	41.2	Terms; Headings	90
	41.3	Amendment	90
	41.4	Successors and Assigns	90
	41.5	Notices	91
	41.6	Severability	91
	41.7	Time of Essence	92
	41.8	Governing Law	92
	41.9	Interpretation	92
	41.10	Force Majeure	92
	41.11	Memorandum of Lease	92
	41.12	Recordable Termination	92
	41.13	Approvals and Consents	92

EXHIBITS

EXHIBIT A	—	LEGAL DESCRIPTION OF LAND
EXHIBIT B	—	FLOOR PLANS
EXHIBIT C	—	MEMORANDUM OF COMMENCEMENT DATE
EXHIBIT D	—	LANDLORD’S WORK LETTER
EXHIBIT E	—	PERMITTED EXCEPTIONS
EXHIBIT F	—	RULES AND REGULATIONS OF THE BUILDING
EXHIBIT G	—	HVAC STANDARDS
EXHIBIT H	—	JANITORIAL SPECIFICATIONS
EXHIBIT I	—	LETTER OF CREDIT

LEASE AGREEMENT

THIS LEASE AGREEMENT is made and entered into as of March 3, 1998, by and between RYAN 800, LLC, a Minnesota limited liability company (“Landlord”), and PIPER JAFFRAY COMPANIES INC., a Delaware corporation (“Tenant”).

Landlord and Tenant agree as follows:

1. Certain Definitions

1.1 “Additional Initial Premises” shall have the meaning set forth in Section 2.1.2.

1.2 “Additional Rent” shall mean Tenant’s Operating Expense Contribution and Tenant’s Tax Contribution.

1.3 “Additional Skyway Construction Costs” shall have the meaning set forth in Exhibit D.

1.4 “Affiliate(s)” shall mean any entity controlled by, controlling or under common control with the named entity, with “control” meaning ownership of stock or other beneficial interest controlling more than one-half (1/2) of the aggregate voting rights of the owners of the entity in question.

1.5 “Agreed Interest Rate” shall mean the lesser of (a) two (2) percentage points per annum over the Prime Rate of Interest, or (b) the maximum rate permitted under Legal Requirements.

1.6 “Amortization Interest Rate” shall mean the sum of (a) two (2) percentage points per annum, plus (b) the yield per annum of actively traded U.S. Government Treasury Securities having a maturity date of the tenth (10th) anniversary of the date Amortization Interest Rate is determined for a particular purpose under this Lease published as “Treasury Constant Maturities” in Federal Reserve Statistical Release Document H. 15 (519) Selected Interest Rates, Yields in Percentage Per Annum for the week preceding the date of determination. If for any reason such index is no longer published, Amortization Interest Rate shall be based on the yields reported in another publication of comparable reliability and institutional acceptance which most closely approximates yields in percent per annum of selected U.S. Treasury securities of varying maturities. If no Treasury Constant Maturities are published for such ten (10) year period, the index to be utilized shall be the weighted average of the Treasury Constant Maturities published for the two (2) periods most nearly corresponding to such ten (10) year period. In the event Landlord and Tenant do not agree on the calculation of Amortization Interest Rate for a particular purpose, the dispute shall be resolved by Arbitration.

1.7 “Approved Base Building Plans and Specifications” shall have the meaning set forth in Exhibit D.

1.8 “Approved Tenant Work Plans and Specifications” shall have the meaning set forth in Exhibit D.

1.9 “Arbitration” shall mean dispute resolution and arbitration conducted in accordance with Article 27.

1.10 “Base Building Completion Date” shall have the meaning set forth in Exhibit D.

1.11 “Base Building Construction Schedule” shall have the meaning set forth in Exhibit D.

1.12 “Base Building Shell Condition Requirements” shall have the meaning set forth in Exhibit D.

1.13 “Base Building Work” shall have the meaning set forth in Exhibit D.

1.14 “Base Rental” shall mean the annual base rental specified in Section 6.1, subject to adjustment under the terms of this Lease.

1.15 “Building” shall mean the thirty-one (31) Floor office building, associated Parking Garage and all Skyways and other improvements of Landlord hereafter constructed on the Land, except improvements which space tenants may remove therefrom pursuant to the terms of their respective leases.

1.16 “Building Occupant” shall mean any tenant of the Building and any affiliate of such tenant that occupies any portion of such tenant’s premises within the Building, and any subtenant of any such tenant or affiliate.

1.17 “Building Systems” shall mean the systems of the Building, including the Building’s electrical, mechanical, structural, plumbing, HVAC, elevator, escalator, communication, security and life safety systems.

1.18 “Commencement Date” shall mean the first date when:

(a) the Base Building Completion Date has occurred; and

(b) each Floor of the Initial Premises (other than those Floors containing only all or portions of the Second Additional Initial Premises or the Initial Retail Premises) and the services described in Section 3.4 of Exhibit D with respect thereto shall have been continuously available and operating in the condition required pursuant to Exhibit D for a period of time not shorter than the Tenant Finish Period with respect to such Floor.

1.19 “Common Areas” shall mean all common areas of the Building, including to the extent that the following exist from time to time, the lobbies, Skyways (subject to the terms of skyway agreements), elevators, escalators, stairways and accessways, common restrooms, loading docks, ramps, drives, walkways, plaza, the common pipes, conduits, wires and appurtenant equipment necessary to service the Premises, and the corridors on any multi-tenant Floors.

1.20 “Constant Dollars” means the present value of the dollars to which such term refers. An adjustment shall occur on January 1 of the calendar year following the fifth (5th) anniversary of the Commencement Date, and thereafter at five (5) year intervals. Constant Dollars shall be determined by multiplying the dollar amount to be adjusted by a fraction, the numerator of which is the Current Index Number and the denominator of which is the Base Index Number. The “Base Index Number” shall be the level of the Index for the month as of which this Lease is dated; the “Current Index Number” shall be the level of the Index for the month of September of the year preceding the adjustment year; the “Index” shall be the Consumer Price Index for All Urban Consumers, U.S. City Average, All Items published by the United States Department of Labor, Bureau of Labor Statistics (base year 1982-1984=100), or any successor index thereto as hereinafter provided. If publication of the Index is discontinued, or if the basis of calculating the Index is materially changed, Landlord, with the reasonable approval of Tenant, shall substitute for the Index comparable statistics as computed by an agency of the United States Government or, if none is available, by a substantial and responsible periodical or publication of recognized authority most closely approximating the result which would have been achieved by the Index.

1.21 “Delivery Date” shall have the meaning set forth in Exhibit D.

1.22 “Event of Default” shall have the meaning set forth in Section 24.1.

1.23 “Excess Space” shall have the meaning set forth in Section 2.1.4.

1.24 “Existing Lease” shall mean Tenant’s lease, as the same may be amended from time to time, of space in the project located at 222 South Ninth Street in Minneapolis, Minnesota, commonly known as of the date of this Lease as the “Piper Jaffray Tower”.

1.25 “Existing Project Tax Liability Payment” shall mean any payment owing by Ryan Companies US, Inc. to Tenant pursuant to that certain Tax Reimbursement Agreement of even date herewith between Ryan Companies US, Inc. and Tenant.

1.26 “Expansion Option(s)” shall have the meaning set forth in Section 8.1.

1.27 “Expansion Space(s)” shall have the meaning set forth in Section 8.1.

1.28 “Extension Option(s)” shall have the meaning set forth in Section 4.3.1.

1.29 “Extension Term(s)” shall have the meaning set forth in Section 4.3.1.

1.30 “Financial Services Business” shall mean any business or other operation engaged in banking, insurance or securities brokerage, trading or marketing, financial or investment planning or counseling, venture capital or other financial services, including any bank, savings and loan association, credit union, insurance company, trust company, stock broker, financial planner or investment advisor.

1.31 “First Additional Initial Premises” shall have the meaning set forth in Section 2.1.2.

1.32 “First Offer Right” shall have the meaning set forth in Section 9.1.

1.33 “First Offer Space” shall have the meaning set forth in Section 9.1.

1.34 “Floor(s)” shall mean floor(s) of the Building at ground level or above, unless specifically provided to the contrary, with the ground level Floor designated as Floor One (1).

1.35 “Full Floor Rate” shall have the meaning set forth in Section 6.1.2.

1.36 “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of Minnesota or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance which is (a) listed or defined as a “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous substance” or “toxic substance” under any Legal Requirements, (b) petroleum, (c) asbestos, (d) polychlorinated biphenyl, (e) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317), (f) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903), (g) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (42 U.S.C. § 9601), (h) defined as a toxic substance in the Toxic Substances Control Act (15 U.S.C. 2601 et. seq.) or (i) any substance which contaminates soil or ground water and causes degradation of the soil and/or water to the extent that mitigation methods are needed to restore the soil or water to its natural state.

1.37 “Holidays” shall mean New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and such other holidays as are from time to time recognized as holidays by the New York Stock Exchange.

1.38 “HVAC” shall mean heating, ventilation and air conditioning.

1.39 “Initial Premises” shall mean the initial space Tenant leases under Section 2.1.1, together with any Additional Initial Premises and Initial Retail Premises, if any, less any Excess Space.

1.40 “Initial Retail Premises” shall have the meaning set forth in Section 2.1.3.

1.41 “Initial Term” shall mean the initial fourteen (14) year term of this Lease specified in Section 4.1.

1.42 “Land” shall mean the land located in Minneapolis, Minnesota, legally described on Exhibit A attached hereto.

1.43 “Landlord” shall mean Ryan 800, LLC, and its successors and assigns as landlord under this Lease.

1.44 “Landlord Delay” shall have the meaning set forth in Exhibit D.

1.45 “Landlord Delay Costs” shall mean any and all losses, damages, liabilities, costs and expenses suffered, sustained, incurred or paid by Tenant which result from or arise in connection with (a) any Landlord Delay, (b) any failure by Landlord to satisfy the requirements of Section 5.1.2(a) within the period required thereunder, (c) any other failure by Landlord to deliver the Premises or any portion thereof as and when required by the terms of this Lease (including Articles 8 and 9), or (d) any election by Tenant to terminate this Lease based upon any of the foregoing with resulting loss of the benefit of this Lease, whether such losses, damages, liabilities, costs and expenses are suffered, sustained, incurred or paid by Tenant upon or following the occurrence of any of the applicable events described in clause (a), (b), (c) or (d) above or in anticipation that Landlord Delay may occur, including, (t) all cancellation charges or penalties, or increased costs, imposed or incurred in connection with the cancellation or postponement of contracts or agreements made by Tenant in anticipation of the scheduled delivery date, (u) all moving, storage and insurance costs incurred in connection with storing materials, goods, fixtures, equipment or other items, (v) all rents or other costs associated with extending the Existing Lease or leasing any space (including any doubled-up, overlapping or expansion space) in another facility for any period determined necessary by Tenant in its good faith business judgment and which period may exceed the length of the period of such Landlord Delay or failure in performance of Landlord’s obligations, if applicable (provided, however, with respect to the period occurring prior to the date Tenant’s obligations to pay Rent commenced with respect to the subject space not timely delivered, the amounts payable by Landlord shall be limited to the amount by which such costs or rents exceed the Rent payable under this Lease with respect to the subject space), (w) all costs of performing any leasehold improvements associated with any alternative space described in clause (v) above, (x) all relocation costs, including those associated with any “double-move”, (y) all brokers’ commissions, professional fees (including attorneys’ fees) and consulting fees, and (z) all other costs and expenses incurred by Tenant by reason of or in anticipation of any such Landlord Delay or failure.

1.46 “Landlord’s Architect” shall have the meaning set forth in Exhibit D.

1.47 “LaSalle Passageway” shall have the meaning set forth in Section 5.1.3.

1.48 “Lease” shall mean this Lease Agreement and the Exhibits which are attached hereto and made a part hereof.

1.49 “Legal Requirements” shall mean all applicable federal, state, county municipal, local or other laws, statutes, ordinances, codes, rules and regulations, collectively.

1.50 “Market Base Rental Rate” shall mean the net market rental rate (i.e., comparable to Base Rental during the Initial Term) per rentable square foot per year for the Premises or portion thereof as to which the Market Base Rental Rate is being determined, and for the time period as to which such rate is being determined, that a willing tenant would pay, and a willing landlord would accept, in arm’s length bona fide negotiations, if the same were leased to a single tenant under a lease pursuant to which such tenant were not to receive any rental concession (such as rental abatements or “free rent” periods or rental assumption), tenant inducement (such as signing bonuses, equity participation, tax benefits or other participation in ownership) or any leasehold improvement allowance, and otherwise taking into account all pertinent factors, including a lease containing all the terms and conditions of this Lease, provided that (a) in any case the Market Base Rental Rate shall not be increased to take into account (i) the value of those provisions of this Lease which provide that the Base Rental shall be only ninety percent (90%) of the Market Base Rental Rate, or the Full Floor Rate, or which otherwise provide for a reduced or discounted Base Rental (including the provisions of clause (b) below), or (ii) that the management fee payable by Tenant described in clause (b) of Section 7.1 may be lower than management fees payable under a typical lease, and (b) the Market Base Rental Rate for Expansion Space and any First Offer Space (i) shall not be increased due to any term or condition of this Lease which is more favorable to Tenant than a typical lease with typical provisions for the space in question, and (ii) shall take into account the potential period of non-accrual of Rent pursuant to Sections 8.4 and 9.3.3, respectively. In the event the portion of the Premises as to which the Market Base Rental Rate is being determined consists of both Retail Premises and non-Retail Premises, Market Base Rental Rate shall be determined separately for the Retail Premises and for all other portions of the Premises in question.

1.51 “Mechanical Floor” shall mean a Floor which, by reason of the size and/or number of vertical penetrations (other than elevator machine rooms and elevator shafts) thereon, has a Rentable Area which is materially less than a typical Floor.

1.52 “Minimum Building Standards” shall mean the standards of operation, maintenance and repair consistent with the requirements of this Lease, the Base Building Shell Condition Requirements and all Legal Requirements, and commensurate with the highest operational and maintenance standards from time to time observed by the highest class of high rise office buildings in downtown Minneapolis, Minnesota.

1.53 “Mortgage” shall have the meaning set forth in Article 25.

1.54 “Normal Business Hours” shall mean the periods from 6:00 a.m. to 6:00 p.m., Monday through Friday, and 6:00 a.m. to 1:00 p.m. Saturday, except Holidays.

1.55 “Operating Expenses” shall have the meaning set forth in Section 7.2.

1.56 “Parking Garage” shall mean only the parking areas and drives located in the parking garage included in the Building, together with all elevators, escalators, stairways, and other access thereto from the Building and public streets.

1.57 “Permitted Exceptions” shall mean the matters set forth on Exhibit E.

1.58 “Permitted Physical Limitations” shall mean physical limitations in the design and construction of the Building, other than such limitations which (a) result from the Base Building not being designed and constructed in accordance with the requirements of Exhibit D (including the Base Building Shell Condition Requirements and the Approved Base Building Plans and Specifications), (b) are not in compliance with Legal Requirements or the other requirements of this Lease, or (c) are not of the type or character which have been or are from time to time corrected or mitigated by the owners of first class high rise office buildings of similar age and construction in downtown Minneapolis, Minnesota.

1.59 “Premises” shall mean the Initial Premises, as adjusted pursuant to Section 4.3, Articles 8, 9 and 10 and any other applicable provision of this Lease, including all Retail Premises.

1.60 “Prime Rate of Interest” shall mean the published annual prime rate or other equivalent annual reference rate of interest announced as such by U.S. Bancorp’s main office, or if U.S. Bancorp discontinues announcing such a rate, the prime rate or other equivalent reference rate of interest of a major commercial bank reasonably designated by Landlord and acceptable to Tenant.

1.61 “Punch List Items” shall have the meaning set forth in Exhibit D.

1.62 “Qualified Capital Improvement” shall mean any equipment, device or other improvement acquired or made subsequent to the Base Building Completion Date which (a) is capitalized on the books of Landlord in accordance with generally accepted accounting practices consistently applied, irrespective of the amount thereof, (b) is not the result of any inadequacy or defect in the design, maintenance or operation of the Building, and (c) is either (i) reasonably likely to achieve material annual savings in the operation, maintenance or repair of the Building in an amount at least equal to the Qualified Capital Improvement Amortization attributable thereto (exclusive of any improvement which achieves its cost savings through the alteration, repairs, or replacement of any item which has outlived its useful life (e.g., a roof or item of equipment which would be replaced rather than repaired by a prudent building owner)), or (ii) made to comply with any Legal Requirement with respect to the Building or any other portion of the Building (including fire, health, safety or construction requirements) first enacted after the Commencement Date.

1.63 “Qualified Capital Improvement Amortization” shall mean the amount determined by multiplying (a) the actual, documented out-of-pocket cost of making any Qualified Capital Improvement (net of any savings or net salvage value), by (b) the constant annual percentage required to fully amortize on a level payment basis such cost, together with interest at the Amortization Interest Rate at such time over the reasonably estimated practical useful life of the Qualified Capital Improvement. With respect to any Qualified Capital Improvement described in clause (c)(i) of the definition thereof, the Qualified Capital Improvement Amortization shall not exceed the actual annual cost savings actually achieved by Landlord as a result of such Qualified Capital Improvement.

1.64 “Rent” shall mean Base Rental, Additional Rent and all other payments by Tenant to Landlord under this Lease, including pursuant to Articles 11 and 12.

1.65 “Rent Commencement Date” shall mean the date when Tenant’s obligations to pay Base Rental and Additional Rent shall commence with respect to the Initial Premises (other than the Second Additional Initial Premises and the Initial Retail Premises) and which date shall be the later of (a) the Commencement Date, or (b) the earlier of (i) June 1, 2000, or (ii) the date on which Tenant’s obligation under the Existing Lease for rent, operating and other recurring charges terminates.

1.66 “Rent Determination Date” shall mean the date as of which a Market Base Rental Rate is to be determined for purposes of establishing the Market Base Rental Rate for each Extension Term and for Expansion Space and First Offer Space, as applicable, and which date shall be:

(a) In the case of any Extension Term, the date two (2) years prior to the commencement of such Extension Term;

(b) In the case of any Expansion Space, the date one (1) year prior to the scheduled delivery date for such Expansion Space as provided in Section 8.1; and

(c) In the case of any First Offer Space, the date on which such First Offer Space is anticipated to be delivered to Tenant as specified in the notice given by Landlord pursuant to Section 9.1.

1.67 “Rentable Area” shall have the meaning set forth in Section 2.2.2.

1.68 “Retail Premises” shall mean the Initial Retail Premises, as adjusted pursuant to Article 9 and 10 and any other applicable provisions of this Lease where space on Floor One (1) or Floor Two (2) of the Building is added to the Premises.

1.69 “Second Additional Initial Premises” shall have the meaning set forth in Section 2.1.2.

1.70 “Services” shall mean the services described in Section 13.2.

1.71 “Skyways” shall mean (a) the skyway across Eighth Street connecting the Building directly with the building known on the date of this Lease as “Dayton Hudson Department Store”, (b) the Floor One (1) passageway connecting the Building directly with the building known on the date of this Lease as “LaSalle Court”, and (c) all other skyways, skywalks, tunnels and passageways from time to time connecting the Building to other buildings (including the LaSalle Passageway, the Additional Skyway (as defined in Exhibit D) and/or the Alternative Skyway (as defined in Exhibit D), subject to Section 5.1.3 or Section 2.10 of Exhibit D, as applicable.

1.72 “Subtenant” shall mean any party or entity occupying or subletting the Premises, or any portion thereof, whether directly or indirectly, voluntarily or by operation of law.

1.73 “Superior Rights” shall have the meaning set forth in Section 9.2.

1.74 “Tenant” shall mean Piper Jaffray Companies Inc., and its successors and assigns as tenant under this Lease.

1.75 “Tenant Delay” shall have the meaning set forth in Exhibit D.

1.76 “Tenant Finish Period” shall mean with respect to each Floor of the Premises the period commencing on the Delivery Date with respect to such Floor and continuing for a period equal to (a) one hundred ninety-six (196) days, plus (b) the number of days Tenant is delayed in performing the Tenant Work by any Unavoidable Delay, plus (c) the number of days Tenant is delayed in performing the Tenant Work by any Landlord Delay, less (d) the number of days of Tenant Delay; provided, however, in no event shall the Tenant Finish Period be extended solely under clause (b) for any days that Tenant actually occupies the entire Premises for the operation of Tenant’s business.

1.77 “Tenant Work” shall have the meaning set forth in Exhibit D.

1.78 “Tenant Work Plans and Specifications” shall have the meaning set forth in Exhibit D.

1.79 “Tenant’s Operating Expense Contribution” shall have meaning set forth in Section 7.1.

1.80 “Tenant’s Pro Rata Share” shall mean the percentage obtained by dividing (a) the Rentable Area of the Premises, by (b) the Rentable Area of the Building, as such Rentable Areas may be adjusted from time to time in accordance with this Lease.

1.81 “Tenant’s Tax Contribution” shall have the meaning set forth in Section 7.4.

1.82 “Term” shall mean the Initial Term, together with all exercised Extension Terms at the time in question.

1.83 “Trade Fixtures” shall mean those items of personal property, equipment and fixtures in the Premises, and whether or however attached to the Building, at any time which are necessary, incidental or convenient to the business from time to time conducted at the Premises, including secretarial stations, portable or movable partitions, receptionist desks, trading desks and stations, millwork, credenzas, computer installations (including computers, computer hardware, raised flooring, freestanding supplemental air conditioning or cooling systems therefor), communications systems and equipment, financial services equipment (such as ATM’s), safes, safe doors, bulletin boards, book shelves and file cabinets, but excluding walls (other than demountable walls or partitions), doors, trim, floor and wall coverings, ceiling lights and tile, window shades and the like.

1.84 “Unavoidable Delay” shall mean delay caused by fire, explosion and other casualties; war, invasion, insurrection, riot, civil commotion; sabotage, and malicious mischief; strikes, work stoppages or slowdowns and lockouts; condemnation; future governmental restrictions and unforseeable interpretation of existing governmental restrictions; unforseeable impossibility of or delay in obtaining materials for which there is no reasonable substitute for reasons other than unavailability of funds; contractor defaults (except in the case of the Base Building Work); adverse weather conditions (except in the case of the Base Building Work); or any other unforseeable cause, the occurrence of which, or the extent and duration of the occurrence of which, is not within the reasonable control of the party in question other than delay caused by lack of funds.

1.85 “Usable Area” shall have the meaning set forth in Section 2.2.2.

2. Premises

2.1 Grant.

2.1.1 Initial Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, subject to the provisions of this Lease, those certain premises in the Building to be constructed on the Land, said premises consisting of all of the Rentable Area on Floors Four (4) through Thirteen (13), inclusive, of the Building, consisting of approximately Three Hundred Ninety-Three Thousand Five Hundred Fifty-Eight (393,558) square feet of Rentable Area.

2.1.2 Additional Initial Premises. Tenant may elect to increase the Rentable Area of the Initial Premises as determined under this Section 2.1 as follows:

(a) By up to the entire Rentable Area of Floor Three (3) by notice given to Landlord not later than July 1, 1998; and

(b) By up to the Rentable Area contained in three (3) full Floors by notice given to Landlord not later than June 1, 1999.

Any such area added to the Initial Premises shall hereinafter sometimes be referred to as the “Additional Initial Premises”, while the initial two (2) Floors so added (other than any area so added on Floor Three (3)) shall hereinafter sometimes be referred to as the “First Additional Initial Premises”, and any additional area so added (including any area so added on Floor Three (3)) shall hereinafter sometimes be referred to as the “Second Additional Initial Premises”. The size (except as provided above), location and configuration of the Additional Initial Premises shall be determined by Tenant in its sole discretion, except that (x) the Additional Initial Premises described in clause (a) above shall be located on Floor Three (3), (y) the other Additional Initial Premises shall, if the uppermost or lowermost Floor of the Initial Premises (other than Floors Two (2), Three (3) or any Mechanical Floor) does not include all of the Rentable Area on such Floor, consist of the remaining Rentable Area on such Floor, and then the remainder of the Additional Initial Premises shall be located on the Floors contiguous to the uppermost and/or lowermost Floor of the Initial Premises, and the uppermost and lowermost Floor of the Initial Premises (other than Floors Two (2), Three (3) or any Mechanical Floor), as so adjusted, shall consist of either one-half (1/2) or the entire Rentable Area of such Floors, and (z) the space not leased by Tenant of any partial Floor shall be capable of being configured so as to make the same reasonably leasable. Notwithstanding the foregoing requirements, no Additional Initial Premises shall be located on any Mechanical Floor unless Tenant shall otherwise elect in its sole discretion. All Additional Initial Premises shall be deemed to be part of the Initial

Premises for all purposes of this Lease (including Article 5 and Exhibit D (including the Base Building Construction Schedule)), except that Rent for the Second Additional Initial Premises shall commence to accrue on a Floor by Floor basis from and after the later of (y) the Rent Commencement Date, or (z) the earlier of (i) the first date when the applicable Floor containing any portion of the Second Additional Initial Premises and the services described in Section 3.4 of Exhibit D with respect thereto shall have been continuously available and operating in the condition required pursuant to Exhibit D for a period of time not shorter than the Tenant Finish Period with respect to such Floor, or (ii) the first date when Tenant shall have commenced its business operations in the portion of the Second Additional Premises located on such Floor.

2.1.3 Initial Retail Premises. Tenant also may elect to increase the Rentable Area of the Initial Premises as determined under this Section 2.1 by up to the entire Rentable Area of Floor Two (2) by notice given to Landlord not later than September 1, 1998. Any such area added to the Initial Premises shall hereinafter sometimes be referred to as the “Initial Retail Premises”. The size (except as provided above), location and configuration of the Initial Retail Premises shall be determined by Tenant in its sole discretion, except that (a) the Initial Retail Premises shall be located on Floor Two (2), and (b) the space not leased by Tenant on Floor Two (2) shall be capable of being configured so as to make the same reasonably leasable. All Initial Retail Premises shall be deemed to be part of the Initial Premises for all purposes of this Lease (including Article 5 and Exhibit D (including the Base Building Construction Schedule)), except that Rent for the Initial Retail Premises shall commence to accrue from and after the later of (y) the Rent Commencement Date, or (z) the earlier of (i) the first date when the Initial Retail Premises and the services described in Section 3.4 of Exhibit D with respect thereto shall have been continuously available and operating in the condition required pursuant to Exhibit D for a period of time not shorter than the Tenant Finish Period with respect to such Floor, or (ii) the first date when Tenant shall have commenced its business operations in the Initial Retail Premises.

2.1.4. Excess Space. Tenant shall have the following rights to decrease the Rentable Area of the Initial Premises as determined under this Section 2.1 as follows:

(a) By up to Rentable Area contained in three (3) full Floors, by notice given to Landlord not later than July 1, 1998; and

(b) By up to the Rentable Area contained in one (1) full Floor, by notice given to Landlord not later than February 1, 1999;

provided that the aggregate Rentable Area deleted from the Initial Premises pursuant to clauses (a) and (b) shall not exceed three (3) full Floors. Any such area deleted from the Premises shall hereinafter be referred to as “Excess Space”. The size, location and configuration of the Excess Space shall otherwise be determined by Tenant in its sole discretion, except that (x) the Excess Space shall not consist of any portion of Floors Eleven (11) through Thirteen (13), (y) the Excess Space located on Floors other than Floors Two (2) or Three (3) or any Mechanical Floor, shall, if the uppermost or lowermost Floor of the Initial Premises (other than Floors Two (2), Three (3) or any Mechanical Floor) does not include all of the Rentable Area in such Floor, consist of the remaining Rentable Area on such Floor, and then the remainder of such Excess Space shall be located on the uppermost and/or lowermost Floor of the Initial Premises, and the uppermost and lowermost Floor of the Initial Premises (other than Floors Two (2), Three (3) or any Mechanical Floor), as so adjusted, shall consist of either one-half (1/2) or the entire Rentable Area on such Floor, and (z) the space not leased by Tenant on any partial Floor shall be capable of being configured so as to make the same reasonably leasable. Notwithstanding the foregoing, Tenant in its sole discretion may elect to have any or all of the Excess Space located on Floor Two (2) or Three (3) or on any Mechanical Floor.

2.1.5 Relationship Between Additional Premises and Excess Space. Tenant’s rights under Sections 2.1.2, 2.1.3 and 2.1.4 are independent, and no exercise by Tenant of any of its rights under such provisions shall limit or have any effect on Tenant’s later exercise of any of its rights under such provisions.

2.1.6 Lease Amendment. Upon any designation of Additional Initial Premises, Initial Retail Premises or Excess Space, the parties shall amend this Lease to incorporate such changes to the Initial Premises, but failure to do so shall not affect the validity of any such changes.

2.2 Measurement Standards. The measurement of space in the Building shall be governed by the following standards:

2.2.1 Certain Defined Terms. For purposes of this Section 2.2, the following terms shall be defined as follows:

(a) “finished surface” shall mean a wall, ceiling or floor surface, including glass, as prepared for tenant use, excluding the thickness of any special surfacing materials such as paneling, furring strips and carpeting.

(b) “dominant portion” shall mean the portion of the inside finished surface of the permanent outer building wall which is fifty (50%) or more of the vertical floor-to-ceiling dimension measured at the dominant portion. If there is no dominant portion, or if the dominant portion is not vertical, the measurement for area shall be to the inside finished surface of the permanent outer Building wall where it intersects the finished floor.

(c) “vertical penetrations” shall mean stairs, elevator shafts, flues, pipe shafts, vertical ducts and the like, and their enclosing walls, and electrical, mechanical, water/fire pump and other utility or equipment rooms, which, regardless of size, serve more than one (1) Floor, but shall not include stairs, dumbwaiters, lifts, and the like, exclusively serving a tenant occupying offices on more than one (1) Floor, other than any shuttle or additional stairs or elevators serving the Premises which are constructed as a part of the Base Building Work and any enlarged or additional stairs serving the Premises required pursuant to applicable codes and ordinances based upon the population densities provided in Section 2.2.1 of Exhibit D , which elevators and stairs shall be excluded from Rentable Area and Usable Area in any event.

(d) “office” shall mean the premises leased to a tenant for which a measurement is to be computed.

2.2.2 Rentable Area; Usable Area. “Rentable Area”, as used in this Lease (a) in the case of a single tenancy Floor, shall be computed by measuring to the inside finished surface of the dominant portion of the permanent outer Building walls, excluding any vertical penetrations of the Floor, and (b) in the case of a multi-tenancy Floor, shall be computed by multiplying the Usable Area of an office by a fraction, the numerator of which is the Rentable Area of the Floor and the denominator of which is the Usable Area of the Floor. The “Usable Area” of an office shall be computed by measuring to the finished surface of the office side of corridor and other permanent walls, to the center of partitions that separate the office from adjoining Usable Areas, and to the inside finished surface of the dominant portion of the permanent outer Building walls. The Usable Area of a Floor shall be equal to the sum of all Usable Areas on that Floor. No deductions shall be made for columns and projections necessary to the Building. The Rentable Area of the Building shall be the sum of the Rentable Areas of all space in the Building which is leased, held or designed for lease or occupancy, other than any below-grade (i.e. basement) storage space areas. In determining the Rentable Area of the Building, the Rentable Area of the space on Floors One (1) and Two (2) which is leased, held or designed for lease or occupancy for retail sales and services shall, in the aggregate, equal the “Usable Area” of such space plus (y) the area of the public corridors or walkways adjacent to the store fronts of such spaces (but with the width of such corridors and walkways deemed to not exceed eight (8) feet), plus (z) all corridors and walkways used for service, delivery or exiting purposes for such retail space.

2.2.3 Determination. The Approved Base Building Plans and Specifications shall include a calculation of the designed Rentable Area of each Floor of the Building and the entire Building. In addition, Landlord shall deliver to Tenant on or before the Base Building Completion Date a calculation of the Rentable Area, as constructed, of each Floor (or portion thereof) included in the Premises and the entire Premises and the Building. Tenant shall have the right at its expense to have the Landlord’s Architect or an independent architect of Tenant’s selection recalculate the number of square feet of Rentable Area within the Premises and the Building on the basis of the foregoing definition upon the following terms and conditions: (a) Tenant shall cause such recalculation to be made and deliver to Landlord a notice of the results thereof no later than the Rent Commencement Date, failing which Tenant shall be deemed to have approved Landlord’s calculation; and (b) if Landlord shall disagree with the results of said recalculation, it shall so notify Tenant and the calculations shall be determined by Arbitration. Upon final determination of the number of square feet of Rentable Area within the Premises and the Building, Landlord and Tenant shall execute an amendment to this Lease memorializing such final determination and, if such determination differs from the determination set forth in the supplement provided for in Section 2.3, substitute floor plans to conform to such final determination, but the failure to do so shall have not affect the validity of any provision of this Lease.

2.2.4 Adjustment. The Rentable Area and Usable Area, as applicable, for any Premises added to or eliminated from this Lease shall be determined and agreed upon in a like manner to that provided in Section 2.2.3. In no event shall the Rentable Area of any portion of the Premises be increased (unless the area is added to the Premises pursuant to the other terms and conditions of this Lease (such as Articles 8, 9 and 10)) or the Rentable Area or Usable Area of any portion of the Building be materially decreased, without Tenant’s prior approval.

2.3 Floor Plans. The parties shall execute a supplement to Lease to include a copy of the floor plan for each Floor of the Premises setting forth the Rentable Area of each Floor of the Premises (together therewith a summary of the Rentable Area of the entire Premises and Building) as soon as practicable after completion of the Approved Base Building Plans and Specifications for the Building, which floor plans, including any substitute floor plans as contemplated by Section 2.2.3, shall constitute Exhibit B to this Lease.

2.4 Common Areas.

2.4.1 Use by Tenant. Tenant and its agents, employees, customers and invitees shall have the non-exclusive right, in common with Landlord and other Building Occupants, at no additional charge to use all Common Areas.

2.4.2 Special Events. Landlord may from time to time arrange for civic or cultural events in the Floor One (1) and Floor Two (2) lobbies of the Building and may grant similar rights to other Building Occupants, subject to Tenant’s prior written approval, which will not be unreasonably withheld or delayed, except that Tenant may withhold its approval in its sole discretion if such event (a) would conflict with an event Tenant has scheduled or proposed to schedule, or (b) is sponsored by, advertises in any manner or gives any attribution whatsoever to any Financial Services Business.

In the event Landlord or any other Building Occupant shall desire to schedule any such use, Landlord shall give Tenant not less than thirty (30) days’ prior notice thereof, which notice shall include reasonable detail as to the date, time, place and subject matter of such use and in any event shall not schedule any such use more than nine (9) months in advance or for a duration of greater than one (1) week. Subject to (y) not less than thirty (30) days’ prior notice to Landlord, and (z) usual pedestrian use by other Building Occupants and the general public in reasonable locations, Tenant shall have the use of lobbies and other common areas on Floor One (1) and Floor Two (2) for the purposes of staging or promoting events of a cultural or civic nature or occasional business events or occasional entertainment events related to a business function. If the notice in clause (y) is not given within fifteen (15) days after Landlord’s notice, then Tenant may not use such common areas during the use so scheduled by Landlord in such notice (and which is otherwise approved by Tenant as provided above) in a manner which would conflict with such use. All such Tenant events will be conducted or sponsored by Tenant at its sole expense, but without any charge by Landlord for such use, except that Landlord may charge Tenant and any other Building Occupants making such use for any extraordinary costs reasonably incurred by Landlord as a result of such use, including additional janitorial and security expenses. If there is a conflict between Tenant and another Building Occupant or Landlord as to use of the Floor One (1) and Floor Two (2) lobbies of the Building on a date for an event hereunder, Tenant shall have first priority as to date, time and place. Tenant and any other Building Occupants using the Floor One (1) and Floor Two (2) lobbies of the Building in such manner shall obtain all appropriate insurance with respect to such events and shall provide Landlord with certificates evidencing all such insurance before any such event.

2.4.3 Landlord’s Reserved Rights in Common Areas. Subject to the limitations provided in Article 34, Landlord reserves the right from time to time without unreasonable interruption or interference with Building Systems or Services (including jeopardizing Building security) or Tenant’s business or use to: (a) install, use, maintain, repair and replace pipes, ducts, conduits, wires and appurtenant meters and equipment relating to Building Systems or Building structure above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas of the Common Areas; (b) close temporarily any of the Common Areas for maintenance purposes; and (c) use the Common Areas while engaged in making additional improvements, repairs or alterations to the Building or any portion thereof. If such activities may interfere with Tenant’s use or enjoyment of the Premises or the Common Areas, then to the extent possible, Landlord shall confine such activities to periods other than Normal Business Hours. Without limitation to the foregoing, Landlord shall confine any movement of freight, equipment or other deliveries and materials through the Floor One (1) and Floor Two (2) lobbies of the Building to other than Normal Business Hours.

2.4.4 Skyway and Other Appurtenant Agreements. Landlord shall not modify, amend or terminate, or consent (actively or passively) to any such modification, amendment or termination of any of the agreements described on Exhibit A (the “Appurtenant Agreements”) without Tenant’s prior consent. In the event any Appurtenant Agreement is terminated, Landlord shall use diligent efforts to cause (a) the terminated agreement to be replaced with a comparable replacement agreement similarly benefiting the Building, and (b) any skywalks or other improvements associated therewith to be replaced or reconfigured as necessary to provide reasonable comparable service and benefit to the Building. In the event Landlord shall perform the Work described in clause (b) above solely by reason of Tenant’s written requirement to do the same, such work shall constitute a Qualified Capital Improvement. Landlord shall use reasonable efforts to enforce the Appurtenant Agreements against all other parties from time to time bound thereby.

3. Use

3.1 General. Tenant shall have the right to use the Premises for (a) general office, retail and/or Financial Services Business purposes, (b) any business being conducted by Piper Jaffray Companies Inc. or any corporate or business successor thereof, or any Affiliate thereof at any time during the Term, and/or (c) any use permitted under Legal Requirements which is not incompatible with a first class office building in downtown Minneapolis, Minnesota, together with any uses which are incidental or ancillary to any such use or uses. Without limiting the generality of the foregoing, Tenant may install kitchens, lunchrooms and other amenities; whether for employees or with public or limited accessibility thereto. Notwithstanding the foregoing, in the event Tenant shall have previously approved or been deemed to have approved pursuant to Section 38.2 any specific exclusive retail use (other than any use associated with any Financial Services Business) granted to a particular retail tenant of Floor One (1) or Floor Two (2) pursuant to a notice given to Tenant pursuant to Section 38.2, Tenant shall not thereafter use the Retail Premises or any portion thereof for such specific exclusive retail use during such period of the term of the lease held by such particular retail tenant as such tenant shall be engaged in such exclusive retail use.

3.2 Legal Use and Violations of Insurance Coverage. Tenant shall not occupy or use, or permit any portion of the Premises to be occupied or used, for any business or purpose which would subject Landlord to any civil or criminal penalty or which is reasonably determined by Landlord’s insurer to be extra-hazardous on account of fire or other hazards. If Tenant uses or permits any use (other than Tenant’s use as permitted in Section 3.1(a)) which would in any way increase the rate of fire or liability or any other insurance coverage maintained by Landlord on the Building and/or its contents, Tenant shall pay to Landlord, from time to time within thirty (30) days after demand, said increased insurance costs to the extent Landlord can reasonably demonstrate the same, but in no event for any longer period than Tenant continues such inconsistent use.

3.3 Laws and Regulations. Tenant shall not occupy or use the Premises or any part thereof for any business or purpose which is unlawful, and Tenant shall substantially comply at its expense with all applicable present and future Legal Requirements which relate directly to the specific nature of Tenant’s use or occupancy of the Premises, provided that Landlord, not Tenant, shall be required to make any alterations or improvements to the Premises and the Building, including the Base Building Work, which are applicable to office use (which, for such purpose, shall be deemed to be open as a public accommodation) generally, save and except any such required alterations and improvements to (a) the Tenant Work, (b) Tenant’s Trade Fixtures, (c) any alterations, additions or modifications to the Premises made by Tenant after the Commencement Date except those made to the Base Building Work or any other portion of the Premises or Building required to be repaired by Landlord pursuant to Section 16.1, and (d) any element of the Base Building Work or any other portion of the Premises or Building required to be repaired by Landlord pursuant to Section 16.1 which, but for any alterations, additions and modifications thereto made by Tenant after the Commencement Date, would not be required under Legal Requirements. Landlord, at its expense, shall comply with all present and future Legal Requirements which relate to the use, condition or occupancy of the Building and the Land, including those requiring physical changes to any portion of the Premises for which Tenant is not responsible pursuant to the preceding sentence, including those required by the Americans with Disabilities Act.

3.4 Rules of Building. Tenant shall comply with rules of the Building attached as Exhibit F. Except to the extent inconsistent with the terms of this Lease, and subject to Tenant’s consent, which consent shall not be unreasonably withheld, Landlord may supplement or amend such rules from time to time after thirty (30) days’ written notice from Landlord to Tenant for the safety, care and cleanliness of the Premises and Building and for preservation of good order therein. Said rules or any amendments thereto shall not discriminate against Tenant, either as written or applied. In case of any conflict or inconsistency between said rules or amendments and any of the other terms and conditions of this Lease, the other terms and conditions of this Lease shall control.

3.5 Nuisance. Tenant shall conduct its business and shall use reasonable efforts to control its agents, contractors, employees, invitees, and visitors in such manner as not to create any nuisance, or unreasonably interfere with, annoy or disturb any other Building Occupant or Landlord in its operation of the Building.

3.6 Other Building Occupants. Landlord shall use reasonable efforts to enforce against all other Building Occupants the terms, covenants, conditions and restrictions provided in Sections 3.2, 3.3, 3.4 and 3.5, and will include similar provisions in all leases and other occupancy agreements with any Building Occupants.

4. Term; Extension Terms

4.1 Initial Term. The Term of this Lease shall commence on the Commencement Date and shall end on the day prior to the fourteenth (14th) anniversary of the Commencement Date.

4.2 Memorandum. Promptly following the Commencement Date, Landlord and Tenant shall execute and deliver a memorandum of commencement date in the form attached hereto as Exhibit C which sets forth the Commencement Date and the expiration date of the Initial Term of this Lease. The memorandum of commencement date may be recorded at the request of either party and at the expense of the party making such request, but the failure to execute such memorandum shall not affect the validity of any provision of this Lease.

4.3 Extension Terms.

4.3.1. Grant of Options. Tenant is hereby granted the options (each, an “Extension Option”) to extend the Term of this Lease for three (3) successive periods (each, an “Extension Term”), the first Extension Term being for a period of six (6) years and the second and third Extension Terms being for periods of five (5) years each, each such period to commence at the expiration of the Initial Term or immediately preceding Extension Term, as the case may be.

4.3.2 Premises For Extension Terms. The size, configuration and location of the portions of the Premises leased by Tenant for an Extension Term shall be determined by Tenant in its sole discretion at the time of exercise of the subject Extension Option, provided that the Premises leased by Tenant for any Extension Term may include any space on any number of Floors of the Premises, whether or not contiguous, provided that (a) to the extent Tenant leases the entire Rentable Area on a particular Floor (other than Floor Two (2)), and Tenant elects to continue to lease any space on such Floor, then Tenant shall lease the entire Rentable Area on such Floor, (b) Tenant may exercise the subject Extension Option, if at all, as to all or any portion of the Retail Premises then-leased, provided the part of the Retail Premises not leased for the subject Extension Term shall be capable of being configured so as to make the same reasonably leasable, and (c) to the extent Tenant leases less than the entire Rentable Area on a particular Floor, Tenant may exercise the subject Extension Option, if at all, as to all or any portion of the Premises then-located on such Floor, provided the part of such portion of the Premises not leased for the subject Extension Term shall be capable of being configured so as to make the same reasonably usable.

4.3.3 Exercise of Extension Options. Tenant shall exercise an Extension Option, if at all, as follows: At least thirty (30), but not more than thirty-two (32), months prior to the expiration of the Initial Term or previous Extension Term, as the case may be, Landlord shall deliver to Tenant notice of (a) the date upon which

Tenant’s right to exercise the subject Extension Option shall expire, (b) Landlord’s best estimate of what the Full Floor Rate and the Market Base Rental Rate with respect to both the Retail Premises and all other portions of the Premises will be at the Rent Determination Date, and (c) Landlord’s best estimate of the market rate management fee as described in Section 7.1(b). On or before the later of (y) sixty (60) days after Landlord gives the notice in accordance with the preceding sentence, and (z) twenty-four (24) months prior to the expiration of the Initial Term or the then-current Extension Term, as the case may be, Tenant may give Landlord notice (x) that Tenant elects to exercise the subject Extension Option, (y) subject to the limitations in Section 4.3.2, specifying the portion or portions of the Premises which Tenant will lease for the subject Extension Term, and (z) whether Tenant agrees with Landlord’s estimates of the Market Base Rental Rates, the Full Floor Rate or such market rate management fee. Failure to give such notice shall constitute a waiver of the subject Extension Option and failure to agree as provided above shall constitute rejection of Landlord’s estimates with which Tenant did not expressly agree. If Tenant’s notice includes disagreement with any of Landlord’s estimate of the Market Base Rental Rate, the Full Floor Rate or such market rate management fee in its extension notice or shall be deemed to have rejected the same, as above provided, such rates with which Tenant disagrees or is deemed to have rejected shall be determined by Arbitration. Tenant shall have the right to terminate this Lease by giving notice thereof to Landlord within forty-five (45) days after the determination of the Market Base Rental Rate and the Full Floor Rate, which termination shall be effective as of the later of (a) the date elected by Tenant which is at least twenty-four (24) months after such termination notice is given by Tenant, or (b) the scheduled expiration of the Term without giving effect to the Extension Term in question. If Tenant so terminates this Lease pursuant to the preceding sentence, the Base Rental applicable to that portion, if any, of the Extension Term in question which precedes the effective date of such termination shall be the Base Rental determined in accordance with Section 6.1.2.

4.3.4 Terms and Conditions of Extension Terms. Any renewal for an Extension Term shall operate as an extension of the Term hereof, so that this Lease and each and every covenant, agreement and provision thereof shall be and remain in full force and effect during the Term hereof as extended and with the same force and effect as if the Term of this Lease were originally for such Extension Term, except (a) the Premises shall be as determined by Tenant pursuant to Section 4.3.2, (b) the Base Rental during each Extension Term shall be as set forth in Section 6.1.2, (c) Tenant shall have no option to extend the Term of this Lease beyond the expiration of the Extension Terms herein expressly provided for, and (d) Landlord shall not be obligated to provide any new or additional leasehold improvements to Tenant in connection with any such extension.

5. Construction of the Building and Leasehold Improvements

5.1 Base Building Work.

5.1.1 Landlord’s Obligations. The work letter attached hereto as Exhibit D shall govern the design, planning and construction of the Building. Without limitation to the foregoing, Landlord at its sole cost and expense shall perform and provide all of the Base Building Work in accordance with Exhibit D. Landlord represents and warrants to Tenant that Landlord has obtained all governmental, quasi-governmental and third party agreements, approvals, licenses, permits, variances, determinations and other authorizations to demolish the existing improvements on the Land and to construct (in accordance with Exhibit D), occupy and operate the Building (exclusive of Skyways other than those described in clauses (a) and (b) of the definition thereof), provided that such authorizations do not include a building permit (but do include all required demolition permits) or certificate of occupancy.

5.1.2 Tenant’s Remedies. Tenant shall have the following rights and remedies with respect to the acquisition of the Land and the performance of the Base Building Work by Landlord:

(a) In the event Landlord does not deliver to Tenant on or before May 4, 1998 a binding and enforceable commitment to provide construction financing sufficient to complete the Base Building Work and fund the costs to be paid by Landlord pursuant to Section 3.6 of Exhibit D in form, substance and amounts reasonably acceptable to Tenant (including without further leasing requirements, commitment for permanent financing, or any other conditions other than routine disbursement conditions) then, whether or not this Lease may be terminated pursuant to clause (b) below, Landlord shall reimburse Tenant, for any and all Landlord Delay Costs incurred by Tenant from time to time in connection with or resulting from such failure, or from any election by Tenant to terminate this Lease as a result of such failure, within twenty (20) days after demand made by Tenant from time to time, which demand shall describe in reasonable detail the Landlord Delay Costs for which reimbursement is being sought. In the event Landlord shall fail to so reimburse Tenant within such twenty (20) day period, Tenant thereafter from time to time may draw upon the Five Million Dollar ($5,000,000) letter of credit issued by U.S. Bank National Association in favor of Tenant (a copy of which is attached hereto as Exhibit I) to obtain reimbursement of the Landlord Delay Costs so demanded which remain unpaid, regardless of any dispute with respect thereto. Tenant also may draw the entire amount of such letter of credit if at least thirty (30) days prior to the expiration date thereof, Lender has not either (i) extended such letter of credit for a period of at least one (1) year from the then-current expiration date, or (ii) Lender or another issuer acceptable to Tenant in its sole discretion has not issued to Tenant a replacement letter of credit with an expiration date of at least one (1) year from the expiration date of the then-current letter of credit and otherwise acceptable to Tenant. Upon delivery to Tenant, on or before June 15, 1998, of the commitment described above, Tenant shall thereafter take no action which would result in additional Landlord Delay Costs solely relating to the failure to deliver such commitment by May 4, 1998; and upon reimbursement by Landlord of (or by drawing upon such letter of credit for) any Landlord Delay Costs for which Landlord is responsible pursuant to this clause (a), Tenant shall deliver such letter of credit to Landlord, together with such acknowledgment of its cancellation as Landlord shall reasonably request.

(b) Without limitation to clause (a) above, in the event that Landlord does not deliver to Tenant on or before June 15, 1998 the commitment described in clause (a) above, then Tenant may terminate this Lease by giving notice to Landlord at any time on or before July 15, 1998.

(c) In the event that Landlord fails for any reason (including Unavoidable Delay) to complete demolition of all existing improvements on the Land on or before September 1, 1998, then Tenant may terminate this Lease by giving written notice to Landlord at any time on or after such date and before such demolition is completed.

(d) In the event that Landlord fails for any reason (including Unavoidable Delay) to commence construction of the Base Building Work as required by Section 2.4.1 of Exhibit D on or before October 1, 1998, then Tenant may terminate this Lease by giving written notice to Landlord at any time on or after such date and before such construction commences. For purposes hereof, construction shall be deemed to have commenced only when demolition of all existing improvements on the Land has been completed, and the Building footing and foundation work has begun.

(e) In the event that any item of Landlord Delay equals or exceeds one (1) year in length, then Tenant may terminate this Lease by giving notice to Landlord at any time after such date and before the applicable items of the Base Building Construction Schedule are completed.

(f) Without limitation to clause (e) above, in the event that the Base Building Completion Date does not occur on or before the date which is the first (1st) anniversary of the date specified therefor in the Base Building Construction Schedule for any reason (including Unavoidable Delays), plus the number of days in which such Base Building Completion Date is not achieved solely as a result of Tenant Delay, then Tenant may terminate this Lease by giving notice to Landlord at any time after such date and before the Base Building Completion Date.

(g) Landlord shall indemnify Tenant against, and shall pay to Tenant, in cash, within twenty (20) days after demand made by Tenant from time to time, all Landlord Delay Costs incurred by Tenant from time to time as a result of or in connection with any Landlord Delay, which demand shall describe in reasonable detail the Landlord Delay Costs for which reimbursement is being sought; provided, however, Tenant must make any such demand on or before the third anniversary of the Rent Commencement Date, or, in the event Tenant terminates this Lease pursuant to this Section 5.1.2, the third anniversary of such termination. No termination of, or election not to terminate, this Lease pursuant to any of the provisions of this Section 5.1.2 shall release Landlord from its obligations to pay to Tenant pursuant to this clause (g) all Landlord Delay Costs suffered, sustained, incurred or paid by Tenant as a result of or in connection with the Landlord Delay associated with the event giving rise to such termination. Although Tenant in its discretion may incur Landlord Delay Costs in anticipation that a Landlord Delay may occur (in addition to upon or following the occurrence thereof), Landlord shall not be obligated to reimburse Tenant pursuant to this clause (g) for such Landlord Delay Costs unless such Landlord Delay shall actually occur.

(h) Landlord acknowledges that in the event Landlord shall fail to achieve any Delivery Date provided in the Base Building Construction Schedule, Tenant would suffer considerable business interruptions, losses and damages, in addition to Landlord Delay Costs, which would be extremely difficult, if not impossible to measure. Accordingly, in addition to the Landlord Delay Costs which are reimbursable under clause (g) above, Landlord shall pay to Tenant in cash, and without notice or demand by Tenant, for each day of Landlord Delay in meeting any Delivery Date on the Base Building Construction Schedule, as liquidated damages for damages other than those included in Landlord Delay Costs (and not as a penalty) for such delay, the sum of Ten Thousand Dollars ($10,000) per day for each missed Delivery Date on a cumulative basis (i.e., each Delivery Date shall continue to accrue the per diem amount until the occurrence of such Delivery Date, notwithstanding that the per diem amount continues or ceases to accrue for any other prior or subsequent Delivery Date).

(i) Without limitation to the foregoing or any other guaranty or agreement in favor of or benefiting Tenant, Landlord’s construction obligations under this Lease and payment of all Landlord Delay Costs and liquidated damages described in clauses (g) and (h) above, respectively, have been jointly and severally guaranteed by Ryan Properties, Inc. and Ryan Companies U.S.,

Inc. pursuant to a Completion Guaranty of even date herewith by such parties to and for the benefit of Tenant.

(j) Each right or remedy conferred upon the Tenant under this Section 5.1.2 and under such letter of credit, Completion, Guaranty and any other guaranty, security or other financial or performance assurances, shall be cumulative and shall be in addition to every other right or remedy, express or implied, now or hereafter arising, available to Tenant, at law, in equity, or under any other contract or agreement, and each and every right and remedy herein set forth or otherwise so existing may be exercised from time to time as often and in such order as may be deemed expedient by the Tenant and shall not be a waiver of the right to exercise at any time thereafter any other right or remedy. No delay or omission by the Tenant in the exercise of any right or remedy arising under this Section 5.1.2 (subject to the time limitations in clause (g) above) or under such letter of credit, Completion Guaranty or other guaranty, security or other financial or performance assurances, or arising otherwise, shall impair any such right or remedy or the right of Tenant to resort thereto at a later date or be construed to be a waiver of any such right, power or remedy or as an election of remedies. In the event Tenant shall have proceeded to invoke any right or remedy permitted under this Section 5.1.2 or under such letter of credit, Completion Guaranty or other guaranty, security or other financial or performance assurances, and shall thereafter elect to discontinue or abandon the same for any reason and to resort to any other right or remedy, Tenant shall have the unqualified right to do so. No termination of this Lease by Tenant pursuant to this Section 5.1.2 shall be deemed to be an election of remedies by Tenant, shall limit any other right, power or remedy, express or implied, now or hereafter arising, available to Tenant, at law, in equity, or under any other contract or agreement, or shall operate to release Landlord from its obligation to pay all Landlord Delay Costs suffered, sustained, incurred or paid by Tenant as a result of or in connection with the Landlord Delay giving rise to any such termination or the election by Tenant to terminate this Lease, or from any other damages which may be available to Tenant at law, in equity or under any other contract or agreement, whether the Landlord Delay Costs or other damages suffered, sustained, incurred or paid by Tenant before, on or after such termination, all of which obligations of Landlord shall survive any such termination.

5.1.3 LaSalle Passageway. Landlord and Tenant acknowledge and agree that (a) in the event a reasonably direct Skyway level connection between Floor Two (2) of the Building and the second level passageways (and therefore to the broader downtown Minneapolis skyway system connecting thereto) of the building known on the date of this Lease as “LaSalle Court” is not completed as a part of the Base Building Work, the value of Tenant’s leasehold estate created by this Lease will be materially and substantially diminished, and (b) as of the date of this Lease, Landlord has been unable to obtain the rights to such a connection on terms satisfactory to Landlord. Accordingly, Landlord shall do one (1) of the following: (x) pay to Tenant on or before the Rent Commencement Date in cash or certified funds the sum of One Million and No/100 Dollars ($1,000,000.00); (y) provide as a part of the Base Building Work a passageway connecting Floor Two (2) of the Building to the second level passageways of the LaSalle Court building through the building known on the date of this Agreement as the “Lakewood Building”; or (z) provide as a part of the Base Building Work a passageway connecting Floor Two (2) of the Building directly to the second level passageways of the LaSalle Court building. In the event Landlord elects either option (y) or (z) above, then (a) the passageway Landlord so elects to construct shall hereinafter sometimes be referred to as the “LaSalle Passageway”, and (b) Landlord at its sole cost and expense shall (i) deliver to Tenant along with its notice of election binding and enforceable agreements benefiting the Building and all Building Occupants acquiring and providing for appropriate easements and for the design, construction, operation and maintenance of the LaSalle Passageway and for the use by all Building Occupants of the first and second level passageways and associated elevators, escalators and stairways of such LaSalle Court building and, in the case of option (y) above, the Lakewood Building, which agreements shall provide, without limitation, minimum hours of operation for the LaSalle Passageway and such passageways, elevators, escalators and stairways consistent with the minimum hours specified in Section 13.2.7, (ii) cause such agreements to be recorded in the appropriate Hennepin County, Minnesota real estate records, (iii) cause Old Republic National Title Insurance Company to issue an endorsement to Tenant’s title insurance policy with respect to this Lease insuring such agreements as an appurtenance to the Land in a form and manner reasonably satisfactory to Tenant, and (iv) construct the LaSalle Passageway as a part of the Base Building Work in accordance with the terms and conditions of Exhibit D, including the Minimum Building Standards (except that passageway described in option (z) above may have a clear ceiling height of not less than seven feet (7’)), the Base Building Construction Schedule and the design and approval procedure contained in Exhibit D. In the event Landlord elects option (x) above but fails to make the One Million and No/100 Dollar payment required thereunder on or before the Rent Commencement Date, then Tenant may deduct such amount, together with interest thereon at the Agreed Interest Rate, from the Rent and any other sums payable by Tenant to Landlord under this Lease.

5.2 Construction of Leasehold Improvements.

5.2.1 Tenant Work. Subject to the provisions of Exhibit D, Tenant at its option may cause to be performed, and Landlord shall pay certain costs associated with, any Tenant Work in the manner provided in Exhibit D.

5.2.2 Occupancy Before Commencement Date. Tenant shall have the right from and after the Delivery Date with respect to each Floor to use and occupy such Floor for any purpose permitted by this Lease (including for the performance of the Tenant Work, installation of Tenant’s furniture, Trade Fixtures and personal property, and operation of Tenant’s business therein). Any such access shall be subject to all of the terms and conditions of this Lease (including the parties’ obligations and agreements under Article 19), except that Tenant’s obligations to pay Rent and other charges under this Lease, which shall not commence until the Rent Commencement Date, irrespective of whether Tenant has commenced or completed any improvement work, occupancy or business operations in any portion of the Premises; provided, however, Tenant shall pay with respect to any period prior to Rent Commencement Date during which Tenant occupies any portion of the Premises for Tenant’s normal business purposes, the reasonable out-of-pocket costs incurred by Landlord in providing electricity and janitorial services to such portion of the Premises.

6. Base Rental.

6.1 Amounts. Tenant shall pay from, after and including the Rent Commencement Date and thereafter during the Term a base annual rental with respect to the Premises and this Lease (“Base Rental”) in the amounts provided in this Section 6.1.

6.1.1 Initial Term. Base Rental during the Initial Term for the entire Initial Premises (other than any Initial Retail Premises) shall be in accordance with the following payment schedule:

(a) From the Rent Commencement Date through the day prior to the eighth (8th) anniversary of the Commencement Date, Seventeen and 20/100 Dollars ($17.20) per square foot of Rentable Area included in such Initial Premises per year; and

(b) From the eighth (8th) anniversary of the Commencement Date through the remainder of Initial Term, Twenty-Two and 40/100 Dollars ($22.40) per square foot of Rentable Area included in such Initial Premises per year.

If, at the written request of Tenant the Additional Skyway is timely constructed and completed in the manner provided in Section 2.10 of Exhibit D, the monthly Base Rental payable pursuant to the above payment schedule for the Initial Term shall be increased by an amount calculated by multiplying (y) the Additional Skyway Construction Costs by (z) Tenant’s Pro Rata Share, and amortizing on a level monthly payment basis with payments made in advance the resulting product over the period of the Term commencing with the first month following the date the amount of the Additional Skyway Construction Costs and Tenant’s Pro Rata Share thereof are finally determined pursuant to this paragraph and ending with the last month of the original Term provided in Section 4.1 at an assumed interest rate of nine percent (9%) per annum. Following such completion of construction, Landlord shall submit to Tenant its calculation of the Additional Skyway Construction Costs and the corresponding adjustment to the monthly Base Rental payment schedule described above, together with such supporting documentation as Tenant shall reasonably request. If Tenant disputes Landlord’s calculations and the parties are unable to resolve such dispute within ten (10) days after notice thereof from Tenant, the disputed amounts and calculations shall be determined by Arbitration. The parties shall amend this Lease to incorporate such adjustment to the monthly Base Rental payment schedule as soon as practicable after the Additional Skyway Contribution Costs and such adjustment is determined.

6.1.2 Extension Term. During the first twelve (12) months of the first Extension Term, the Base Rental for the Initial Premises (other than any Initial Retail Premises) shall be in the amount of Twenty-Two and 40/100 Dollars ($22.40) per square foot of Rentable Area per year and the Base Rental for any Retail Premises, Expansion Space or First Offer Space then included in the Premises shall continue at the same rate as in effect at the end of the Initial Term. During the remainder of such first Extension Term and during each subsequent Extension Term, (a) the Base Rental for the Premises (including any Expansion Space and First Offer Space which is included in the Premises as of the first day of the Extension Term in question, but excluding any Retail Premises) shall be at a per annum rate equal to the lesser of (i) the product obtained by multiplying (A) the Market Base Rental Rate as of the Rent Determination Date for the Premises in question considered as an aggregate block of space leased to a single tenant by (B) ninety percent (90%), or (ii) the product obtained by multiplying (A) the Market Base Rental Rate as of the Rent Determination Date for a single tenant leasing one (1) full Floor of the size and design of Floor Six and located on the elevator bank on which Floor Six is located (the “Full Floor Rate”) by (B) ninety percent (90%), and (b) the Base Rental for the Retail for the Retail Premises shall be at the per annum rate equal to the product obtained by multiplying (i) the Market Base Rental Rate as of the Rent Determination Date for the Retail Premises in question, by (ii) ninety percent (90%).

6.1.3 Retail Premises. The Base Rental during the Initial Term for the Initial Retail Premises, if any, included in the Premises shall be in accordance with the following payment schedule:

(a) From the date Tenant’s obligation to pay Rent with respect to the Initial Retail Premises commences pursuant to Section 2.1.3 through the day prior to the eighth (8th) anniversary of the Commencement Date, the lesser of (i) Twenty-Eight and No/100 Dollars ($28.00) per square foot of Rentable Area included in the Initial Retail Premises per year, or (ii) the Market Base Rental Rate as of such rent commencement date for the Initial Retail Premises; and

(b) From the eighth (8th) anniversary of the Commencement Date through the remainder of the Initial Term, the lesser of (i) Thirty-Two and No/100 ($32.00) per square foot of Rentable Area included in the Initial Retail Premises per year, or (ii) the Market Base Rental Rate as of such eighth (8th) anniversary for the Initial Retail Premises.

Not later than sixty (60) days prior to both the Rent Commencement Date and the eighth (8th) anniversary of the Commencement Date, Landlord shall notify Tenant of Landlord’s best estimate of what the Market Base Rental Rate will be for the Initial Retail Premises at the commencement of periods described in clauses (a) or (b), as the case may be. On or before thirty (30) days after Landlord gives such notice, Tenant may give Landlord notice of whether Tenant agrees with an estimate by Landlord of the Market Base Rental Rate. Failure to expressly agree with Landlord’s’ estimate shall constitute rejection thereof. If Tenant shall give notice of disagreement with an estimate by Landlord of the Market Base Rental Rate or shall be deemed to have rejected the same, as provided above Market Base Rental Rate shall be determined by Arbitration.

6.1.4 Expansion Space. The Base Rental for Expansion Space leased by Tenant pursuant to the Expansion Options shall be at a per annum rate equal to the product obtained by multiplying (a) the Market Base Rental Rate as of the Rent Determination Date for the Expansion Space in question by (b) ninety percent (90%). Such rate shall apply until the Base Rental rate for such space is determined and becomes effective pursuant to Section 6.1.2 in connection with the next occurring Extension Term, if any. In determining Market Base Rental Rate for any Expansion Space applicable to the period, if any, from the commencement of accrual of Base Rental for such Expansion Space to the commencement of the next occurring Extension Term, if any, the following adjustments shall be made: the time period that such rate applies shall be deemed to be five (5) years for unencumbered space (that is, not subject to any expansion, first offer, first refusal or similar rights). If Landlord and Tenant do not agree on the Market Base Rental Rate for any Expansion Space, then Market Base Rental Rate shall be determined by Arbitration.

6.1.5 First Offer Space. The Base Rental for First Offer Space leased by Tenant pursuant to the First Offer Right shall be at a per annum rate equal to the product obtained by multiplying (a) the Market Base Rental Rate as of the Rent Determination Date for the First Offer Space in question by (b) ninety percent (90%). Such rate shall apply until the Base Rental rate for such space is determined and becomes effective pursuant to Section 6.1.2 in connection with the next occurring Extension Term, if any. In determining the Market Base Rental for any First Offer

Space applicable to the period, if any, from the commencement of accrual of Base Rental for such First Offer Space to the commencement of the next occurring Extension Term, if any, the following adjustments shall be made: (y) if the time period that such rate applies is less than five (5) years, such time period shall be deemed to be five (5) years; and (z) there shall be taken into consideration the effect on the Market Base Rental Rate of any Superior Rights, if any, applicable to such space, including the Expansion Options, if any, held by Tenant with respect to such space which have a scheduled delivery date under Section 8.1 either prior to the commencement of the next Extension Term or within any deemed five (5) year time period as provided in clause (y) above and, if the Market Base Rental Rate is reduced by any such Expansion Option held by Tenant, then the amount of such reduction shall also be determined and such Market Base Rental Rate shall be increased by the amount of such reduction for the period after the scheduled delivery date for such space under such Expansion Option, whether or not such Expansion Option is exercised. If Landlord and Tenant do not agree on the Market Base Rental Rate for any First Offer Space, then the Market Base Rental Rate shall be determined by Arbitration.

6.2 Place and Manner of Payment. Base Rental shall be due and payable in advance in twelve (12) equal installments on or before the first (1st) day of each calendar month during the Term and at that rate payable in advance for any fractional month at the beginning or end of the Term. Tenant hereby agrees to so pay such rent to Landlord at Landlord’s address as provided herein (or such other address in the continental United States as may be designated by Landlord from time to time), without demand, abatement, counterclaim or setoff, except as expressly provided in this Lease to the contrary. Installments of Base Rental shall be deemed to be paid by Tenant upon deposit of the same in the United States Mail or dispatch of the same in any other manner permitted for notices under Section 41.5 (other than a facsimile), provided such Base Rental is actually later received by Landlord. In the event the applicable Rent Commencement Date is on other than the first day of a calendar month or year, then Base Rental and Additional Rent for such periods shall be prorated based upon the number of days in said month or year.

6.3 Allocation of Base Rental for Income Tax Purposes. Notwithstanding the payment schedules for Base Rental provided in Section 6.1, Tenant’s obligations for and Landlord’s rights to Base Rental during the Initial Term shall be allocated as follows:

(a) For any fiscal year preceding the first Payment Tax Year (defined below), if any, the Base Rental allocation shall equal the Base Rental payments under Section 6.1.

(b) For any fiscal year of Tenant (a “Payment Tax Year”) as to which Ryan Companies US, Inc. shall be obligated to make any Existing Project Tax Liability Payment to Tenant, (i) the Base Rental allocation as otherwise calculated pursuant to this Section 6.3 for such Payment Tax Year hereunder shall be increased by the

Existing Project Tax Liability Payment attributable to such Payment Tax Year, and (ii) the Base Rental allocation as otherwise calculated pursuant to this Section 6.3 for each year during the remainder of the Initial Term shall be reduced by an amount equal to the quotient determined by dividing such Existing Project Tax Liability Payment by the total number of years remaining in the Initial Term.

In no event shall any such Base Rental allocation adjustments alter or amend the amount or timing of the payment of Base Rental, as to which Section 6.1.1 shall govern absolutely. Landlord and Tenant intend that allocations of rent be respected for federal tax purposes under Section 467 of the Internal Revenue Code.

7. Additional Rent

7.1 Tenant’s Operating Expense Contribution. For purposes of this Lease, “Tenant’s Operating Expense Contribution” shall mean for each full or partial calendar year during the Term an amount equal to the sum of:

(a) The total amount of Operating Expenses for the Building for such year (or portion thereof) multiplied by Tenant’s Pro Rata Share; plus

(b) A management fee contribution calculated by multiplying (i) the Rentable Area of the Premises, by (ii) either (A) during the Initial Term, sixty cents ($0.60) per annum, or (B) during any Extension Term, the annual market rate per square foot of Rentable Area for such services as provided to anchor tenants of similar stature in buildings of similar stature in downtown Minneapolis, Minnesota.

Tenant’s Operating Expense contribution shall be prorated on a daily basis for any partial calendar year at the beginning (as of the Rent Commencement Date) and end of the Term, and shall be adjusted and prorated on a daily basis as of the date Operating Expenses commence to accrue with respect to any space that is added to or deleted from the Premises in accordance with this Lease.

7.2 Operating Expenses.

7.2.1 Definition. “Operating Expenses” shall mean all actual expenses, costs, and disbursements reasonably incurred by Landlord in connection with the ordinary course of operating and maintenance of the Building and shall include, without limitation, the following (except to the extent excluded or limited by the other terms and conditions of this Lease):

(a) the cost of fire, extended coverage, “all risk”, boiler, sprinkler, apparatus, public liability, property damage, rent loss, and other insurance generally required by institutional lenders with respect to other buildings or projects in the central business district of Minneapolis, Minnesota;

(b) any Qualified Capital Improvement Amortization;

(c) the cost of air-conditioning, electricity, steam, heating, mechanical, ventilation, escalator and elevator systems and all other utilities and the cost of supplies and equipment and maintenance and service contracts in connection therewith;

(d) costs associated with any shuttle or additional stairs or elevators serving the Premises (but excluding any internal private elevators or stairwells for the convenience of Tenant or any other Building Occupant), which are constructed as a part of Base Building Work and any additional or enlarged stairwells serving the Premises required pursuant to applicable codes and ordinances based upon the population densities provided in Section 2.2.1 of Exhibit D;

(e) operating costs relating to the Skyways, excluding any costs (i) attributable to the interior of buildings connected to the Building through such Skyways, (ii) attributable to the Skyways described in clause (b) of the definition thereof or the LaSalle Passageway, and (iii) in excess of fifty percent (50%) of the costs of operating and maintaining any Skyway (other than the Additional Skyway, as defined in Exhibit D), with such excess payable by Landlord without contribution from Tenant;

(f) the cost of repairs, general maintenance, cleaning, trash removal, janitorial service, light bulb and tube replacement, supplies, security and other Services required to be performed by Landlord under this Lease;

(g) a reasonable allocation of the rent, calculated based upon the reasonable rental rate for the space in question, of the Building manager’s offices in the Building attributable to the use of such offices for the management, operation, maintenance or repair of the Building, but excluding any portion reasonably allocable to leasing or other functions (the costs associated with which may not be included in Operating Expenses); and

(h) wages, salaries and other labor costs including taxes, insurance, retirement, medical and other employee benefits, to the extent relating to persons not above the level of the on-site Building manager who perform duties connected with the operation and maintenance of the Building (but only for the portion of their time allocable to work related to the Building).

7.2.2 Exclusions from Operating Expenses. Notwithstanding anything contained in this Section 7.2, and without in any way implying that the following would be included in Operating Expenses if not specifically excluded hereinafter, the following shall be excluded from Operating Expenses and Landlord shall be solely responsible for the payment thereof:

(a) costs directly or indirectly resulting from or relating to (including repairs, restoration, security measures, emergency or temporary services, inspection and, during the period of such repair or restoration, any increase in operating expenses resulting from) fire, windstorm or other casualty or damage or destruction from any other cause, whether or not insured or insurable;

(b) costs directly or indirectly resulting from or relating to (including repairs, restoration, security measures, emergency or temporary services, inspection and, during the period of such repair or restoration, any increase in operating expenses resulting from) exercise of rights of eminent domain, regardless of whether paid for by condemnation proceeds;

(c) costs of correcting any violations of any Legal Requirements, except to the extent of what would have been the cost of compliance in the first instance if such compliance would have been properly included in Operating Expenses under Section 7.2.1;

(d) leasing commissions, costs and disbursements and any other cost or expense incurred in connection with negotiations or disputes with Building Occupants, or prospective occupants of the Building;

(e) legal fees, costs and disbursements;

(f) costs incurred in renovating or otherwise improving or decorating or redecorating space for Building Occupants or vacant space leased or held or designated for lease in the Building or costs related thereto, including any alterations to the Building in connection with, or which are required by reason of, any lease or agreement with any Building Occupant;

(g) costs of correcting defects in, or inadequacy of, the design or construction of the Building or the materials used in the construction of the Building (including defects in the Building or the inadequacy of design of the Building pursuant to Sections 2.6, 2.7, 2.8 or 2.9 of Exhibit D, or otherwise) or in the Building equipment or appurtenances thereto, except that, for the purposes of this paragraph (g), conditions (not occasioned by or related to design, materials or construction defects or inadequacies) resulting from ordinary wear and tear and use shall not be deemed defects;

(h) costs of electricity and other services sold to Building Occupants or others for which Landlord is entitled to be reimbursed (whether or not actually collected by Landlord) as a separate additional charge or rental;

(i) depreciation and amortization, except the Qualified Capital Improvement Amortization;

(j) costs (and reserves therefor) of a capital nature irrespective of the amount thereof, including capital improvements, capital repairs and replacements and capital equipment, except the Qualified Capital Improvement Amortization; provided, that, without limitation to the foregoing, (i) no costs will be expensed based primarily on the amount thereof, unless such amount is less than One Thousand and No/100 Dollars ($1,000.00) in Constant Dollars, and (ii) the amount of any monthly or other fee or charge payable under any maintenance, service or other contract (other than a so-called “full service” elevator maintenance contract generally maintained with respect to high rise office buildings in downtown Minneapolis, Minnesota) which is allocable to capital repairs and replacements shall be excluded from Operating Expenses;

(k) costs in connection with services or other benefits of a type which are not, or which are provided at higher levels or greater amounts than, or to a degree which is higher than furnished to Tenant, but which are provided to other Building Occupants;

(l) except as specifically provided in Sections 7.1(b), 7.2.1(g) and 7.2.1(h), fees or costs for management of the Building, including any property management fee paid to a property management company for the Building, or any fees, costs or expenses associated with any accounting, bill-paying or management activities;

(m) amounts which would otherwise be included in Operating Expenses which are payable to Affiliates of Landlord, for services on or to the Building or the Land to the extent that the costs of such services exceed average competitive costs for such services rendered by persons or entities of similar skill, competence and experience, other than an Affiliate of Landlord;

(n) financing and refinancing costs, interest on debt or amortization payments on any mortgage or mortgages, and rental under any ground or underlying leases or lease, together with all costs incidental to the items mentioned in this paragraph (n);

(o) costs of Landlord’s general corporate overhead and general administrative expenses (including costs and expenses paid to third parties to collect rents, prepare tax returns and accounting reports and obtain financing);

(p) rentals and other related costs, if any, incurred in leasing air conditioning, security, or other building operation or management systems, elevators or other equipment or facilities which, if purchased and owned by Landlord, would ordinarily be considered to be of a capital nature;

(q) costs associated with items and services for which Tenant reimburses Landlord (other than through Tenant paying Tenant’s Additional Rent) or for which Tenant pays third persons;

(r) costs of entertaining current or prospective Building Occupants, and costs incurred in advertising in respect of or for the Building or other marketing or promotional activity;

(s) costs incurred in respect of, or properly allocable to, the operation and maintenance and any other aspect of the parking and storage facilities located within the Building, including the Parking Garage;

(t) costs resulting from the negligence or misconduct of Landlord or its employees, agents or contractors;

(u) bad debt expenses or bad debt reserves, whether for rent or otherwise, or any fees or penalties charged to Landlord as a result of not paying any amount constituting costs or expenses when due;

(v) costs incurred in connection with or related to the construction of the Building including pursuant to Exhibit D;

(w) costs of any repair or damage caused by or resulting from the negligence or wrongful act or omission of Tenant or any other Building Occupant;

(x) costs which are paid or payable by third parties other than other Building Occupants through their contribution to Operating Expenses;

(y) costs in any manner associated with Hazardous Materials, except that routine fees for disposal of building standard fluorescent lamps and similar items may be included in Operating Expenses;

(z) capital costs for sculpture, paintings or other art objects;

(aa) contributions to any organizations, whether professional, political, civic or charitable;

(bb) costs incurred in connection with any special events held in the Common Areas, regardless of whether such events are held for profit other than those of a seasonal nature or associated with holidays which are conducted by Landlord in accordance with Section 2.4.2 for the general benefit of all tenants of the Building;

(cc) premiums paid to perform work after hours, unless required by the terms of this Lease to be performed after hours or unless approved in advance in writing by Tenant (except as necessary in an emergency);

(dd) travel, entertainment and related expenses incurred by Landlord or its personnel; and

(ee) accountant and auditor’s fees and expenses.

7.2.3 Further Reductions. To the extent the corresponding expense is not already excluded from Operating Expenses under Section 7.2.2, Operating Expenses shall be further reduced by (a) any consideration received by Landlord for the special use by Tenant or other Building Occupant of the Common Areas of the Building in excess of Landlord’s actual out-of-pocket expenses incurred in connection with such use, (b) insurance proceeds or other awards and settlements received by Landlord (after deduction of the reasonable costs of securing the same) representing reimbursement of Operating Expenses incurred by Landlord, (c) the amount of any other refund or discount Landlord receives in connection with any costs or expenditures otherwise included in Operating Expenses, Landlord hereby agreeing to make payments on account of Operating Expenses in such manner as to maximize the amount of such refunds and discounts, (d) the amount of Qualified Capital Improvement Amortization allocable to (i) any portion of an Extension Term unless the related Qualified Capital Improvement was first placed in service or installed subsequent to the Rent Determination Date of such Extension Term, and (ii) any Expansion Space or First Offer Space unless the related Qualified Capital Improvement was first placed in service or installed after the Rent Determination Date for such space, and (e) any Operating Expenses incurred by reason of any retail space being located in the Building which are in excess of those which would be incurred if such space were used for general office purposes. In determining what is included and excluded as Operating Expenses, in calculation of Tenant’s Estimated Operating Expenses Contribution (as defined in Section 7.3.1(a)) and Tenant’s Operating Expense Contribution and the determination of time of payments therefor, Landlord shall not treat Tenant any less favorably than other Building Occupants generally, except with respect to items of Operating Expenses specifically included in Operating Expenses under Sections 7.l(b) or 7.2.1.

7.2.4 Limited Gross-Up. For any period of the Term that less than ninety-five percent (95%) of the Rentable Area of the Building is occupied, Operating Expenses attributable to janitorial services and utilities, and only such expenses, shall be adjusted upward (or downward) to the amount that Landlord demonstrates would have been incurred for such services (taking into account, without limitation, any volume related or other discounts) if ninety-five percent (95%) of the Rentable Area of the Building had been occupied during such period. In no event shall Landlord be entitled to collect a management fee on any amount of Operating Expenses increased pursuant to this Section 7.2.4.

7.2.5 Disproportionate Services. In the event any Service is provided disproportionately either to the Premises or to any other premises in the Building, then an increase or decrease, as the case may be, shall be made in the Tenant’s Estimated Operating Expense Contribution and Tenant’s Operating Expense Contribution to reflect the increase or decrease, as the case may be, in Operating Expenses as a result of such disproportionate provision.

7.2.6 Obligation to Reduce Operating Expenses. Landlord shall use reasonable efforts to reduce and keep Operating Expenses to the minimum which is reasonably possible, commensurate with the Minimum Building Standards.

7.2.7 General. Operating Expenses shall be determined on an accrual basis and, to the extent applicable, in accordance with generally accepted accounting principles consistently applied.

7.3 Estimate and Adjustment of Operating Expenses; Payment of Tenant’s Operating Expense Contribution.

7.3.1 Statement of Estimated Operating Expenses. On or before November 1 of each calendar year that falls within the Term (and with respect to the partial year commencing on the Rent Commencement Date of this Lease, at least thirty (30) days prior to the Rent Commencement Date), Landlord shall furnish to Tenant a statement providing:

(a) Landlord’s reasonable estimate for such calendar year (or portion thereof) of Operating Expenses to be in incurred (“Estimated Operating Expenses”) and Tenant’s Operating Expense Contribution with respect thereto (“Tenant’s Estimated Operating Expense Contribution”);

(b) Those Qualified Capital Improvements as to which Landlord reasonably anticipates expending funds during the following calendar year, and in the case of a Qualified Capital Improvement described in Section 1.62(c)(i), Landlord’s reasonable estimate of the annual savings to be obtained by such Qualified Capital Improvements and the Qualified Capital Improvement Amortization in respect thereof;

(c) If Landlord seeks an occupancy-based adjustment pursuant to Section 7.2.4, such statement shall (i) itemize those Operating Expenses that Landlord believes will vary with occupancy and which are subject to such adjustment, and (ii) show the calculation of Landlord’s estimate of such costs at ninety-five percent (95%) occupancy of the Building; and

(d) If a level of Service based adjustment is appropriate under Section 7.2.5, such statement shall (i) describe those services provided disproportionately to the Premises or any other portion of the Building, and (ii) itemize those Operating Expenses which have been increased or decreased as a result of such disproportionate Services and the adjustment in Tenant’s Estimated Operating Expense Contribution and Tenant’s Operating Expense Contribution resulting therefrom.

7.3.2 Payment by Tenant; Revision of Estimate. Commencing as of the first day of the first month following the Rent Commencement Date and as of the first day of each month thereafter for each calendar year (or portion thereof) during the Term, Tenant shall pay to Landlord, without demand, abatement, counterclaim or set off, except as expressly provided in this Lease to the contrary, at the address provided in Section 6.2, one-twelfth (l/12th) of the amount of Tenant’s Estimated Operating Expense Contribution for such year (or portion thereof), prorated for any fractional month at the beginning or end of the Term. Any such payment shall be deemed to be paid by Tenant upon deposit of the same in the United States Mail or dispatch of the same in any other manner permitted for notices under Section 41.5 (other than facsimile), provided such payment is actually later received by Landlord. Notwithstanding the foregoing, if for any reason Landlord’s statement of Estimated Operating Expenses is furnished after January 1st of a calendar year, Tenant shall not be obligated to pay the portion of Tenant’s Estimated Operating Expense Contribution allocable to portions of such year occurring prior to Tenant’s receipt of Landlord’s statement until the first monthly rent payment date after Tenant’s receipt of Landlord’s statement. Subject to the provisions of Section 7.11, Landlord shall have the right to reasonably revise Landlord’s estimates not more than once during each calendar year to reasonably reflect the then current Estimated Operating Expenses (including adjustments necessary to account for savings or additional expenditures attributable to the previous portion of the year as to which Landlord’s revised estimate relates) and Tenant’s Estimated Operating Expense Contribution shall be adjusted in accordance with the revised estimate, commencing the first day of the first month occurring at least thirty (30) days following Tenant’s receipt from Landlord of a statement of such revised estimate.

7.3.3 Adjustment Based on Actual Operating Expenses. Within ninety (90) days after the expiration of each calendar year, Landlord shall furnish to Tenant a statement certified by Landlord and prepared and certified by Landlord’s certified public accountant, which shall be a nationally or regionally recognized firm of independent certified public accountants, showing: (a) the actual Operating Expenses incurred during the previous calendar year or portion thereof (“Actual Operating Expenses”) on a line item basis; (b) the difference, if any, between the Estimated Operating Expenses and the Actual Operating Expenses on a line item basis; (c) the net amount of any charge or credit to Tenant necessary to adjust Tenant’s Estimated Operating Expense Contributions previously paid by Tenant to Tenant’s Operating Expense Contribution due on account of the Actual Operating Expenses; and (d) the information described in Sections 7.3.l(b) and 7.3.l(c), based on actual experience. Within thirty (30) days after the receipt of said statement by Tenant, Tenant shall, in case of a net charge to Tenant, pay to Landlord an amount equal to such charge, or Landlord shall, in case of a net credit to Tenant, credit the next monthly rental payment of Tenant with an amount equal to such credit (or if credit is due after the expiration of the Term, Landlord shall pay such credit to Tenant in cash contemporaneously with the delivery of such statement). In the event Tenant’s Estimated Operating Expense Contribution paid for such year equals or exceeds one hundred five percent (105%) of Tenant’s Operating Expense Contribution due on account of Actual Operating Expenses, such credit or payment by Landlord to Tenant shall include six (6) months’ of interest on such excess amount at the Agreed Interest Rate. Landlord shall be bound absolutely to said annual statement, and Tenant shall have no liability for any understatement of Actual Operating Expenses, Tenant’s Estimated Operating Expense Contribution or Tenant’s Operating Expense Contribution for the calendar year covered by said statement unless such understatement is expressly reflected and adjustment is requested in such statement.

7.3.4 Monthly Statements; Reports and Studies. On or before the fifteenth (15th) day of each month during the Term, Landlord shall furnish to Tenant copies of such statements prepared by or for Landlord showing, to the extent available, for such month and for the calendar year to date estimates of the following: (a) the Actual Operating Expenses incurred; (b) the differences between the Estimated Operating Expenses and the Actual Operating Expenses; and (c) the aggregate amount of any overpayment or underpayment by Tenant with respect to Tenant’s Operating Expense Contribution on account of Actual Operating Expenses incurred to such date. Landlord also shall deliver to Tenant at no charge to Tenant promptly upon generation or receipt by Landlord or its Building manager, copies of any deficiency reports, information regarding permit or other violations of Legal Requirements, tax bills and valuation notices, and any other statements, studies, notices or similar materials relating to the operation of the Building as Tenant shall from time to time request, provided that Landlord shall not be required to include information on the rent payable by the other Building Occupants. Tenant acknowledges that such information is preliminary and shall not limit or affect the determination of Operating Expenses or the payment of Tenant’s Operating Expense Contribution. Tenant shall use reasonable efforts to keep such monthly statements and deliveries confidential; provided, however, the foregoing shall not limit or restrict Tenant’s right to distribute or disseminate such statements and deliveries (t) if necessary to comply with any Legal Requirements, (u) in connection with Tenant’s financial or tax reporting, audit or similar requirements or procedures, (w) to any proposed assignee with respect to this Lease or Subtenant, (v) in connection with any dispute, litigation or Arbitration under this Lease, (x) to any Affiliate or proposed Affiliates of Tenant, (y) to any of Tenant’s accountants, auditors, attorneys or other advisors, and (z) to any of Tenant’s agents, employees, shareholders, members, partners or directors who have a reasonable need to know the contents thereof.

7.3.5 Forms of Statement. Prior to issuance of any statement described in this Section 7.3 and upon any material changes to the form of such statement, Landlord shall submit such forms of the Actual Operating Expenses statement to Tenant for approval, which approval may not be unreasonably withheld.

7.3.6 Disputes. If within thirty (30) days after receipt by Tenant of a statement described in this Section 7.3 from Landlord, Tenant gives Landlord notice that Tenant objects to any element or calculation contained in such statement (including whether any proposed Qualifying Capital Improvement will result in a material decrease in Operating Expenses), which notice shall include an explanation of the basis for such objection, such dispute shall be resolved by Arbitration. No failure by Tenant to object as provided in this Section 7.3.6 shall affect any of Tenant’s rights or obligations with respect to such statement, including Tenant’s rights under Section 7.9. Pending the results of such Arbitration, Tenant shall pay its share of Operating Expenses in accordance with such statement of Tenant’s Estimated Operating Expense Contribution or Actual Operating Expenses, as applicable.

7.4 Tenant’s Tax Contribution. For purposes of this Lease, “Tenant’s Tax Contribution” shall mean an amount equal to the product obtained by multiplying (a) the amount of Real Property Taxes, by (b) Tenant’s Pro Rata Share (with appropriate adjustment as of the date Rent commences to accrue in respect of any Rentable Area added to or deleted from the Premises during the year in question); provided, however, Tenant shall be responsible for paying Tenant’s Tax Contribution only with respect to those Real Property Taxes which are due and payable during any calendar year included in whole or in part in the Term; and then only to the extent allocable to the Term based on the number of days of such calendar year included in the Term (in the case of the first calendar year, after the Rent

Commencement Date), regardless of the date on which any such Taxes accrue or are assessed or levied.

7.5 Real Property Taxes. “Real Property Taxes” shall mean all ad valorem taxes, assessments (special or otherwise) and other governmental imposts payable with respect to the Land or the Building, which are levied or assessed by the United States of America or the State of Minnesota or any political subdivision thereof and are due and payable during any calendar year included in whole or in part in the Term. Real Property Taxes shall also include reasonable legal fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Real Property Taxes, but shall exclude (a) any item included in Operating Expenses; (b) any taxes of the nature payable by Tenant under Article 17 hereof; (c) any net income tax, estate tax, gift tax, transfer tax, or inheritance tax; (d) a reasonable allocation of such taxes, assessments and imposts to the Parking Garage (based upon the relative values of (i) the Parking Garage, to (ii) the entire Building, including the Parking Garage); (e) any increased amounts of such taxes, assessments or imposts resulting from any agreement with any governmental authority or unit setting a minimum assessed value for the Building or Land, or otherwise fixing the amount of Real Property Taxes payable with respect thereto, except as expressly provided under Section 7.9; (f) any ad valorem taxes allocable to the improvements existing on the Land as of the date of this Lease; (g) any taxes, assessments or imposts levied, pending or constituting a lien against the Building or Land as of the date of this Lease; and (h) assessments (including special assessments), whenever levied, arising out of or in respect of any capital improvement necessary to, or required by any state or local governmental unit, agency or taxing authority in connection with the initial development or construction of the Building (including any amounts associated with any condemnation proceeding used to obtain control of the Land), or any expansion or enlargement thereof. In the case of Real Property Taxes, such as special assessments, where Landlord has an election, Landlord shall exercise any election available to it to pay the same over the longest period available, in which event only the installment of such Real Property Tax due and payable in any year shall be included in Real Property Taxes for such year, with the installments due and payable in the year the Term commences or ends prorated on a daily basis, provided that in the case of special or area assessments for capital improvements where there is no such election available to Landlord, Tenant may at its election require the same to be treated as if there were such assessment, together with interest thereon at the Amortization Interest Rate, to be amortized on a level payment basis over a period equal to the lesser of (y) twenty (20) years, or (z) the reasonably estimated practical useful life of the improvement.

7.6 Payment of Tenant’s Tax Contribution. Commencing on the Rent Commencement Date, Tenant shall pay Tenant’s Tax Contribution for each calendar year during the Term as follows: whenever Landlord shall receive an invoice from the applicable governmental authority for an item that constitutes Real Property Taxes for which Tenant is responsible (including receipt of such invoice after the end of or prior to the beginning of the Term), Landlord shall send Tenant a copy of such invoice and a statement and detailed calculation setting forth Tenant’s Tax Contribution with respect to such items. Tenant shall pay the same to Landlord, without demand, abatement, counterclaim or setoff, except as otherwise expressly provided in this Lease to the contrary, at the address provided in Section 6.2, on or before the later of (a) ten (10) days after receipt of such invoice, or (b) ten (10) days prior to the date such Taxes are due without penalty, provided that if any penalty or interest is imposed or payable on any Real Property Tax solely by reason of Tenant’s failure to pay Tenant’s Tax Contribution within the time required, Tenant shall upon demand reimburse Landlord for such penalty or interest to the extent allocable to Tenant’s Tax Contribution. Such payments shall be deemed to be paid by Tenant upon deposit of the same in the United States Mail or dispatch of the same in any other manner permitted for notices under Section 41.5 (other than facsimile).

7.7 Contest of Real Property Taxes. If Tenant in the exercise of its reasonable judgment believes that Real Property Taxes are excessive because of improper valuations, tax rates or special assessments and should be contested, Tenant shall have the right to contest with reasonable diligence the Real Property Taxes (including an appeal from an initial tax contest determination) and, except as provided below, to deduct all reasonable costs relating to the contest from any refund obtained from such contest or, if no refund is obtained, from payments of Tenant’s Tax Contribution. If either Landlord or Tenant contests the Real Property Taxes and receives a refund, Tenant’s Tax Contribution will be adjusted accordingly. Landlord shall refund to Tenant Tenant’s Pro Rata Share of any refund or rebate received by Landlord with respect to Real Property Taxes for which Tenant made a Tenant Tax Contribution. Landlord or Tenant, as the case may be, shall use reasonable diligence in pursuing any such tax contest, including any settlement thereof; provided, however, (a) Landlord and Tenant agree to consult with the other prior to commencing any such tax contest; and (b) neither Landlord nor Tenant shall settle any such tax contest without the approval of the other, which may be given or withheld in the approving party’s sole discretion. No party other than Landlord and Tenant shall be allowed to contest Real Property Taxes. Landlord shall include such a prohibition in all leases and other occupancy agreements with other Building Occupants.

7.8 No Assessment Agreements. Landlord hereby represents, warrants, agrees and covenants that it has not entered, and will not at any time during the Term enter, into any agreement with the City of Minneapolis or any other governmental authority or unit setting a minimum assessed value for the Building or Land, or otherwise fixing the amount of Real Property Taxes payable with respect thereto, except for real estate tax contests and settlements thereof which have been approved by Tenant in its sole discretion.

7.9 Audit; Books and Records. Tenant and its agents, employees, auditors and consultants, at Tenant’s expense, shall have the right at all reasonable times within four (4) years after Tenant’s receipt of the annual statement described in Section 7.3.3 to inspect, copy and audit Landlord’s books and records relating to Operating Expenses, Real Property Taxes and other matters arising under this Lease for any calendar year or years (or portions thereof) covered by such statement. While Tenant shall bear the cost of any audit conducted for or by it, Landlord shall reimburse Tenant for such cost, together with interest thereon at the Agreed Interest Rate, if such audit shall establish that either Actual Operating Expenses or Real Property Taxes for any year within the period of time covered by such audit have been overstated by three percent (3%) or more. Tenant may not request such an audit more than once in any twelve (12) month period. Landlord shall have no liability for any overstatement of Operating Expenses for any calendar year unless Tenant notifies Landlord thereof within fifty (50) months after Tenant’s receipt of the annual statement with respect to such calendar year described in Section 7.3.3, which notice shall describe such overstatement in reasonable detail. Landlord shall keep and maintain true, correct and complete books and records with respect to the operation of the Building and the Land or otherwise related to Operating Expenses and Real Property Taxes and shall retain such books and records at Landlord’s office in Minneapolis for a period of fifty (50) months after the calendar year in which they accrue. The provision of this Section 7.9 shall survive termination or expiration of this Lease.

7.10 List of Landlord’s Affiliates. Upon request of Tenant, Landlord shall furnish to Tenant a list of Affiliates of Landlord who are providing Services to the Building and, if requested, such other information reasonably required for Tenant to examine the appropriateness of those Operating Expenses attributable to Affiliates of Landlord.

7.11 Cooperation and Budgeting. Landlord agrees to afford Tenant such participation as Tenant shall reasonably request in all aspects of the process involved in the determination of Operating Expenses and Real Property Taxes including the budgeting process, the determination of the level of Services provided to the Building or the Premises under this Lease, the making of any capital improvements, and the preparation of the statements described in Section 7.3.

8. Expansion Options

8.1 Grant. Subject to the terms and conditions of this Article 8, Landlord hereby grants to Tenant the options (the “Expansion Option(s)”) to add the following expansion space (the “Expansion Space”) to the Premises:

(a) Approximately fifty-seven thousand five hundred (57,500) square feet of Rentable Area (or such amount as shall be equal in area to two (2) full Floors) which shall consist of two (2) full, contiguous Floors to be delivered by Landlord on the third (3rd) anniversary of the Commencement Date (the “First Expansion Option”);

(b) Approximately fifty-seven thousand five hundred (57,500) square feet of Rentable Area (or such amount as shall be equal in area to two (2) full Floors) which shall consist of two (2) full, contiguous Floors to be delivered by Landlord on the sixth (6th) anniversary of the Commencement Date (the “Second Expansion Option”); and

(c) Approximately seventy-eight thousand (78,000) square feet of Rentable Area (or such amount as shall be equal in area to three (3) full Floors) which shall consist of three (3) full, contiguous Floors to be delivered by Landlord on the ninth (9th) anniversary of the Commencement Date (the “Third Expansion Option”).

8.2 Exercise. Tenant may, with respect to each of its Expansion Options, exercise such option with respect to any or all of the applicable Expansion Space, provided that if Tenant shall elect to lease any Expansion Space on a particular Floor, Tenant shall lease either one-half (1/2) or the entire Rentable Area on that Floor or that portion of such Floor which will, when combined with any space already part of the Premises, constitute either one-half (1/2) or the entire Rentable Area on that Floor. Tenant shall exercise an Expansion Option, if at all, as follows: At least eighteen (18), but not more than twenty (20), months prior to the scheduled delivery date of the Expansion Space in question, Landlord shall deliver to Tenant notice of (a) the date upon which Tenant’s right to exercise the subject Expansion Option shall expire, and (b) Landlord’s best estimate of what the Market Base Rental Rate will be at the Rent Determination Date. On or before the later of (y) sixty (60) days after Landlord gives the notice in accordance with the preceding sentence, or (z) twelve (12) months prior to the scheduled delivery date of such Expansion Space, as the case may be, Tenant may give Landlord notice (i) that Tenant elects to exercise the subject Expansion Option, (ii) subject to the other limitations of this Section 8.2, the portion or portions of the Expansion Space as to which Tenant is exercising its Expansion Option, and (iii) whether Tenant agrees with Landlord’s estimate of the Market Base Rental Rate. Failure to give such notice shall constitute a waiver of the subject Expansion Option and failure to expressly agree with Landlord’s estimate shall constitute rejection thereof. If Tenant shall give notice of disagreement with Landlord’s estimate of Market Base Rental Rate in its extension notice or shall be deemed to have rejected the same, as above provided, such rates shall be determined by Arbitration. Tenant shall have the right to rescind its exercise of the previously exercised subject Expansion Option by giving notice thereof to Landlord within thirty (30) days after the determination of the Market Base Rental Rate therefor.

8.3 Contiguous Space; Relationship to First Offer Right. The Expansion Space shall be located on the Floor(s) contiguous to the then-existing Initial Premises, whether or not any Expansion Space may have been previously leased by Tenant under Article 9. Notwithstanding the preceding sentence, (a) no Expansion Space shall be located on Floors One (1) or Two (2) or on any Mechanical Floor unless Tenant shall otherwise elect in its sole discretion, and (b) if Tenant does not exercise an Expansion Option as to the entire Expansion Space covered thereby, then the Expansion Space under subsequent Expansion Options need not be located on
Floor(s) contiguous to the then-existing Premises, but shall be located contiguous to the most recently offered Expansion Space with respect to which Tenant did not exercise its Expansion Option. Any failure to duly and timely exercise an Expansion Option shall not otherwise limit subsequent Expansion Options. The Expansion Options are independent of the First Offer Right and shall apply notwithstanding that Tenant at any time has elected to exercise or has elected not to exercise its First Offer Right with respect to any Expansion Space.

8.4 Term; Rental. The Term as applicable to Expansion Space shall commence on the date of delivery of such space to Tenant and shall expire on the same date as the expiration or earlier termination of this Lease. Base Rental with respect to any Expansion Space shall be at the rate provided in Section 6.1.4. All Rent for any Expansion Space shall commence to accrue from and after the earlier of (a) the date occurring one hundred twenty (120) days after the date Landlord delivers such Expansion Space in the condition required pursuant to Section 8.5, and (b) the date Tenant actually occupies the Expansion Space for the operation of Tenant’s business.

8.5 Condition of Expansion Space. In the event Tenant exercises an Expansion Option pursuant to the terms hereof, Tenant shall take all leasehold improvements located within such Expansion Space on an “as is” basis as of the date Tenant exercised such Expansion Option, reasonable wear and tear occurring after exercise excepted, and subject to the existing tenant’s rights to remove any personal property and trade fixtures from the Expansion Space (provided that all damage resulting from such removal has been properly repaired prior to the delivery thereof to Tenant), provided that:

8.5.1 Unimproved Space. If and to the extent that such Expansion Space has not been improved to at least the Base Building Shell Condition Requirements, Landlord shall pay Tenant, on the date Rent commences to accrue with respect to the Expansion Space, a sum equal to the cost to Tenant of completing such portions of the Floor which have not been improved to the Base Building Shell Condition Requirements.

8.5.2 Damaged Space. If, at any time prior to delivery of the Expansion Space, the Expansion Space or any part thereof has been materially damaged or destroyed by fire or other casualty or cause, Landlord, at its expense, shall repair and restore the portion so damaged or destroyed to its condition immediately prior thereto and in compliance with the Base Building Shell Condition Requirements and all Legal Requirements, with such alterations as Tenant may elect, provided that (a) if any such alterations increase the cost of repairing and restoring the Expansion Space, such excess cost shall be paid by Tenant, and (b) all Rent for such Expansion Space shall abate until the earlier of (i) the date provided in Section 8.4, or (ii) in the event such alterations increase the period necessary to repair and restore the Expansion Space by one hundred twenty (120) days or more, the date such repair and restoration work would have been completed but for such alterations. In the event Landlord and Tenant do not agree on the cost or excess time necessary to perform such alterations, the dispute shall be resolved by Arbitration.

8.6 Failure to Deliver Possession.

8.6.1 Landlord shall indemnify and hold harmless Tenant from and against any and all Landlord Delay Costs which result from or arise in connection with the failure to deliver any Expansion Space on the scheduled delivery date therefor in accordance with the requirements of this Lease, except to the extent such failure is the result of fire or other casualty; provided, however, in the case of such a failure, Tenant shall not incur any of the Landlord Delay Costs described in the clauses (v) and (w) of the definition thereof unless such failure shall continue for sixty (60) days or more from the schedule delivery date therefor. In addition, in the event Landlord does not, for any reason, including Unavoidable Delay, deliver the Expansion Space within ninety (90) days after the scheduled delivery date therefor, Tenant may, but shall have no obligation to, rescind its exercise of said option by delivering notice thereof to Landlord at any time after the expiration of said ninety (90) day period and prior to the actual delivery of the Expansion Space in the condition required by this Lease.

8.6.2 Landlord covenants and agrees that it will use best efforts (including, if requested by Tenant, litigation) to deliver possession of all portions of each Expansion Space to Tenant upon the scheduled delivery date therefor, or, if such is not possible, as soon thereafter as is reasonably possible.

8.7 Lease Amendment. Upon exercise of an Expansion Option by Tenant pursuant to the terms hereof and delivery by Landlord of the applicable Expansion Space, Landlord and Tenant shall amend this Lease to confirm the addition of the Expansion Space added to this Lease thereby, the date such Expansion Space was added to this Lease, and the Base Rental rate applicable thereto, but failure to execute such amendment shall not affect the validity of such leasing of the Expansion Space.

8.8 Transfer. All of Tenant’s rights under this Article shall apply notwithstanding any assignment of all or any portion of Tenant’s interest in this Lease or any sublease of all or any portion of the Premises, including any Expansion Space.

9. Right of First Offer

9.1 Grant; Landlord’s Notice. Subject to the terms and conditions of this Article 9 and the limitations in Section 10.6, Tenant shall have a right of first offer (the “First Offer Right”) with respect to any space in the Building which is or shall become available for leasing after the third (3rd) anniversary of the Commencement Date. On or before the third (3rd) anniversary of the Commencement Date, and each subsequent anniversary thereof (but not more than thirty (30) days prior to any such anniversary), Landlord shall notify Tenant of all rentable spaces within the Building which are not leased or which Landlord reasonably anticipates may become not leased within the following eighteen (18) month period, irrespective of whether any such space was previously offered or available to Tenant as

Expansion Space or First Offer Space (any of such Space being “First Offer Space”), which notice shall include on a space by space basis (with no space greater than one (1) Floor): (a) the identity of the First Offer Space, (b) all Superior Rights as to such First Offer Space, if any, (c) Landlord’s best estimate of the Market Base Rental Rate for the First Offer Space, and (d) the date on which Landlord will deliver such First Offer Space to Tenant. In addition, Landlord shall have a continuing obligation to give Tenant prompt notice containing the information described above of any and all space that was not included in the most recent annual notice but which has become available thereafter (including by re-acquisition through subleasing), which space shall also constitute First Offer Space. If requested by Tenant, Landlord shall advise Tenant of the expiration date of any Superior Rights to such First Offer Space and the provisions of the Superior Leases (defined below), relating to Superior Rights, and shall provide to Tenant copies of all lease provisions relevant thereto.

9.2 Superior Rights. Tenant’s First Offer Right shall be subject and subordinate only to the Superior Rights of other Building Occupants. “Superior Rights” shall mean all renewal and extension options and expansion options (but not rights of refusal or offer or similar rights) hereafter granted to any Building Occupant under a lease (a) which constitutes the initial lease made for the space in question, or (b) as to which Tenant had the right to, but did not, exercise its First Offer Right (each, a “Superior Lease”). At the time of executing a Superior Lease, Landlord shall give Tenant notice specifying the space affected thereby, the tenant, and the dates during which the First Offer Right may be affected and the Superior Rights granted therein, provided that the failure to give such notice shall not affect the rights or obligations of Landlord or Tenant hereunder. The provisions of this Article 9 shall not limit the parties’ rights to expand the Premises from time to time by a mutual agreement and an amendment to this Lease. Any such agreement and amendment shall be deemed to be have been leased by Tenant pursuant to the First Offer Right for purposes of any expansion option, right of first offer, first refusal or similar right granted to any other Building Occupant.

9.3 Exercise. Tenant’s right to lease any First Offer Space shall be on and subject to the following terms and conditions:

9.3.1 Tenant’s Notice. On or before thirty (30) days after Landlord gives a notice in accordance with Section 9.1, Tenant may give Landlord notice (a) that Tenant elects to exercise the subject First Offer Right, (b) of the portion or portions of the First Offer Space as to which Tenant in its sole discretion is exercising its First Offer Right (provided that any First Offer Space not elected to be leased by Tenant shall be of a reasonably leasable size and configuration), and (c) whether Tenant agrees with Landlord’s estimate of the Market Base Rental Rate for any of the First Offer Space elected to be leased. Failure to give such notice shall constitute a waiver of the subject First Offer Right and failure to expressly agree with Landlord’s estimate as provided above shall constitute rejection thereof. If Tenant shall give notice of disagreement with Landlord’s estimate of the Market Base Rental Rate for any of the

First Offer Space elected to be leased in its exercise notice or shall be deemed to have rejected the same, as above provided, such rates shall be determined by Arbitration.

9.3.2 Tenant’s Failure to Elect. If Tenant fails to elect to lease any First Offer Space included in any Landlord’s notice under Section 9.1, Landlord may, for a period of six (6) months thereafter, lease such space to any third party for a base rental rate not more favorable to the tenant than the Market Base Rental Rate for the space as estimated by Landlord in its notice to Tenant. In the event Landlord does not so lease such space during such period, Landlord shall re-offer all of such space to Tenant in a notice containing the information described in Section 9.1, but for a lesser estimated Market Base Rental Rate than in Landlord’s previous notice under Section 9.1 and the First Offer Right shall apply with respect thereto as provided in this Article 9. If any First Offer Space as to which Tenant has previously declined to exercise its First Offer Right remains or subsequently becomes available at the time of subsequent Landlord notices, Tenant shall have a re-occuring First Offer Right with respect to such space under the terms of this Article 9.

9.3.3 Term; Rental. Subject only to the Superior Rights specified in Landlord’s offering notice under Section 9.1, the Term as applicable to First Offer Space shall commence on the date of delivery of such space to Tenant and shall expire on the same date as the expiration or earlier termination of this Lease. Base Rental with respect to First Offer Space shall be at the rate provided in Section 6.1.5. All Rent for any First Offer Space shall commence to accrue from and after the earlier of (a) the date occurring one hundred twenty (120) days after the date Landlord delivers such First Offer Space in the condition required pursuant to Section 9.4, and (b) the date Tenant actually occupies the First Offer Space for the operation of Tenant’s business.

9.4 Condition of First Offer Space. In the event Tenant exercises a First Offer Right pursuant to the terms hereof, Tenant shall take all leasehold improvements located within such First Offer Space on an “as is” basis as of the date Tenant exercised such First Offer Right, reasonable wear and tear occurring after exercise excepted, and subject to the existing tenant’s rights to remove any personal property and trade fixtures from the First Offer Space (provided that all damage resulting from such removal has been properly repaired prior to the delivery thereof to Tenant).

9.4.1 Unimproved Space. If and to the extent that such First Offer Space has not been improved to at least the Base Building Shell Condition Requirements, Landlord shall pay Tenant, on the date Rent commences to accrue with respect to the First Offer Space, a sum equal to the cost to Tenant of completing such portions of the Floor which have not been improved to the Base Building Shell Condition Requirements.

9.4.2 Damaged Space. If, at any time prior to delivery of the First Offer Space, the First Offer Space or any part thereof has been materially damaged or destroyed by fire or other casualty or cause, Landlord, at its expense, shall repair and restore the portion so damaged or destroyed to its condition immediately prior thereto and in compliance with the Base Building Shell Condition Requirements and all applicable Legal Requirements, with such alterations as Tenant may elect, provided that (a) if any such alterations increase the cost of repairing and restoring the First Offer Space, such excess cost shall be paid by Tenant, and (b) all Rent for such First Offer Space shall abate until the earlier of (i) the date provided in Section 9.3.3, or (ii) in the event such alterations increase the period necessary to repair and restore the First Offer Space by one hundred twenty (120) days or more, the date such repair and restoration work would have been completed but for such alterations. In the event Landlord and Tenant do not agree on the cost or the excess time necessary to perform such alterations, the dispute shall be resolved by Arbitration.

9.5 Failure to Deliver Possession.

9.5.1 Landlord shall indemnify and hold harmless Tenant from and against any and all Landlord Delay Costs which result from or arise in connection with the failure to deliver any First Offer Space on the scheduled delivery date therefor in accordance with the requirements of this Lease, except to the extent such failure is the result of fire or other casualty; provided, however, in the case of such a failure, Tenant shall not incur any of the Landlord Delay Costs described in the clauses (v) and (w) of the definition thereof unless such failure shall continue for sixty (60) days or more from the schedule delivery date therefor. In addition, in the event Landlord does not, for any reason, including Unavoidable Delay, deliver the First Offer Space within ninety (90) days after the scheduled delivery date therefor, Tenant may, but shall have no obligation to, rescind its exercise of said option by delivering notice thereof to Landlord at any time after the expiration of said ninety (90) day period and prior to actual delivery of the First Offer Space in the condition required by this Lease.

9.5.2 Landlord covenants and agrees that it will use best efforts (including, if requested by Tenant, litigation) to deliver possession of all portions of each First Offer Space upon the scheduled delivery date therefor, or, if such is not possible, as soon thereafter as is reasonably possible.

9.6 Lease Amendment. Upon exercise of a First Offer Right by Tenant pursuant to the terms hereof and delivery by Landlord of the applicable First Offer Space, Landlord and Tenant shall amend this Lease to confirm the addition of the First Offer Space which Tenant has elected to lease, the date such First Offer Space was added to this Lease, and the Base Rental rate applicable thereto, but failure to execute such amendment shall not affect the validity of such leasing of the First Offer Space.

9.7 Transfer. All of Tenant’s rights under this Article shall apply notwithstanding any assignment of all or any portion of Tenant’s interest in this Lease or any sublease of all or any portion of the Premises, including any First Offer Space.

10. Right to Reduce Space

10.1 Reduction Options. Subject to the terms and conditions set forth herein, Landlord hereby grants to Tenant the options (the “Reduction Option(s)”) to reduce from time to time the Rentable Area of the Premises (the amount of space available for reduction at any time being referred to herein as the “Reduction Space”) as follows:

10.1.1 First Reduction Option. By up to one hundred thousand (100,000) square feet of Rentable Area by notice given to Landlord at any time during the Term on or after the sixth (6th) and prior to the tenth (10th) anniversary of the Commencement Date (the “First Reduction Option”);

10.1.2 Second Reduction Option. By up to an amount of Rentable Area equal to the sum of (a) one hundred thousand (100,000) square feet of Rentable Area, plus (b) any amount (not to exceed fifty thousand (50,000) square feet of Rentable Area) of the Reduction Space available under the First Reduction Option which was not exercised by Tenant, by notice given to Landlord at any time during the Term on or after the tenth (10th) anniversary of the Commencement Date (the “Second Reduction Option”);

10.1.3 Third Reduction Option. By up to the entire Rentable Area of the Retail Premises by notice given to Landlord at any time during the Term on or after the fourth (4th) and prior to the fifth (5th) anniversary of the Commencement Date (the “Third Reduction Option”); and

10.1.4 Fourth Reduction Option. By up to the entire Rentable Area of the Retail Premises by notice given to Landlord at any time during the Term on or after the ninth (9th) and prior to the tenth (10th) anniversary of the Commencement Date (the “Fourth Reduction Option”).

10.2 Reduction Space. Tenant may exercise its Reduction Options with respect to any or all of the Reduction Space in any instance, and may exercise such options any number of times during the applicable periods. The size, configuration and location of the portions of the Reduction Space, if any, surrendered by Tenant shall be determined by Tenant in its sole discretion at the time of an exercise of the subject Reduction Option. Without limitation to the foregoing, the Reduction Space surrendered by Tenant may include any space on a number of Floors of the Premises, whether or not contiguous, provided that (a) to the extent Tenant occupies the entire Rentable Area on a particular Floor (other than Floors Two (2), Three (3) or any Mechanical Floor), and Tenant elects to surrender space on such Floor; then

Tenant shall surrender all of the Rentable Area on such Floor, and (b) to the extent (i) Tenant “occupies space on Floors Two (2) or Three (3), (ii) Tenant occupies less than the entire Rentable Area on a particular Floor, or (iii) the amount of Rentable Area of Reduction Space remaining available under either the First Reduction Option or the Second Reduction Option is less than the entire Rentable Area on a particular Floor, Tenant may exercise the subject Reduction Option, if at all, as to all or any portion of the then-existing Premises then-located on such Floor, provided that the space not leased by Tenant on any such partial Floor shall be capable of being configured so as to make the same reasonably leasable.

10.3 Exercise. Tenant may exercise the Reduction Options from time to time by giving Landlord written notice of its intent to do so, which notice shall (a) designate the Reduction Space as to which Tenant is exercising its Reduction Option, and (b) state a date (the “Reduction Date”), not sooner than twelve (12) months in the case of the First Reduction Option and the Second Reduction, or eighteen (18) months in the case of the Third Reduction Option and the Fourth Reduction Option, from the date of the notice, on which Tenant will surrender such space to Landlord.

10.4 Unamortized Costs of Tenant Work. If Tenant exercises any Reduction Option with respect to any portion of the Initial Premises with a Reduction Date prior to the end of the Initial Term, then Tenant shall pay to Landlord on or before the Reduction Date an amount equal to the unpaid principal balance as of the Reduction Date based on the amortization of the amount paid by Landlord on account of the Tenant Work with respect to the Initial Premises so included in the Reduction Space pursuant to clause (a) or (b), as applicable, of the first sentence of Section 3.6 of Exhibit D, over the period of the Term commencing on the date Tenant’s obligations to pay Rent with respect to the subject Reduction Space commences and ending with the last month of the original Term provided in Section 4.1, together with interest at an assumed rate of nine percent (9%) per annum, assuming equal monthly installments of principal and interest payable in advance on the first day of each month commencing with the month in which such Rent commencement occurs.

10.5 Surrender. On the Reduction Date, Tenant shall surrender the designated Reduction Space to Landlord in the condition required by Section 15.4 of this Lease. In addition, in connection with such surrender Tenant shall (a) construct any walls necessary to separately demise the Reduction Space from the remainder of the Premises (provided that such wall at Tenant’s option may be constructed with metal studs with one (1) layer of five-eighths inch (5/8") gypsum wall board on one (1) side of such wall (facing the Reduction Space) from the finished floor to the ceiling deck), and (b) cut and cap any portion of the Building Systems providing Services exclusively to the applicable Floor so as to physically separate such Building Systems between the Reduction Space and the remainder of the Premises. Except as may be required under the other terms and conditions of this Lease, neither Landlord nor Tenant shall be required to perform any other improvements or work of any kind in connection with such surrender, including any ceiling or other above-the-ceiling work, and shall not be required to reconfigure any Building Systems in any other manner, including so as to efficiently serve either the Reduction Space or the remainder of the Premises, or to comply with any Legal Requirements. From and after the Reduction Date, the designated Reduction Space shall no longer be included in the Premises, and Tenant shall have no further obligations with respect thereto, including as to the payment of Rent or other fees, charges or costs with respect thereto.

10.6 Relation to First Offer Rights. Notwithstanding anything apparently to the contrary in this Lease, any Reduction Space surrendered by Tenant pursuant to this Article 10 shall not be considered First Offer Space under Article 9 for a period of one (1) year after the Reduction Date with respect to such space. During such one (1) year period Landlord may lease such space to any party or parties, and on such terms and conditions, as Landlord may select in its discretion. Except as provided in this Section 10.6, the exercise of any Reduction Option and the surrender of space pursuant thereto shall not have any effect on Tenant’s rights under this Lease, including the First Offer Right and the Expansion Option.

10.7 Lease Amendment. Upon exercise of a Reduction Option by Tenant pursuant to the terms hereof, Landlord and Tenant shall amend this Lease to confirm the applicable reduction of the Premises and the date of such reduction, but failure to execute such amendment shall not affect the rights or obligations of the parties under this Article 10.

10.8 Transfer. All of Tenant’s rights under this Article shall apply notwithstanding any assignment of all or any portion of Tenant’s interest in this Lease or any sublease of all or any portion of the Premises.

11. Parking Rights

11.1 Parking Rights. Landlord hereby agrees to make available to Tenant (or, if Tenant elects, Tenant’s designees) from and after the Base Building Completion Date and thereafter through the Term, parking spaces in the private parking (as opposed to transient parking) portion of the Parking Garage upon the terms and conditions provided in this Article 11.

11.2 Adjustment; Allocated Spaces. The number of parking spaces from time to time allocated to Tenant shall be the lesser of (a) one (1) parking space for each two thousand three hundred (2,300) square feet of Rentable Area from time to time in the Premises, or (b) three hundred (300) spaces. The number of parking spaces so allocated to Tenant shall be adjusted concurrently with each adjustment to the size of the Premises (including pursuant to Section 2.1 or Articles 8, 9 or 10), such that any enlargement or reduction in the size of the Premises shall result in a corresponding increase or decrease in the number of parking spaces allocated to Tenant, calculated by applying the ratio set forth in clause (a) of the preceding sentence (i.e., one space for each two thousand three hundred (2,300) square feet of Rentable Area) to the number of square feet of Rentable Area in the Premises, as so enlarged or reduced. Tenant’s election to surrender or reduce any parking spaces shall not affect its right to obtain additional parking spaces in connection with any subsequent enlargement of the Premises. Spaces allocated to Tenant pursuant to this Section 11.2 shall be referred to as “Allocated Spaces”. Notwithstanding anything apparently to the contrary in this Article 11, during the period occurring between the Base Building Completion Date and the Commencement Date, Tenant shall be obligated to take and pay for, and Landlord shall make available to Tenant and its designees upon five (5) days’ prior notice from Tenant, only such portion of the Allocated Spaces (not in excess of the number allocated in Section 11.1) as Tenant in its sole discretion shall from time to time deem necessary for its occupancy and use of the Premises during such period, including in connection with the performance of the Tenant Work. Such “phased-in” use of the Allocated Spaces shall not limit or affect any of Tenant’s allocation or rights under this Article 11 and shall not be deemed to be a surrender of any parking spaces.

11.3 Surrender; Additional Spaces. Notwithstanding the allocations of Allocated Spaces pursuant to Section 11.2, Tenant shall have the right at any time and from time to time from and after the Base Building Completion Date upon not less than thirty (30) days’ prior notice to Landlord to surrender its rights to any parking spaces and to add parking spaces on an “as available” basis. If no spaces are available at the time of any request for spaces by Tenant, Tenant shall be placed on a waiting list with other Building Occupants desiring parking spaces which shall be administered on a “first come, first served” basis; except that Tenant shall have first priority over any party other than Building Occupants, and Landlord shall terminate any parking contracts with any such other parties should Tenant desire to add parking spaces. Spaces taken by Tenant pursuant to this Section 11.3 shall be referred to as “Additional Spaces”.

11.4 Reserved Spaces. At Tenant’s election, up to twenty percent (20%) of the total of the Allocated Spaces at any time during the Term shall be reserved and posted for particular users in locations reasonably approved by Tenant, and Tenant shall have the first priority as to the location and selection of such reserved spaces. Landlord shall be responsible, at its expense, for posting such spaces (including changing the names of the posted users as from time to time requested by Tenant), and shall use all reasonable efforts to enforce the exclusivity of such spaces (which efforts shall include, at Tenant’s request, moving the offending vehicles without charge to Tenant or the posted user).

11.5 Fees. Tenant (or the holder of a particular parking permit) agrees to pay to Landlord on the first day of each calendar month during the Term a monthly fee for each parking space (including each reserved space): (a) in the case of Allocated Spaces, in the gross amount of (i) from the Base Building Completion Date through the day prior to the eighth (8th) anniversary of the Commencement Date, Two Hundred Twenty-Five Dollars ($225) per month (net of sales, use or similar taxes); (ii) from the eighth (8th) anniversary of the Commencement Date through the remainder of the Initial Term, Two Hundred Fifty Dollars ($250) per month (net of sales, use or similar taxes); and (iii) during any Extension Term(s), ninety percent (90%) of market rate; and (b) in the case of Additional Spaces, market rate. For purposes of this Article 11, “market rate” shall be the current market rates charged for similar parking spaces from time to time by the operators of comparable parking facilities located in the central business district of Minneapolis, Minnesota, but in no event in excess of the lesser of (a) the rental rate generally charged on a contract basis to other Building Occupants (or their designees), or (b) the lowest monthly rate charged to members of the general public for parking spaces in the Parking Garage. In the event Landlord and Tenant do not agree on such market rate, such dispute shall be resolved by Arbitration. Such market rate shall be determined in the manner and in connection with the determination of Market Base Rental Rate for the subject Extension Term, Expansion Space or First Offer Space, if applicable.

11.6 Operating Costs. For each full or partial calendar year occurring during the period of the Term occurring from the fifth (5th) anniversary of the Commencement Date through the remainder of the Initial Term (the “Additional Parking Charge Period”), Tenant shall pay to Landlord, in addition to the monthly fees payable under Section 11.5, a contribution on account of the excess costs of operating the Parking Garage (the “Additional Parking Charge”) equal to the product obtained by multiplying (a) Landlord’s actual, documented out-of-pocket costs in operating the Parking Garage and the ad valorem taxes, assessments and other governmental imposts payable with respect thereto (exclusive of any mark-up, or any management or other fees or any item of cost which is of the kind excluded from Operating Expenses or Real Property Taxes under Sections 7.2.2, 7.2.3 or 7.5) for each such calendar year or portion thereof (the “Additional Parking Expenses”), to the extent such Additional Parking Expenses exceed the average total amount of such Additional Parking Expenses incurred during the periods occurring from the third (3rd) anniversary through the fourth (4th) anniversary and from the fourth (4th) anniversary through the fifth (5th) anniversary, by (b) a fraction, the numerator of which is the average number of Allocated Spaces leased by Tenant during the applicable calendar year or portion thereof (which shall be calculated by adding the number of Allocated Spaces leased by Tenant during each month of such year and dividing the total by twelve (12)) and the denominator of which is the total number of parking spaces located in the Parking Garage. Landlord shall deliver Tenant annual statements of Additional Parking Charge for each such calendar year or portion thereof at the time and in the manner provided in Section 7.3 with respect to Actual Operating Expenses, and Tenant shall pay the Additional Parking Charge on an annual basis within thirty (30) days after receipt of such annual statement. Tenant shall have the same dispute and audit rights with respect to the Additional Parking Expenses and such statements of Landlord as provided in Article 7 with respect to Operating Expenses and Real Estate Taxes.

11.7 After Hours Parking. In addition to the Allocated Parking and the Additional Parking, Landlord shall provide Tenant with the lesser of (a) one (1) space for each two thousand three hundred (2,300) square feet of Rentable Area from time to time included in the Premises, or (b) three hundred (300) parking spaces, for after hours parking at a rate of Two and No/100 Dollars ($2.00) per space per day (net of sales, use or similar taxes) and/or Twenty-Five and No/100 Dollars ($25.00) per space per month (net of sales, use or similar taxes) during the entire Term. Such after hours parking shall be available from 4:00 p.m. to 6:00 a.m., Monday through Friday, and all day on Saturdays, Sundays and holidays of the New York Stock Exchange. Tenant shall advise Landlord from time to time upon not less than one (1) business day telephone notice to Landlord’s property manager of the number of such after hours spaces Tenant shall desire for a particular after hours period.

11.8 Secure Parking Area. All parking spaces designated for Tenant’s use pursuant to this Article 11 shall be located in a secure area for contract parkers which is separate from any portions of the Parking Garage which are available for the use of the general public or otherwise made available on a transient basis. Access to such area from all areas (including the exterior of the Building Common Areas and other portions of the Parking Garage) shall be controlled by a separate card key or a similar access control system acceptable to Tenant in its discretion.

11.9 Permits Independent of Lease. All permits for parking spaces issued pursuant to this Article 11, whether issued to Tenant or its designees, shall constitute an obligation of the holder of each such permit independent of this Lease, and, subject to Section 19.4 as to which Landlord, Tenant and any such designee shall have the benefit, no default thereunder by Landlord or the holder of such permit or liability with respect thereto shall affect this Lease or any of Landlord’s or Tenant’s rights or obligations hereunder, provided that Landlord may terminate any individual permit for default thereunder in accordance with the provisions thereof, provided that it shall first have given notice of such default to Tenant and an opportunity to cure the same (but without obligation to do so) within ten (10) days thereafter. The form of parking contract, if any, utilized by Landlord with respect to such permits shall be subject to Tenant’s approval, which approval shall not be unreasonably withheld so long as such form is consistent with this Lease.

11.10 Transfer. All of Tenant’s rights under this Article at Tenant’s option shall be fully or partially transferable in connection with any assignment of all or any portion of Tenant’s interest in this Lease or any sublease of all or any portion of the Premises.

11.11 Subleasing. Tenant and its designees shall have the right from time to time to sublease any of its rights to parking spaces on such terms as Tenant shall desire in its discretion.

12. Storage Space

12.1 Storage Rights. Landlord hereby agrees to make available to Tenant from and after the Base Building Completion Date, and thereafter through the Term, five thousand (5,000) square feet of Usable Area of storage space in a location within the Building reasonably acceptable to Tenant upon the terms and conditions provided in this Article 12.

12.2 Adjustment; Allocated Storage Space. The amount of storage space allocated to Tenant shall be adjusted concurrently with each adjustment in size of the Premises (including pursuant to Section 2.1 or Articles 8, 9 or 10), such that any enlargement or reduction in the size of the Premises shall result in a corresponding increase or decrease in the amount of storage area allocated to Tenant, calculated by applying (a) the ratio of five thousand (5,000) to the number of square feet of Rentable Area in the Premises on the Commencement Date, to (b) the number of square feet of Rentable Area by which the Premises were enlarged or reduced. Tenant’s election not to surrender or reduce any storage space shall not affect its right to obtain additional storage space in connection with any subsequent enlargement of the Premises. Storage space allocated to Tenant pursuant to this Section 12.2 shall be referred to as “Allocated Storage Space”. Notwithstanding anything apparently to the contrary in this Article 12, during the period between the Base Building Completion Date and the Commencement Date, Tenant shall be obligated to take and pay for, and Landlord shall make available to Tenant, only such portion of the Allocated Storage Space (not in excess of the amount provided in Section 12.1) as Tenant in its sole discretion shall from time to time deem necessary for its use and occupancy of the Premises during such period, including in connection with the performance of the Tenant Work. Such “phased-in” use of the Allocated Storage Space shall not limit or affect any of Tenant’s allocation or rights under this Article 12 and shall not be deemed to be a surrender of any storage space.

12.3 Surrender; Additional Storage Space. Notwithstanding the allocation of storage space pursuant to Section 12.2, Tenant shall have the right at any time and from time to time from and after the Base Building Completion Date upon not less than ninety (90) days’ prior notice to Landlord to surrender any portion of the leased storage space and upon not less than thirty (30) days’ notice to add to its then-leased storage space on an “as available” basis. If no storage space is available at the time of any request for space by Tenant, Tenant shall be placed on a waiting list which shall be administered on a “first come, first served” basis. Storage space taken by Tenant pursuant to this Section shall be referred to as “Additional Storage Space”.

12.4 First Offer Right. Tenant shall have a right of first offer with respect to storage space in the Building, which shall be administered in accordance with the provisions of Article 9. Storage space taken by Tenant pursuant to this Section 12.4 shall be referred to as “First Offer Storage Space”.

12.5 Rent. Tenant shall pay as a gross annual rent for Allocated Storage Space and Additional Storage Space: (a) from the Base Building Completion Date through the day prior to the eighth (8th) anniversary of the Commencement Date, Ten and No/100 Dollars ($10.00) per square foot of Usable Area; (b) from the eighth (8th) anniversary of the Commencement Date through the remainder of the Initial Term; Twelve and No/100 Dollars ($12.00) per square foot of Usable Area; and (c) during any Extension Term(s), ninety percent (90%) of the market gross rental rate for such storage space. Tenant shall pay as gross rental for any First Offer Storage Space the market rental rate for such space. Such gross annual rent shall be payable in twelve (12) equal monthly installments of one-twelfth (1/12) of the gross annual amount on the first day of each calendar month during the Term. For purposes of this Article, “market gross rental rate” shall be determined under the standards and taking into account the factors to be used in determining Market Base Rental Rate, but in no event in excess of the gross rental rate generally charged on a contract basis to other Building Occupants (or their designees). Such market gross rental rate shall be determined in the manner and in connection with the determination of Market Base Rental Rate for the subject Extension Term, if applicable, with any disputes as to such market gross rental rate being resolved by Arbitration.

12.6 Size; Condition. Except with respect to First Offer Storage Space, all storage space shall be provided to Tenant in blocks of not less than one thousand (1,000) square feet of Usable Area. All storage space shall be delivered to Tenant with a clear ceiling height of not less than eight feet (8'), walls consisting of one (1) layer of five-eighths inch (5/8") gypsum board on each side of metal studs or cement or masonry, one 36" lockable entry door with lockset and keys for each entry to such storage space, lighting providing approximately fifty (50) foot candles of illumination throughout the space, and incidental HVAC service to prevent freezing, moisture or dampness, and, in any event, all storage space shall be fire-rated and be provided with fire suppression systems sufficient under Legal Requirements for storage to the maximum extent permissible under Legal Requirements of records, files, papers, furniture, equipment and other materials normally associated with general office use. Landlord shall have no further obligation with respect to the construction or build out of such space.

12.7 Incorporation of Waiver. The provisions of Section 19.4 shall apply with full force and effect to any storage space leased by Tenant.

12.8 Auxiliary Rooms. Landlord hereby agrees to make available to Tenant from, and after the Base Building Completion Date, and thereafter through the Term at no rent, cost or expense to Tenant (except as provided below), rooms consisting of (a) five hundred (500) square feet of Usable Area on Floor Three (3) for the location, installation and use of Tenant’s stand-by generator, (b) seven hundred fifty (750) square feet of Usable Area on Floor Parking Level One (P1) of the Building for the location, installation and use of Tenant’s communications major point of presence, and (c) three hundred twenty-five (325) square feet of Usable Area on Floor Parking Level One (P1) of the Building for the location, installation and use of Tenant’s communications alternate point of presence, each in the locations respectively specified in the Approved Base Building Plans and Specifications. Tenant may also use such rooms for storage space purposes and/or for such other installations relating to Tenant’s use of the Premises as Tenant shall from time to time desire. The provisions of Section 12.3 (with respect to surrender only), 12.5 (with respect to the room described in clause (a) above only), 12.6, 12.7, and 12.9 shall apply to such auxiliary rooms in the same manner as they apply to Allocated Storage Space. Without limitation to the other requirements of this Lease, Landlord also shall provide throughout the Term at no rent, cost or expense to Tenant, space for Tenant’s fiber optics hub in the communications major point of presence room for the Building on Floor Parking Level One (P1).

12.9 Transfer. All of Tenant’s rights under this Article at Tenant’s option shall be fully or partially transferable in connection with any assignment of all or any portion of Tenant’s interest in this Lease or any sublease of all or any portion of the Premises.

13. Services

13.1 General Services. Landlord shall cause public utilities or other entities to furnish the electricity, gas, steam, water and other utilities utilized in operating any and all Building Systems. In no event shall Landlord (a) grant to any party the exclusive right to provide any service or utility (other than steam) to the Building or to Building Occupants, (b) charge any provider of any service or utility which Landlord is obligated to provide under this Article 13 any fee or sum whatsoever for access to the Building or any portion thereof, or (c) impose upon any provider of any service or utility to the Building or to Building Occupants any other barriers to entry or limitations on competition (including limitations which are not uniformly imposed upon all service or utility providers), in any event without Tenant’s consent, which may be given or withheld in Tenant’s sole discretion. Tenant shall have the right to select the providers of any services and utilities (other than steam) to Tenant or the Premises in its sole discretion. Landlord shall not extend any of the services described in Section 13.2 to any entities or parties whatsoever other than Tenant and other Building Occupants without Tenant’s consent, which may be given or withheld in Tenant’s sole discretion.

13.2 Services to the Building and the Office Space. Landlord shall at all times operate, repair, replace and maintain all Building Systems, and shall provide to the Premises and other portions of the Building during such days and hours as shall from time to time be commensurate with the Minimum Building Standards (except as otherwise provided below), at Landlord’s expense (subject to Article 7), the facilities, utilities and services provided in this Section 13.2 (collectively, “the Services”), all in accordance with: (a) the greater specifications and performance standards provided in the Base Building Shell Condition Requirements or the Approved Base Building Plans and Specifications, if applicable, (b) the Minimum Building Standards (subject to Permitted Physical Limitations), (c) such higher standards and additional hours as Tenant from time to time shall reasonably require (subject to Permitted Physical Limitations), and (d) such additional requirements as shall be provided below. In the event (y) Landlord provides Services to a standard higher than, or during hours in addition to, those otherwise required by this Section 13.2 solely as a result and during the continuance of a Tenant requirement under clause (c) above (which requirement Tenant may withdraw from time to time in its sole discretion), and (z) such Services are provided either to the Common Areas or are of the nature that they must be provided to the leased premises of other Building Occupants without the agreement of such other Building Occupant, then for purposes of Section 7.2.5 such Services shall be deemed to have been provided disproportionately to the Premises and to the premises of any other Building Occupant who has requested or agreed to receive such disproportionate Services.

13.2.1 Heating, Ventilating and Air Conditioning. HVAC and related services as follows: central ventilation, heat and air conditioning in season, at such times, and at temperatures and humidity and in amounts described in Exhibit G and to the standards provided above (subject, however, to modification in hours of operation, temperatures or otherwise to the extent required to comply with Legal Requirements or the mandatory requirements of the applicable public utility). Landlord shall provide HVAC at times other than Normal Business Hours on request of Tenant, at rates equivalent to Landlord’s actual, documented out-of-pocket costs of providing such service (without any mark-up or management fee). In the event of any interruption or shortfall in such services, Landlord shall provide the services to the extent available to the Premises on a first priority basis.

13.2.2 Elevators. Non-exclusive public elevator service by all elevators serving the Floors on which any portion of the Premises are situated during Normal Business Hours (and by at least two (2) passenger elevators after Normal Business Hours), and freight elevator service by at least two (2) freight elevators serving all Floors on which any portion of the Premises are situated during Normal Business Hours (and, without additional expense to Tenant, after Normal Business Hours if scheduled with Landlord). Tenant at its request shall have the exclusive right to use one (1) such freight elevator during Normal Business Hours, and upon such request Tenant shall confine its freight elevator use to the freight elevator dedicated to Tenant’s use. Upon not less than two (2) days’ notice to Landlord, Tenant also shall have the exclusive right to use the freight elevators during the hours of 6:00 a.m. to 8:00 p.m. on any weekends during which Tenant desires to move into or out of the Premises or any portion thereof; provided, however, after Tenant’s initial occupancy of the entire Premises, any such exclusive use shall be subject to any other freight elevator uses previously scheduled by other Building Occupants of which Landlord notifies Tenant promptly following such notice by Tenant.

13.2.3 Light Bulbs. Building standard lamps and ballasts and all replacements thereto in the Premises, and all lamps and ballasts and replacements thereof in all portions of the Common Areas (including all Skyways, elevator lobbies, toilet and restroom areas and stairwells). All such lamps, ballasts, and replacements at all times shall be owned by Landlord and shall be in conformance with the Base Building Shell Condition Requirements.

13.2.4 Building Security. Uniformed guards and/or equipment on a twenty-four (24) hour-per-day, seven (7) day-per-week basis to maintain security for the Building to the standards provided above. Building security staff will provide off-site escort services to all locations within a reasonable distance of the Building. Landlord shall provide as a part of the Base Building Work one (1) common security desk for the Building, at which Tenant may from time to time station a security guard or visitor check-in attendant. Without limitation to Landlord’s obligations, Tenant shall have the right at its expense from time to time (a) to provide its own security personnel within the Premises or within any elevator bank occupied solely by Tenant, (b) to connect to the Building’s security systems its security personnel and any security equipment installed by Tenant in connection with the Tenant Work and, provided there is sufficient capacity, any additional security equipment installed after the Commencement Date, and (c) subject to the requirements of Article 15, to install security equipment and installations in the Common Areas.

13.2.5 Cleaning Services; Tenant Right to Provide Own Cleaning Services; Recycling. Janitorial and cleaning services (including garbage collection and removal, cleaning, and supply of restroom facilities, and maintenance and cleaning of kitchen areas and break rooms, on each Floor of the Building on which any part of the Premises is situated and exterior window washing) in accordance with Exhibit H and to the standards provided above, except in those portions of the Premises, if any, designated by Tenant from time to time as not requiring janitorial and cleaning services or as only requiring partial janitorial and cleaning services. Tenant shall have the right at any time and from time to time, upon at least sixty (60) days’ prior notice to Landlord (or thirty (30) days’ notice if Tenant agrees to pay any reasonable penalty payable by Landlord to its cleaning contractor which is due and payable as a result of such notice being less than sixty (60) days) to provide its own janitorial and cleaning service to all or any part of the Premises constituting either the entire Rentable Area leased by Tenant on a particular Floor or an area designated by Tenant as a high security area, either through its own employees or through independent contractors of Tenant’s selection. Tenant shall have the further right, upon at least sixty (60) days’ prior notice, to require Landlord to resume providing such service to any part of the portion of the Premises as to which Tenant is then providing such service, whereupon Landlord shall resume furnishing janitorial service to said portion of the Premises. In negotiating with its cleaning contractor Landlord will endeavor to minimize notice periods and penalties, and in the event the cleaning contractor is an Affiliate or a subsidiary of Landlord, the costs for such cleaning services shall be competitive with the then prevailing rates for services rendered by persons or entities of similar skill, competence and experience and, in any event, no penalty shall be payable by Tenant with respect to the election to provide or discontinue Tenant’s own janitorial service. At any time when Tenant is providing its own janitorial service, an appropriate reduction (based on Landlord’s cost savings) shall be made in Tenant’s Estimated Operating Expense Contribution and Tenant’s Operating Expense Contribution. Landlord shall implement and maintain a recycling program for the Building and all Building Occupants, which program shall include, without limitation, providing recycling receptacles for most paper in all private offices and break, computer, conference, copy and other service rooms, as well as receptacles for newspapers, glass, magazines, plastic and other recyclables in all break rooms and kitchen areas, and removal and recycling of the same. Tenant shall use reasonable efforts to cause its employees to cooperate with such program.

13.2.6 General Maintenance. Maintenance and cleaning of the Building, all Common Areas, the Building exterior and landscaped and other areas in and around the Building; and adequate pest control for the Building.

13.2.7 Skyways. The Skyways during at least the hours of 6:30 a.m. to 10:00 p.m., Monday through Saturday, and 10:00 a.m. to 6:00 p.m. on Sundays and Holidays, and during such other times of day and on such hours as any of the retail business located on Floors One (1) or Two (2) of the Building are open for business; provided, however, to the extent (a) any skyway agreement entered into prior to the date of this Agreement for a particular Skyway (other than with respect to the LaSalle Passageway) does not require such Skyway to be open to such extent, and (b) the owner of the other Building connected to such Skyway does not keep the passageways of its building open to such extent, Landlord shall be obligated only to keep such Skyway open only to the greater extent of the agreement described in clause (a) or the hours observed by such other owner in clause (b).

13.2.8 Electrical Facilities. Electrical capacity (at the risers in the Building’s core) for each Floor within the Premises.

13.2.9 Directory. The building directories described in Article 37.

13.2.10 Shuttle Service. At Tenant’s direction and expense, a shuttle service for the exclusive use of Tenant, its personnel and employees and other persons designated from time to time by Tenant from the Building to remote parking ramps and other selected locations in downtown Minneapolis shall be made available by Landlord in a manner acceptable to Tenant.

13.2.11 Exhaust Duct. The base building general exhaust duct.

13.2.12 Building Risers. The general utility and service risers in the Building core and basement levels.

13.2.13 Water. Water for lavatory and drinking purposes to be drawn from the public lavatory in the core of each Floor of the Building on which the Premises are located. Landlord agrees to provide two water coolers per Floor in the locations specified in the Approved Base Building Plans and Specifications.

13.2.14 Other Common Areas. The other Common Areas from time to time existing at the Building.

13.2.15 Other Services. Such other facilities, utilities and services as shall be (a) required by Base Building Shell Condition Requirements or the other requirements of this Lease, (b) necessary to meet the Minimum Building Standard (subject to Permitted Physical Limitations), and (c) reasonably requested by Tenant from time to time (subject to Permitted Physical Limitations).

The facilities, services and utilities shall be in addition, and not by way of limitation, to the utilities and services to be provided by Landlord during the performance of the Tenant Work as provided in Exhibit D.

13.3 Interruption in Services. Except as expressly provided below or as otherwise provided in this Lease, failure by Landlord to furnish any of the facilities, utilities or services required to be provided by Landlord hereunder, or any cessation in the furnishing of same, shall not render Landlord liable in any respect for damages, nor be construed as an eviction by Landlord, nor work an abatement of rent, nor relieve Tenant from fulfillment of any covenant or agreement hereunder; provided that in any such event Landlord shall exercise best efforts to remove the cause of the failure or cessation and restore the service promptly. If for any reason or cause of any kind or nature whatsoever, other than any governmentally mandated energy or utility conservation program or any damage to the Premises or the Building or Building Systems caused by Tenant willfully, the Premises or any part thereof shall become untenantable as a result of any such failure or cessation and such condition shall continue for at least three (3) full consecutive business days after Tenant shall notify Landlord of such condition, then all Rent shall abate as to such untenantable portion from, after and including the later of (a) the inception of such condition, or (b) the date occurring ten (10) days prior to the commencement of such three (3) day period, until such time as the same becomes tenantable again, provided that if Tenant shall, or could without unreasonable adverse effect on Tenant’s operations, continue to occupy and use such untenantable portion of the Premises such Rent shall abate only to the extent fair and equitable under the circumstances. In the event that more than one-fourth (1/4) of the Rentable Area in the Premises is rendered untenantable as a result of any such failure or cessation and such condition shall continue for more than one hundred eighty (180) days for any reason other than any governmentally mandated energy or utility conservation program or damage by fire or other casualty not caused by Landlord or Tenant willfully, Tenant shall have the right to cancel this Lease as to either the entire Premises or the portion rendered untenantable provided notice of such cancellation is given to Landlord prior to the entire Premises being rendered tenantable. Without limiting the generality of the term “untenantable,” any portion of the Premises (y) which is not in whole or in part served with any facilities and services which are required to be provided by Landlord under this Lease and which are reasonably necessary to the operation of Tenant’s business from the Premises, or (z) the practical use and enjoyment of which by Tenant for the purposes set forth in Section 3.1 shall be materially adversely effected by reason of or in connection with the interruption or cessation of any such facilities, utilities, or services, shall be deemed to be untenantable regardless of whether Tenant continues to occupy and use such Floor or any portion thereof.

13.4 Access, Keys and Locks. Landlord will provide as part of Base Building Work equipment acceptable to Tenant to limit access to the Building after Normal Business Hours. Subject to the other terms and conditions of this Lease, Landlord will provide Tenant with access to the Premises, twenty-four (24) hours a day, seven (7) days per week. Landlord shall, without cost to Tenant, also provide to Tenant security cards or other devices necessary to gain access to the Building, Floors on which the Premises are located, the Parking Garage and areas of the Building where any storage space is located, in number not less than the number from time to time of employees of Tenant or its Affiliates. Any lost, stolen or misplaced cards shall be replaced by Landlord at Tenant’s expense. Tenant may install its own locks on any door of the Premises, in which event Tenant shall supply Landlord with a complete set of keys to such locks; provided that with respect to high security areas of the Premises, Landlord shall not have its own keys but may, in an emergency situation where in Landlord’s good faith judgment immediate entry is required to prevent or minimize serious personal injury, death or property damage, use force to gain entry into such areas, and Landlord shall not be liable to Tenant for damages resulting from such use of force. Upon termination of this Lease, Tenant shall surrender to Landlord all keys to any locks on doors entering or within the Premises, and give to Landlord an explanation of the combinations of all locks for safes, safe cabinets and vault doors in the Premises.

13.5 Graphics. Without limitation to Tenant’s rights under Section 36.1, at Tenant’s request, Landlord shall provide and install, at Tenant’s cost, all letters (designating the name of Tenant) and/or numerals (designating the suite number) on entrance doors to the Premises, and all such letters and numerals shall be in the Building standard graphics.

14. Condition of Premises

Tenant acknowledges that, except as provided in this Lease, Landlord and its agents have made no representation or warranty with respect to the suitability or fitness of the Premises or the Building for the conduct of Tenant’s business.

15. Alterations; Removal of Trade Fixtures

15.1 Alterations, Additions, Modifications. Except as specifically provided in this Lease (including Exhibit D), Tenant may make any alterations, additions or modifications to the Premises, or its leasehold improvements in the Premises, deemed appropriate by Tenant without any consent or approval by Landlord, except that:

15.1.1 Costs Over $50,000. For any alterations, additions or modifications costing on an individual basis in excess of Fifty Thousand Dollars ($50,000) in Constant Dollars (other than cosmetic changes to finish work, such as painting, wallpaper, floor coverings and the like), Tenant shall provide to Landlord a prior written notification of the action contemplated by Tenant (provided that Tenant need not obtain Landlord’s consent for such alterations, additions or modifications unless otherwise required hereunder);

15.1.2 Plans and Specifications. For any alteration, addition or modification to be made pursuant to plans and specifications and for which Landlord’s consent is required, Tenant shall deliver to Landlord at least fifteen (15) days prior to commencement of construction, copies of then current plans and specifications; Tenant shall also deliver within a reasonable time after a request from Landlord, copies of then-current plans and specifications of any other alterations, additions or modifications to the extent the same were prepared and are available.

15.1.3 Effect on Exterior Appearance of Building. Except as otherwise expressly permitted under the terms of this Lease (e.g., Section 13.2.4, Articles 5, 36, 37, 39 and 40, and Exhibit D), Tenant shall not make any improvements, alterations or additions which are visible from the public areas of the Building or alter the exterior appearance of the Building, without Landlord’s prior approval, which approval shall not be unreasonably withheld; and

15.1.4 Effect on Structure, Building Systems. Tenant shall not make any alterations, additions or modifications to the Premises which adversely affect the structural integrity of the Building or materially adversely affect the Building Systems, without the prior written consent of Landlord, which consent shall not be unreasonably withheld so long as Tenant shall eliminate or compensate for such adverse effect, at Tenant’s sole cost and expense.

If Landlord fails to disapprove such improvement, addition or alteration within fifteen (15) days after receipt of such plans and specifications, such improvement, addition or alteration, shall be deemed approved by Landlord.

15.2 General Provisions. Subject to the provisions of Section 15.1, the following provisions shall apply with respect to all alterations, additions or modifications made by Tenant in the Premises or to its leasehold improvements:

15.2.1 Manner of Work. Such alterations, additions or modifications shall be constructed and completed in a good and workmanlike manner and in compliance with all Legal Requirements at Tenant’s sole cost and expense, and shall be made, to the extent reasonably practicable, in such manner and at such times as not to materially and unreasonably interfere with the use and enjoyment of other space in the Building by other Building Occupants, and so as not to unreasonably interfere with normal Building operations or any work then being done by Landlord (or its contractors) in or on the Building or parts thereof.

15.2.2 Indemnification. Subject to Section 19.4, Tenant shall indemnify, protect, defend and hold Landlord harmless from (a) any claims, suits, damages, loss, cost or expense, including reasonable attorneys’ fees and costs, incurred by Landlord as a result of any defects in design, materials or workmanship arising from work performed by Tenant under this Article 15 (provided, however, that Tenant shall not be responsible for, and is hereby released from and indemnified against claims resulting from, the use of Tenant’s alterations, improvements or additions by Landlord or any other Building Occupant after the expiration or earlier termination of this Lease), and (b) any mechanic’s or materialmen’s lien or claim thereof arising out of such work. All materialmen, contractors, artisans, mechanics, laborers and other parties hereafter contracting with Tenant for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises are hereby charged with notice that they must look solely to Tenant for payment for same. Nothing contained in this Section 15.2.3 shall preclude Tenant from contesting any lien or claim mentioned herein, so long as Tenant shall bond against same or otherwise secure such claim to the reasonable satisfaction of Landlord.

15.2.3 Insurance. Tenant will carry and maintain, or cause to be carried and maintained by contractors performing such work, worker’s compensation and liability insurance policies (in amounts and coverage required by statute in the case of worker’s compensation insurance, and in the case of liability insurance in amounts not in excess of Five Million Dollars ($5,000,000) in Constant Dollars (except that no contractor shall be required to carry more than One Million Dollars ($1,000,000) in Constant Dollars)) naming Landlord as an additional insured, and certified copies of all such policies or certificates thereof shall be delivered to Landlord prior to commencement of such work by the contractor in question. Each such policy shall provide that the same may not be canceled except upon at least ten (10) days’ prior written notice to Landlord.

15.3 Title at End of Lease Term. Any and all additions, alterations, or improvements to the Premises shall be and remain the property of Tenant at all times during the Term of this Lease, provided that any of the same which are not removed by Tenant shall become the property of Landlord upon the expiration or earlier termination of this Lease.

l5.4 Surrender of Premises.

15.4.1 Condition. Upon the expiration of the Term of this Lease or the earlier termination hereof, Tenant shall quit and surrender possession of the Premises to Landlord in as good order and condition as the Premises hereafter may be improved by Landlord or Tenant, reasonable wear and tear, repairs which are Landlord’s obligation, and damage or destruction by fire or other casualty or cause or condemnation excepted.

15.4.2 Condition of Premises Upon Expiration of Lease. Notwithstanding the foregoing but subject to the provisions of Article 19, upon the expiration of this Lease Tenant shall not have any obligation, notwithstanding Section 15.4.3, to patch, repair or replace finish work such as wallcoverings, paint, carpeting or to patch, repair or cover holes in the wall, floor or ceiling left by the removal of Trade Fixtures or other property of Tenant, provided such removal is accomplished by reasonable means under the circumstances.

15.4.3 Removal of Trade Fixtures, Equipment, etc. Notwithstanding any provisions of this Lease to the contrary but subject to Article 19, at any time during the Term of this Lease, Tenant shall at all times own and retain title to and shall have the right to remove its movable equipment, furniture, furnishings and personal property placed upon or in the Premises by Tenant, as well as any Trade Fixtures (hereinafter defined), provided in each and every case:

(a) Such removal is effected without material damage to the Base Building and, with respect to the Trade Fixtures within the Premises, such removal is effected by reasonable means under the circumstances, failing which Tenant, at its expense, promptly repairs any such damage caused by such removal; and

(b) Any property not removed by Tenant upon the expiration or sooner termination of the Term and recovery of possession by Landlord shall thereupon become the property of Landlord and its sole responsibility, and Tenant shall have no further obligation in connection therewith, provided that Tenant in any event shall remove all of its unattached personal property from the Premises at the end of the Term.

16. Repairs

16.1 Repairs by Landlord. Except for Tenant’s obligations specifically set forth in Section 16.2, Landlord shall make all repairs and replacements to and perform necessary maintenance, repair, refurbishing and replacement work upon the Premises (including all elevator lobbies, restrooms and ceiling and above-the-ceiling improvements or work, whether included in the Tenant Work or the Base Building Work) and the Building and all parts thereof, including the footings, foundations, walls, floors, Building Systems and other structures and equipment, Common Areas and facilities, the landscaping and all other exterior improvements, and all other aspects of the Building included in the Base Building Work necessary to keep the same in accordance with Minimum Building Standards (subject to Permitted Physical Limitations). Notwithstanding the foregoing provisions, but subject to the provisions of Section 19.4 and Articles 20 and 21 below, Tenant shall reimburse Landlord for the reasonable, documented out-of-pocket costs incurred by Landlord in making any repairs to the Building which are required as a result of any misuse or neglect of the same by Tenant or any of its officers, agents, employees, contractors or licensees while in or about the Premises or any other part of the Building.

16.2 Repairs by Tenant. Tenant shall make all repairs and replacements to and perform necessary maintenance, repair, refurbishing and replacement work to the aspects of the Premises included in the Tenant Work or in any alterations, improvements or additions to the Premises performed by Tenant (other than any elevator lobbies, restrooms, or ceiling and above-the-ceiling improvements or work which shall be repaired by Landlord pursuant to Section 16.1) necessary to keep the same in a first class order, condition and repair.

16.3 Failure by Landlord or Tenant to Repair. If either Landlord or Tenant fails or refuses to make repairs or replacements as required under this Lease within thirty (30) days after notice from the other party (and for such longer period of time as may be reasonably needed to cure such failure or refusal as long as the failing or refusing party shall promptly undertake to cure and shall diligently pursue such cure to completion), then the other party may, at its option but without any obligation to do so, make such repairs or replacements. The party so failing or refusing to make such repairs and replacements shall repay to the other party the reasonable documented out-of-pocket costs thereof (plus ten percent (10%) thereof to cover overhead, (which overhead charge, to the extent applicable to repairs and replacements made by any Building maintenance personnel, if paid by Tenant shall reduce Operating Expenses under Section 7.2.2)) within ten (10) days after receipt of detailed invoices therefor. If Landlord shall fail to make such payment, Tenant shall have the right to deduct such costs and overhead from the Rent coming due under this Lease, in addition to any other right or remedy.

16.4 Standards/Code Compliance. Without limitation to any other provision of this Lease (but subject to the provisions of Section 3.3), Landlord shall maintain all components and elements of the Building and Premises over which Landlord has repair responsibility under Section 16.1 (including (but subject to the provision of Section 3.3) all public and quasi-public areas) at all times during the Term in compliance with all Legal Requirements (including the Americans with Disabilities Act), assuming the anticipated density of occupation and relative proportion of private offices to open floor plan space provided in Section 2.2.1 of Exhibit D; provided, however, that if any such Legal Requirement shall require a change, alteration or modification to the Building, Landlord may take advantage of any applicable “grandfathering” or similar provision which would allow the Building to operate under the previously existing standard or which would allow Landlord to delay the timing of its compliance therewith, provided that such delay shall be without damage or risk to the person or property of Tenant and consistent with Landlord’s requirements to maintain and operate the Building in a manner consistent with the Minimum Building Standards.

16.5 Electro-Magnetic Fields. Landlord shall design, maintain and operate the Building so as to minimize any damage, interruption or disturbance to the Building Systems, the Services or to the Tenant Work, Tenant’s Trade Fixtures and Tenant’s other equipment as a result of any electro-magentic fields generated by or as a result of any cause other than the Tenant Work, Tenant’s alterations or improvements, or Tenant’s operations. In the event of any such damage, interruption or disturbance, Landlord shall promptly use due diligence (consistent with the Minimum Building Standards, subject to Permitted Physical Limitations) so as to eliminate such condition.

17. Tenant’s Personal Property Taxes and Rent Taxes

17.1 Payment of Personal Property Taxes. At least ten (10) days prior to delinquency, Tenant shall pay all taxes levied or assessed upon any equipment, furniture and other personal property owned by Tenant and located in or about the Premises.

17.2 Rent Taxes. Tenant shall indemnify Landlord for any tax or excise on rents, gross receipts tax, or other tax, however described, which is levied or assessed by the United States of America, the State of Minnesota or any political subdivision thereof, against Landlord in respect to the Rent reserved under this Lease; provided, however, Tenant shall have no obligation to indemnify Landlord for any items included in or excluded from Real Property Taxes pursuant to Section 7.5; further provided, however, in the event any such tax is progressive in nature, Tenant’s liability therefor shall be limited to the amount of such tax which would be imposed on the Rent reserved under this Lease if the only rent earned or payable to Landlord were the rent generated from the Building.

17.3 Exclusion from Real Property Taxes. The portion of taxes payable by Tenant pursuant to Sections 17.1 and 17.2 hereof and by other Building Occupants pursuant to similar provisions in their leases shall be excluded from Real Property Taxes for purposes of calculating Operating Expenses pursuant to Article 7 hereof.

18. Entry for Repairs and Inspection

Tenant shall permit Landlord or its agents or representatives to enter into and upon any part of the Premises at all reasonable hours after giving reasonable prior notice to Tenant (considering the circumstances), giving due attention and consideration to Tenant’s security and in such a manner as to cause as little disturbance as reasonably possible (including to the extent reasonably possible, limiting such entry to other than during Normal Business Hours), to inspect the same, clean or make repairs, alterations or additions thereto or to the Base Building, to show the space to prospective insurers, mortgagees, purchasers, partners, tenants (during the final twelve (12) months of the Term only), or appraisers, to repair adjacent tenant space and to cure defaults of Tenant, as Landlord may deem necessary or desirable, and Tenant shall not, except as otherwise provided in this Article 18 or elsewhere in this Lease, be entitled to any abatement or reduction of rent by reason thereof; provided, however, Landlord shall not interfere with Tenant’s use and enjoyment of the Premises, except to the extent necessary under existing circumstances (in which event, in the cases of repair, alteration or additions other than those necessary to cure Tenant’s default, Tenant shall be entitled to an abatement of rent on a fair and equitable basis if such interference materially adversely affects Tenant and lasts for more than two (2) consecutive business days). Tenant shall have the right to have a representative of Tenant accompany any parties (including Landlord or its agents or representatives) so entering the Premises. In no event shall Landlord enter into any area of the Premises designated by Tenant as a high security area unless accompanied by a representative of Tenant (who shall be reasonably available upon request of Landlord) or in the event of an emergency in respect of which emergency situation the provisions of Section 13.4 shall apply.

19. Insurance; Indemnification; Release

19.1 Property Insurance. Landlord shall at all times from and after commencement of construction of the Building and thereafter during the Term maintain “all risk” coverage (which may exclude coverage for earthquake and flood perils) property insurance on the Building (including the Tenant Work and any Tenant alterations, improvements or additions), which insurance shall not exclude coverage for sprinkler damage, vandalism and malicious mischief and shall include a Building Ordinance endorsement and a demolition endorsement, and to the extent boilers or pressure vessels are used at the Building, boiler and pressure vessel explosion coverage. Said insurance shall be maintained with a responsible insurance company qualified to do business in Minnesota, in an amount not less than one hundred percent (100%) of their actual replacement cost from time to time during the Term with a deductible or deductibles which are no greater than those consistent with the Minimum Building Standards, and at the expense of Landlord (but with the same to be included as an Operating Expense to the extent allocable to the period after the Rent Commencement Date), and payments for losses thereunder shall be made to Landlord, if the loss is under Two Hundred Fifty Thousand Dollars ($250,000) in Constant Dollars and otherwise to an insurance trustee or title insurance company reasonably acceptable to Landlord and Tenant, or to the institutional holder of a Mortgage who agrees in writing for Tenant’s benefit to hold and disburse all such payments in accordance with this Lease, for disbursement in accordance with and for the purposes required by this Lease. Said “all risk coverage” insurance policy shall contain no risk of coinsurance by Landlord by reason of the insured value of the Project being less than the actual value of the Project. Tenant may at its own cost and expense, procure and maintain in effect policies of insurance covering all Trade Fixtures, merchandise and other personal property from time to time in, on or upon the Premises (excluding the Tenant Work and any Tenant alterations, improvements or additions). The proceeds of such insurance carried by Landlord shall be applied in accordance with this Lease for the repair or replacement of the property so insured.

19.2 Liability Insurance. Landlord and Tenant shall each, at their respective own expense, maintain a policy or policies of commercial general liability insurance with the premiums thereon fully paid on or before the due dates, such insurance to afford minimum protection (which may be effected by primary and/or excess coverage) of not less than, in the case of Landlord, Ten Million Dollars ($10,000,000) in Constant Dollars in respect of personal injury or death in respect of any one occurrence, Ten Million Dollars ($10,000,000)

in Constant Dollars in respect of property damage in any one occurrence, or with a combined single limit of not less than Ten Million Dollars ($10,000,000) in Constant Dollars for any occurrence, and, in the case of Tenant, Five Million Dollars ($5,000,000) in Constant Dollars in respect of personal injury or death in respect of any one occurrence, One Million Dollars ($1,000,000) in Constant Dollars in respect of property damage in any one occurrence, or with a combined single limit of Five Million Dollars ($5,000,000) in Constant Dollars, or such higher or lower amounts as may be reasonably carried from time to time by landlords and tenants in the respective positions of Landlord and Tenant. Landlord shall cause Tenant to be named as an additional insured with respect to the Building and Land (but not the Premises) and Tenant shall cause Landlord to be named as an additional insured with respect to the Premises.

19.3 Policy Requirements. All insurance required to be carried by Landlord or Tenant hereunder shall be issued by responsible insurance companies rated A:IX or better by Best’s Insurance Reports, which may legally issue such a policy in the State of Minnesota. Certificates evidencing the existence and amounts of insurance policies required to be carried by Tenant hereunder, or upon the prior request of Landlord, copies of such policies, shall be delivered to Landlord by Tenant at least ten (10) days prior to any Delivery Date. Landlord shall provide Tenant with certificates evidencing the insurance that Landlord is obligated to maintain under this Lease or upon the prior request of Tenant, copies of such policies. Each policy of insurance required to be maintained under this Article 19 shall provide that it shall not be cancellable or subject to reduction of coverage or otherwise subject to modification except after thirty (30) days prior written notice to the parties named as insureds or additional insureds, and with respect to Landlord’s property insurance maintained under Section 19.1, to Tenant. Tenant shall, at least seven (7) days prior to the expiration of any policy, furnish Landlord with certificates of renewal or certificates of replacement policies which fully comply with the requirements of this Lease, or Landlord may order such insurance and charge the cost thereof to Tenant, which amount shall be payable by Tenant upon demand. Landlord shall, at least seven (7) days prior to the expiration of Landlord’s property insurance maintained under Section 19.1, furnish Tenant with a certificate of renewal or certificate of replacement policy. Any policy may be carried under so-called “blanket coverage” form of insurance policies, provided any such blanket policy specifically provides that the amount of insurance coverage required hereunder shall in no way be prejudiced by other losses covered by the policy.

19.4 Waiver of Liability and Subrogation Rights. Anything in this Lease (including Exhibit D and Section 19.5) to the contrary notwithstanding, Landlord and Tenant each hereby waive any and all rights of recovery, claim, action or cause of action, against the other, its agents, representatives, members, directors, officers, shareholders, partners or employees, for any loss or damage that may occur to the Premises or the Building, or any improvements thereto, or any personal or other property of such party, by reason of fire, the elements, or any other cause which could be insured against under the terms of the fire and “all risk” coverage insurance policies referred to in Section 19.1 hereof, regardless of cause or origin, including negligence or intentional acts of the other party hereto, its agents, representatives, members, directors, officers, shareholders, partners or employees.

19.5 Hold Harmless. Subject to the express terms of this Lease to the contrary, (a) Tenant hereby agrees to defend, indemnify and hold harmless Landlord from any and all claims, liabilities, causes of action or costs (including reasonable attorneys’ fees and costs of suit) to the extent they arise out of (or are alleged to arise out of) any negligent or otherwise wrongful act or omission of Tenant or its Affiliates or their officers, directors, agents, servants, employees, and representatives acting within the scope of their agency, employment, contract or representation, and (b) Landlord hereby agrees to defend, indemnify and hold harmless Tenant from any and all claims, liabilities, causes of action or costs (including reasonable attorneys’ fees and costs of suit) to the extent they arise out of (or are alleged to arise out of) any negligent or otherwise wrongful act or omission of Landlord or its Affiliates or their officers, directors, agents, servants, employees, and representatives acting within the scope of their agency, employment, contract or representation. Subject to Section 19.4, Landlord hereby agrees to defend, indemnify and hold harmless Tenant from (y) any and all claims, liabilities, causes of action or costs (including reasonable attorneys’ fees and costs of suit) incurred by Tenant as a result of any defects in design, materials or workmanship arising from any repairs, alterations or other work by Landlord in or to the Premises, the Common Areas or any other portion of the Building or the Land, and (z) any mechanic’s or materialmen’s lien or claims thereof arising out of any such work.

20. Damage or Destruction

20.1 Damage; Determination of Repair Time. In the event of any damage to the Premises or any other portion of the Building by fire or other casualty or any other cause occurring after the Commencement Date (“Damage”), Landlord and Tenant shall attempt to agree on (a) the estimated period (the “Estimated Repair Period”) it will take to substantially complete the repair of the Damage, including the Premises and the Common Areas, necessary to restore the Base Building Work, Tenant Work and Tenant Alterations to the condition in which they existed immediately prior to the Damage with any changes or modifications as may be required by Tenant or under Legal Requirements (such work, the “Landlord Repair Work”), employing normal construction methods without overtime or other premium and considering, without limitation, the estimated period of time reasonably necessary for Landlord to obtain any insurance proceeds payable to Landlord as a result of such Damage (not to exceed in any event thirty (30) days, regardless of when they may actually be payable), (b) the estimated date (the “Estimated Repair Completion Date”) upon which the Landlord Repair Work can reasonably be completed, considering such period and circumstances, and (c) if applicable pursuant to Section 20.3.3, the estimated cost (the “Estimated Repair Cost”) of performing the Landlord Repair Work. If Landlord and Tenant do not agree for any reason on the Estimated Repair Period, Estimated Repair Completion Date and Estimated Repair Cost within fifteen (15) days after such Damage, then Landlord shall, within five (5) days thereafter, select an architect to make such determinations, failing which Tenant may select an architect. Such architect shall be subject to the reasonable approval of Tenant. The determinations of such architect shall be made within thirty (30) days after the date of such casualty and shall be binding and conclusive. The date on which such agreements are reached or such determinations are received by Landlord and Tenant shall hereafter be referred to as the “Trigger Date”. Landlord agrees to provide to Tenant promptly upon Landlord’s receipt copies of any opinions or reports (including any preliminary or draft reports, whether written or unwritten summaries of any oral opinions or reports) by its engineers, architects or contractors regarding the Estimated Repair Period, Estimated Repair Completion Date and Estimated Repair Cost.

20.2 Obligation to Repair. Unless this Lease is terminated pursuant to Section 20.3, Landlord shall commence the Landlord Repair Work as soon as reasonably possible and in any event within ninety (90) days after the date of the Damage and shall thereafter diligently pursue the Landlord Repair Work to completion.

20.3 Options to Terminate.

20.3.1 Initial Termination Rights. If (a) it is agreed or determined pursuant to Section 20.1 that the Estimated Repair Completion Date occurs more than one (1) year after the date of the Damage, and (b) the Damage is to all or any portion of the Premises, then either Landlord or Tenant may terminate this Lease; provided, however, if the Estimated Repair Period is three (3) years or less, Tenant shall have the right, exercised by notice to Landlord given within forty-five (45) days after the Trigger Date to extend such one (1) year period for an additional period which, together with the unexpired portion of such one (1) year period, if any, equals or exceeds the Estimated Repair Period, thereby negating any termination by Landlord. Notwithstanding the foregoing, if Landlord determines that it can commence and complete the Landlord Repair Work within the times required by this Lease such that Tenant would not have a right to terminate this Lease pursuant to any provision within this Section 20.3.1, then Landlord shall give notice thereof to Tenant and immediately commence and prosecute the Landlord Repair Work to completion with all due diligence and in accordance with all provisions hereof. No such determination by Landlord shall be binding on Tenant and no such commencement or prosecution of the Landlord Repair Work shall affect Tenant’s rights under this Article 20. If (a) the Estimated Repair Period is greater than one (1) year, and (b) such Damage has a material adverse impact on the operation or Tenant’s use of the Common Areas, Parking Garage, or other Building amenities, Tenant may terminate this Lease. Any such termination shall be exercised by the terminating party by giving notice to the other party within thirty (30) days after the Trigger Date, and shall, subject to Section 20.7, be effective not less than thirty (30) nor more than sixty (60) days after such notice of termination is given. Notwithstanding the foregoing, Landlord shall not terminate this Lease pursuant to this Section 20.3.1 unless it also terminates all other leases in the Building which it has the right to terminate.

20.3.2 Additional Tenant Termination Rights. If Landlord fails to commence and proceed with the Landlord Repair Work as provided in Section 20.2, Tenant may give Landlord notice to do so. If Landlord has not commenced the Landlord Repair Work within fifteen (15) days after Tenant’s notice, Tenant may terminate this Lease (at Tenant’s election as to the entire Premises or the Damaged portion only) by notice given to Landlord within thirty (30) days after expiration of such fifteen (15) day period. If Landlord has not substantially completed the Landlord Repair Work within the time period allowed Landlord to do so under Section 20.3.1 (with any extension not in excess of one hundred twenty (120) days, in the aggregate, on account of Unavoidable Delay), Tenant may terminate this Lease by notice given to Landlord within thirty (30) days after the expiration of such period. Such termination shall, subject to Section 20.7, be effective not less than thirty (30) and nor more than sixty (60) days after such notice of termination is given.

20.3.3 Damage at End of Term. If (a) the Premises are Damaged (i) after the last date Tenant may, but did not, exercise an Extension Option pursuant to Section 4.3.3, or (ii) during the last twenty-four (24) months of the third Extension Term, and (b) the Estimated Repair Cost exceeds, if such Damage occurs during the first twelve (12) months of the last twenty-four (24) months of the Term, fifty percent (50%), or if such Damage occurs during the last twelve (12) months of the Term, fifteen percent (15%), of the replacement cost of the Building above ground level, then either Landlord or Tenant may terminate this Lease by giving written notice thereof to the other party given within thirty (30) days after the Trigger Date. Such termination shall, subject to Section 20.7, be effective not less than thirty (30) nor more than sixty (60) days after such notice of termination is given.

20.4 Business Unit Vacation. If (a) one (1) or more Floors of the Premises is rendered untenantable by Damage, (b) such Floor or Floors were occupied at the time of the Damage by a discrete, identified business unit of Tenant or any Affiliate of Tenant, which business unit also occupied at such time one (1) or more Floors contiguous with the untenantable Floor or Floors (such occupied contiguous space, the “Related Space”), (c) Tenant determines in the exercise of its good faith business judgment that such business unit cannot practicably operate except in a single, contiguous location and cannot practicably be consolidated into other portions of the Premises, and (d) Landlord is obligated under this Article 20 to restore the portion of the Premises so Damaged and rendered untenantable, then Tenant may elect to vacate the Related Space regardless of the number of business units or amount of Related Space affected by the Damage in question. Tenant shall make such election, if at all, by notice to Landlord given within sixty (60) days after the date of the Damage. If Tenant so elects to vacate the Related Space it shall do so within ninety (90) days after it notifies Landlord of such election.

20.5 Abatement. In the event all or part of the Premises or the Building is Damaged, the Rent payable by Tenant hereunder shall be abated (a) in full from the date of such Damage with respect to that portion of the Premises which are thereby rendered untenantable and in which Tenant no longer operates Tenant’s business, (b) to the extent fair and equitable from the date of such Damage with respect to that portion of the Premises which are thereby rendered untenantable but in which Tenant continues to conduct Tenant’s business, and (c) in full from the date Tenant vacates the space with respect to the Related Space as to which Tenant timely makes the election to vacate pursuant to Section 20.4. Such abatement shall continue in either case until the earlier of (a) sixty (60) days after the Landlord Repair Work is completed, or (b) the date Tenant re-occupies and commences business operations in such portion of the Premises. Unless prohibited by Legal Requirements and subject to Landlord’s reasonable requirements in connection with performance of the Landlord Repair Work, Tenant shall have the right to continue to occupy any Damaged portions of the Premises even though the same may be untenantable. Landlord shall be obligated to repair or provide services to such Damaged space only to the extent reasonable under the circumstances. As used in this Article 20, “untenantable” shall include any material adverse effect on the Premises and Tenant’s use thereof or access thereto, including the inability of Tenant to lawfully occupy or use any part of the Premises by reason of any order or direction of any governmental authority, whether or not the Premises or any particular portion thereof are damaged.

20.6 Lease Termination; Proration of Rent. Any termination of the Lease by Tenant pursuant to Section 20.3 at Tenant’s election, exercised at the time Tenant gives notice of termination, may be as to all or any portion of the Premises (whether or not Damaged), provided that after the effective date of any partial termination the Premises shall contain not less than two hundred thousand (200,000) square feet of Rentable Area. In the event of a termination pursuant to Section 20.3, the estate and interest of the Tenant in the portion of the Premises so terminated shall terminate and expire on the date specified in the notice of termination and the Rent allocable hereunder shall be prorated as of such date, subject to abatement of Rent (including refund of any prepaid Rent) to the extent provided in Section 20.5 and the parties’ rights and obligations under Section 20.7.

20.7 Limited Continuation of Lease. Notwithstanding any other provision of this Article 20, if (a) Landlord terminates this Lease in accordance with Section 20.3, or (b) Tenant terminates this Lease as to all or any portion of the Premises in accordance with Section 20.3 and, in the case of termination by Landlord, Tenant elects by notice given to Landlord within twenty (20) days thereafter, or in the case of termination by Tenant, Tenant in the notice of termination expressly reserves the right pursuant to this Section 20.7, to remain in the portion of the Premises so terminated (the “Retained Premises”), then, unless prohibited by Legal Requirements, (w) this Lease shall continue in effect as to the Retained Premises for a period after the date of the Damage as determined by Tenant not in excess of (i) two (2) years in the event the collective Rentable Area of (A) the Retained Premises, and (B) in the event of a termination by Tenant, the portion of the Premises as to which the Lease is not terminated, is not less than one hundred thousand (100,000) square feet, and (ii) six (6) months otherwise, (x) Tenant may make such repairs thereto as Tenant may elect in its discretion to make without contribution from Landlord, (y) Tenant shall pay all Rent allocable to the undamaged portions of the Retained Premises for such period without abatement or reduction as a result of such Damage, and with abatement for any untenantable portions of the Retained Premises as provided in this Article 20, and (z) Landlord shall be obligated to perform its obligations under this Lease in respect of the Retained Premises and the Building only to the extent reasonable under the circumstances. Any such continued possession may be terminated by Tenant at any time by giving not less than thirty (30) days’ notice to Landlord.

20.8 Base Building Work. Nothing in this Article 20 shall in any manner affect Landlord’s obligations or Tenant’s rights under Article 5 or Exhibit D.

21. Eminent Domain

21.1 Termination.

21.1.1 Appropriation of Entire Premises. If all or substantially all of the Premises and/or the Building are condemned or taken in any manner for public or quasi-public use under the power of eminent domain or by conveyance in lieu thereof (an “Appropriation”) before or during the Term, this Lease shall automatically terminate as of the date the public authority takes possession pursuant to the Appropriation (the “Appropriation Date”).

21.1.2 Partial Appropriation. If during the Term only part of the Building is Appropriated, then:

(a) If fifty percent (50%) or more of the Rentable Area of the Building is Appropriated on a permanent basis, whether or not the Premises are or may be affected, Landlord may terminate this Lease;

(b) If any such Appropriation materially, permanently or temporarily (for more than sixty (60) days), and adversely interferes with Tenant’s ability to operate its business in the Premises (including access thereto), Tenant may terminate this Lease;

(c) If five percent (5%) or more Rentable Area of the Premises is Appropriated permanently or temporarily (for more than sixty (60) days), Tenant may terminate this Lease.

Any such termination shall be exercised during the sixty (60) day period commencing on the Appropriation Date by giving at least thirty (30) days’ notice to the other party. If either party so exercises its right of termination hereunder, this Lease shall terminate on the date stated in the notice.

21.2 Termination as to Premises Appropriated. If any part of the Premises is Appropriated, this Lease shall automatically terminate as to the portion of the Premises so Appropriated as of the Appropriation Date whether or not this Lease is terminated pursuant to Section 21.1 above.

21.3 Restoration. In the event part of the Building is Appropriated and this Lease is not thereby terminated, Landlord shall proceed expeditiously to restore the Building and the Premises, as the case may be, to as near the condition which existed immediately prior to such Appropriation as is reasonably possible, provided Tenant shall have the additional right to terminate this Lease if such restoration has not been substantially completed within twelve (12) months after such Appropriation by notice given to Landlord within thirty (30) days after the expiration of such twelve (12) month period.

21.4 Award. Landlord shall be entitled to the entire award in any proceeding for Appropriation of the Premises or any other portion of the Building, except that Tenant shall be entitled to any award made to Tenant for its relocation expenses or the taking of personal property or Trade Fixtures belonging to Tenant.

21.5 Rent Abatement. In the event of a partial Appropriation which does not result in a termination of this Lease as to the entire Premises, Rent shall be abated in proportion to the portion of the Premises rendered untenantable by the Appropriation during the period of such untenantability.

21.6 Temporary Appropriation. Notwithstanding any other provision hereof, in the event of a temporary Appropriation for a period of less than sixty (60) days, this Lease shall remain in full force and effect and Tenant shall continue to perform all of the terms, conditions and covenants of this Lease, including the payment of Base Rental and all other amounts required hereunder. Tenant shall be entitled to receive the entire award made in connection with any temporary Appropriation for a limited period of time of the Premises attributable to any period within the Term of this Lease. Landlord shall be entitled to the entire award for any temporary Appropriation of the Premises which relates to a period after the expiration of the Term of this Lease, or which is allocable to the cost of restoration of the Premises. If any such temporary Appropriation terminates prior to the expiration of the Term of this Lease, Tenant at its option may restore the Premises to its condition prior to the temporary Appropriation, at Tenant’s sole cost and expense, provided Tenant receives the portion of the award attributable to such restoration.

22. Assignment and Subletting by Tenant

Tenant shall have the unconditional right to assign this Lease (including any or all of the expansion, renewal, space reduction and adjustment options or offer or refusal rights or other rights provided to Tenant herein (collectively, “Adjustment Rights”)) or to sublease all or any portion of the Premises to any person without the need for any consent or approval from Landlord or any other party, provided that no such assignment or sublease shall operate to release Tenant from any liability hereunder. No compensation shall be payable to Landlord in connection with any assignment or sublease; all income and profits arising from any such assignment or sublease shall be retained by Tenant. Tenant shall give Landlord at least ten (10) days’ notice of any such assignment or sublease and the identity of the assignee or sublessee, but failure to do so shall not constitute a default under this Lease.

23. Transfer of Landlord’s Interest; Management

23.1 Transfer by Landlord. Landlord may sell, assign, convey or otherwise transfer, subject to this Lease, Landlord’s estate, right, title and interest hereunder and in the Land and Building or any portion thereof without the consent of Tenant; provided, however, with the exception of instruments providing security for the financing of the Building for which Tenant has received a non-disturbance agreement as described in Article 25, Landlord shall not sell, assign, convey or otherwise transfer Landlord’s right, title and interest hereunder or in the Land or Building, or any direct or indirect interest in the entity owning or holding said right, title or interest at any time prior to the Commencement Date, the completion of all of Landlord’s obligations with respect to the performance of the Base Building Work and the Tenant Work and the disbursement or application pursuant to Section 3.6 of Exhibit D of the entire amount payable by Landlord pursuant to said Section 3.6. If, in compliance with the foregoing provisions of this Section 23.1, Landlord conveys the fee simple title to the Land and the Building and all of its right, title and interest therein, including this Lease and all other leases and agreement affecting the Land and the Building, and if the transferee in a writing for Tenant’s benefit expressly and unqualifiedly (x) assumes this Lease, (y) agrees to pay and perform all obligations of Landlord which arise on and after the date of such conveyance, and (z) agrees to pay and perform all obligations of Landlord which arise prior to the date of such conveyance as shall be in default at the time of conveyance and, if an estoppel certificate is required of Tenant in connection with such conveyance, shall have been described in such certificate, then such conveying Landlord shall be released of liability for any obligations which first arise on or after the date of such conveyance. Nothing in this Article 23 shall be deemed to limit Tenant’s exercise of any of its abatement, offset, self-help or similar rights or remedies provided in this Lease, irrespective of whether any circumstances giving rise to exercise of any such rights or remedies arises or occurs before or after any such conveyance, provided Tenant describes in any estoppel certificate required of Tenant in connection with such a conveyance any such circumstances which exist and of which Tenant has actual knowledge as of the date of such certificate.

23.2 Management. Tenant shall have the right during the Term to approve any managing agent and management personnel for the Building, which approval shall not be unreasonably withheld. Tenant agrees to approve an Affiliate of Landlord as the initial manager of the Building.

23.3 Limitation of Liability. Except for Landlord’s obligations under Article 5, Section 23.1 and Exhibit D, from and after the Commencement Date, the completion of all of Landlord’s obligations with respect to the performance of the Base Building Work and the Tenant Work and the disbursement or application pursuant to Section 3.6 of Exhibit D of the entire amount payable by Landlord pursuant to Section 3.6, Tenant shall look solely to the Land and Building, together with the proceeds of insurance policies required to be or otherwise maintained by Landlord under Article 19 and the proceeds derived from any sale or transfer of any of Landlord’s interest in the Land and Building, but to no other assets of the Landlord for satisfaction of any liability pursuant to this Lease.

24. Default by Landlord or Tenant

24.1 Events of Default. The following shall constitute an Event of Default under this Lease:

24.1.1 Monetary Default. If default shall be made in the payment of any sum to be paid by Tenant under this Lease when due and such default shall continue for ten (10) days after notice thereof to Tenant; or

24.1.2 Nonmonetary Defaults. If default shall be made in the performance of any of the other covenants or conditions which Tenant is required to perform under this Lease and such default shall continue for thirty (30) days after notice thereof to Tenant or, if the default is not reasonably curable within such thirty (30) day period, for such longer period of time as may be reasonably needed to cure such default as long as Tenant shall promptly undertake to cure and shall diligently pursue such cure to completion.

24.2 Landlord’s Remedies. Landlord may treat the occurrence of any Event of Default as a breach of this Lease and thereupon, at Landlord’s option but subject to Sections 24.2.5 and 24.2.7, Landlord shall have any one or more of the following described remedies:

24.2.1 Termination. Landlord may terminate this Lease and forthwith repossess the Premises by legal process and be entitled to recover, after repossession, as damages a sum of money equal to the total of (a) the cost of recovering the Premises, (b) the unpaid Rent earned at the time of termination, plus interest thereon at the Agreed Interest Rate from the due date, (c) as agreed final damages, the net present value (discounted at the Amortization Interest Rate) of the balance of all Base Rental due for the remainder of the then Term less the net present value (discounted at the same rate) of the Market Base Rental Rate for the Premises for said period (but only if the difference is a positive number), and (d) any other sum of money (other than those described in (a), (b) or (c) of this Section 24.2.1) owed by Tenant to Landlord.

24.2.2 Repossession. Landlord may terminate Tenant’s right of possession and may repossess the Premises by legal process without terminating this Lease, in which event Landlord may relet the same in Landlord’s name but for the account of Tenant for such rent and upon such terms as shall be satisfactory to Landlord acting reasonably. For the purpose of such reletting Landlord is authorized to decorate or to make any repairs, changes, alterations or additions in or to Premises that may be reasonably necessary to relet the Premises, and (a) if Landlord shall fail to relet the Premises, or (b) if the same are relet and a sufficient sum shall not be realized from time to time from such reletting, after deducting on an amortized basis all of the costs and expenses reasonably incurred in making such decorations, repairs, changes, alterations and additions and the expense of such reletting, including leasing commissions, and of the collection of the rent accruing therefrom, and after paying the unpaid Base Rental and other rents due hereunder earned but unpaid at the time of reletting and the cost of recovering possession to satisfy the rent provided for in this Lease to be paid, plus interest on all of the same at the Agreed Interest Rate per annum, then Tenant shall, in the case of clause (a), pay to Landlord as damages a sum equal to the amount of all unpaid Rent provided for in this Lease as and when the same would be due and payable without acceleration and the cost of recovering possession, or in the case of clause (b), Tenant shall satisfy and pay any such deficiency as shall have accrued on a cumulative basis from time to time upon demand therefor from time to time and Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this Section 24.2.2 from time to time. No delivery to or recovery by Landlord of any sum due Landlord hereunder shall be any defense in any action to recover any amount of money not theretofore recovered by Landlord, nor shall such reletting be construed as an election on the part of Landlord to terminate this Lease unless a written notice of such intention be given to Tenant by Landlord. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach pursuant to Section 24.2.1.

24.2.3 Remedies at Law. Landlord may exercise any rights and remedies provided at law or in equity on account of such Event of Default, other than termination of this Lease or Tenant’s right of possession, or other repossession of the Premises or any portion thereof.

24.2.4 Mitigation. In connection with any such default or Event of Default and the exercise by Landlord of any of its rights or remedies, Landlord shall use reasonable efforts to mitigate damages, but in connection with the leasing of space in the Building shall not be required to prefer the Premises over any other space in the Building.

24.2.5 Tenant Dispute. Notwithstanding anything to the contrary provided herein, if Tenant disputes any Event of Default (other than the payment of Base Rental or Additional Rent) declared by Landlord pursuant to this Article 24, Tenant may notify Landlord of such dispute within thirty (30) days after receiving Landlord’s initial notice of default given pursuant to Section 24.1, and in such event Landlord shall not exercise any of the remedies provided in this Section 24.2 until Landlord shall have obtained a final, unappealable court judgment establishing such Event of Default. If such judgment establishes such Event of Default, then Tenant may nonetheless cure such Event of Default within the time period provided with respect thereto in Section 24.1 (with the time period for such cure to commence on the date such judgment is final and unappealable), failing which Landlord in its discretion thereafter may exercise its remedies under this Section 24.2 with respect thereto.

24.2.6 Agreements Regarding Minn. Stat. Chapter 566 and Section 504.02. Landlord and Tenant agree for purposes of applying Minn. Stat. Chapter 566 and Section 504.02 to this Lease, that “rent” as defined in such subdivision shall mean all Rent payable under this Lease. Tenant waives and releases any right or claim to restoration to the Premises pursuant to Minn. Stat
§ 504.02, Subd. 2(b).

24.2.7 Non-Curable Defaults. Notwithstanding any provision of this Lease, Landlord shall not be entitled to terminate this Lease or reenter or recover possession of the Premises for any non-monetary default of Tenant which is not curable.

24.3 Landlord’s Right to Perform. Upon any Event of Default, Landlord may, upon giving notice to Tenant, but without obligation, and without waiving or releasing Tenant from any default or obligations of Tenant, proceed in a reasonable manner to make any such payment or perform any such obligation required by this Lease on Tenant’s part to be performed. All sums so reasonably paid by Landlord and all costs reasonably incurred by Landlord including reasonable attorneys’ fees, together with interest thereon at the Agreed Interest Rate, shall be payable to Landlord within ten (10) days after written demand, and Landlord shall have the same rights and remedies in the event of the nonpayment thereof by Tenant as in the case of default by Tenant in the payment of Rent. Any such payment or performance by Landlord shall be deemed to be cure on behalf of Tenant of the applicable Event of Default for all purposes under this Lease and under all Legal Requirements. Notwithstanding anything in this Article 24, if Tenant disputes under Section 24.2.5 any Event of Default with respect to which Landlord has exercised its rights under this Section 24.3, Landlord shall not be entitled to exercise any of its rights or remedies under Section 24.2.1 or 24.2.2 with respect to such Event of Default, including for Tenant’s failure or refusal to pay to Landlord the sums described in this Section 24.3, until (a) Landlord shall have obtained a final, appealable court judgment establishing such Event of Default and the reasonableness of the manner of Landlord’s performance and the sums so incurred, and (b) Tenant thereafter shall have failed to pay such sums within ten (10) days after the date such judgment is final and unappealable.

24.4 Exercise of Rights While in Default. Tenant may exercise and continue to exercise all of its rights under this Lease upon the occurrence and during the continuance of any default and Event of Default under this Lease up to the point of actual repossession of the Premises, including the Expansion Options, First Offer Right and the Extension Options.

24.5 Landlord’s Default. In addition to and not in limitation of the provisions of this Lease which grants Tenant an express remedy (including any right to terminate this Lease which is expressly provided for in this Lease), if Landlord should fail to perform or observe any covenant, term, provision or condition of this Lease and such default should continue beyond a period of twenty (20) business days as to a monetary default or thirty (30) days (or such longer period as is reasonably necessary to remedy such default, provided Landlord shall diligently pursue such remedy at all times until such default is cured) as to a nonmonetary default, after in each instance notice thereof is given by Tenant to Landlord (with a copy of said notice sent on the same day to the holders of any Mortgage who has theretofore notified Tenant in writing of its interest and the address to which notices are to be sent for this purpose) then, and in any such event Tenant shall have the right (a) to cure such default and Landlord shall reimburse Tenant (which reimbursement Tenant may effect through the withholding of Rent whether or not otherwise entitled to withhold Rent under this Lease for the item in question) for all sums reasonably expended or incurred (including all reasonable attorney fees) in so curing or attempting to cure said default, (b) to commence such actions at law or in equity to which Tenant may be entitled, and/or (c) in the event such default materially adversely affects Tenant’s use and enjoyment of the Premises for the purpose of the conduct of Tenant’s business therein and the Building and continues for a period of one hundred eighty (180) days after Tenant’s notice, to terminate this Lease in its entirety or to, such portion of the Premises as Tenant may in its sole discretion elect by giving notice thereof to Landlord at any time thereafter, and prior to such cure, which termination shall be effective (regardless of any cure made after such notice is given) on such date as Tenant may select which is not earlier than the date such termination notice is given and not later than twelve (12) months after such notice of termination is given. Notwithstanding the foregoing, the provisions of this Section 24.5 shall not, however, delay or postpone any deadlines or time periods set forth elsewhere in this Lease or in any way affect Tenant’s rights to terminate this Lease.

24.6 Non Waiver. The acceptance by either party hereto of any payment from the other party, whether any default by such other party is known to the party receiving the payment at such time, shall not constitute a waiver of any default or other obligation under this Lease. Failure of either party to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default or right to take such action, but said party shall have the right to declare any such default or take such action at any time prior to cure.

24.7 Attorney’s Fees. In the event either party defaults in the performance of any of the terms, conditions, agreements or conditions contained in this Lease and the other party places the enforcement of this Lease, or any part thereof, or the collection of any sums due, or to become due, hereunder or for the delivery or recovery of the possession of the Premises, in the hands of an attorney who files suit (including Arbitration) upon the same (either by direct action or counterclaim), and should such nondefaulting party prevail in such suit, the defaulting party agrees to pay the other party’s reasonable attorney’s fees.

24.8 Interest on Late Payments. If either Landlord or Tenant shall fail to make any payment, including any payment of Rent, when due and payable under this Lease and such failure shall continue for a period of five (5) days after notice from the other party, such past due amount shall bear interest from the date due until paid at the Agreed Interest Rate. The assessment or payment of any such interest, however, shall not excuse or be deemed to cure any default by the delinquent party.

25. Subordination and Nondisturbance

Landlord may, at its election, upon the request of the holder of any Mortgage, make this Lease superior to such Mortgage by written notice thereof to Tenant. Tenant agrees that, upon the request of Landlord made in writing, Tenant will, conditioned upon the continued effectiveness of the non-disturbance agreement provided for in this Article 25, subordinate this Lease to any mortgage or deed of trust which may now or hereafter encumber the Building and/or the Land, and to all renewals, modifications, consolidations, replacements and extensions thereof (a “Mortgage”); provided, however, that the holder of any such Mortgage shall enter into a binding non-disturbance agreement with Tenant providing that (a) Tenant shall not be disturbed in its possession of the Premises or its rights hereunder terminated or impaired by any mortgagee, purchaser at foreclosure or other such party, (b) this Lease shall continue in full force and effect following any foreclosure thereof or any deed given in lieu thereof (except that this Lease may nonetheless be terminated by mortgagee as successor landlord pursuant to the provisions of this Lease providing for such termination), and (c) all insurance proceeds and condemnation awards payable from time to time in connection with any Damage or Appropriation shall, unless this Lease is terminated as a result thereof pursuant to Article 20 or 21, as the case may be, be held and disbursed in connection with the repair and restoration of the Building and Premises as required by Article 20 or 21, as the case may be. In the event of the enforcement by the trustee or the beneficiary under any such Mortgage of the remedies provided for by law or by such Mortgage, Tenant will automatically become the tenant of and shall be deemed to have attorned to such successor in interest without change in the terms or provisions of this Lease. Upon written request by such successor in interest, Tenant and such successor shall execute and deliver an instrument or instruments whereby Tenant confirms the attornment herein provided for and in which such successor shall acknowledge its obligations and responsibilities to Tenant under the Lease and, with respect thereto, shall recognize this Lease and the tenancy hereunder of Tenant.

26. Estoppel Certificate

Within ten (10) days after written request therefor by the other, Tenant and/or Landlord will execute and deliver an estoppel or other certificate certifying to such matters as the other party shall reasonably request (if true) in connection with said party’s financings, sales, assignments or sublettings or other business transactions. The certifying party shall be entitled to revise said certificates in accordance with appropriate practices of parties similarly situated, including limitations to actual knowledge where appropriate. Any such certificate shall act as an estoppel only and shall not constitute an express or implied representation or warranty.

27. Arbitration

27.1 General. When any provision of this Lease calls for Arbitration, Landlord and Tenant shall initially meet and attempt to agree upon the matter in question. If they have been unable to so agree within the time period specified as to such matter under this Lease, or, if no such time period is specified, within thirty (30) days, then, at the request of either party the matter will be determined by an arbitration board as provided in Section 27.3. Except as provided in Section 27.3, such arbitration will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Within thirty (30) days after their appointment, the arbitrators so chosen shall hold a hearing at which each party may submit evidence, be heard and cross-examine witnesses, with each party having at least ten (10) days’ advance notice of the hearing. The decision of the arbitrators will be final, binding and non-appealable and judgment thereupon may be rendered and enforced in any court having jurisdiction thereof. Except where specifically provided otherwise in this Lease, each party shall bear its own expenses in connection with the arbitration and the costs of its arbitrator, and the cost of the third arbitrator shall be shared equally by Landlord and Tenant. The costs of all counsel, experts and other representatives that are retained by a party will be paid by such party.

27.2 Arbitrators. The arbitration board shall consist of three (3) reputable real estate professionals with experience with first-class high rise office buildings in the Minneapolis-St. Paul metropolitan area and, if the matter in dispute is the Market Base Rental Rate, each appraiser shall be a member in good standing of the Appraisal Institute with the designation “MAI”. Each party shall appoint one (1) arbitrator who shall have no material financial or business interest in common with the party making the selection and shall not have been employed by such party for a period of three (3) years prior to the date of selection. If the first two arbitrators are unable to agree on a third arbitrator within thirty (30) days after the appointment of the second arbitrator, or if either party refuses or neglects to appoint an arbitrator as herein provided within twenty (20) days after the appointment of the first arbitrator, then such third arbitrator or such second arbitrator whose appointment was not made as aforesaid shall be appointed by the American Arbitration Association.

27.3 Procedures. If the matter in question is the determination of Market Base Rental Rate, the parties will submit to the arbitrators the definition of Market Base Rental Rate (including the Full Floor Rate) and each arbitrator shall submit his or her determination in a sealed envelope at the meeting described below, and any determination not submitted by such time shall be disregarded. Where applicable, the determination shall include separate determinations of the Market Base Rental Rate for the entire Premises as a single block of space and for the Full Floor Rate and, if applicable, for the Retail Premises. The parties and the arbitrators shall meet on said thirtieth (30th) day following the hearing provided for in Section 27.1 (or if such thirtieth (30th) day is not a business day, on the first business day thereafter) at 11:00 a.m. at the office of Tenant, or such other place as the parties may agree and the arbitrators shall simultaneously deliver their determinations. If the determinations of at least two (2) of the arbitrators shall be identical in amount, such amount shall be deemed the Market Base Rental Rate. If the determination of the three (3) arbitrators shall be different in amount, the Market Base Rental Rate shall be determined as follows:

(a) If neither the highest or lowest determination differs from the middle determination by more than ten (10) percent of such middle determination, then the Market Base Rental Rate shall be deemed to be the average of the three (3) determinations; and

(b) If clause (a) does not apply, then the Market Base Rental Rate shall be deemed to be the average of the middle determination and the determination closest in amount to such middle determination.

If the matter in question is other than the determination of Market Base Rental Rate, then the decision of any two (2) of the three (3) arbitrators will control, and such decision will be made and delivered to Landlord and Tenant by such arbitrators not later than the thirtieth (30th) day following the hearing provided for in Section 27.1.

28. No Merger

This Lease shall not terminate by reason of the common ownership of the rights of Landlord and Tenant hereunder.

29. Holding Over

In the event Tenant holds over after the expiration of the Term of this Lease, with the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and not a renewal hereof or an extension for any further term, and such month-to-month tenancy shall be subject to each and every term, covenant and agreement contained herein; provided, however, that Tenant shall pay as Base Rental during any holding over period an amount equal to one hundred twenty-five percent (125%) of the Base Rental payable immediately preceding the expiration of the Term of this Lease. Nothing in this Article 29 shall be construed as a consent by Landlord to any holding over by Tenant, and notwithstanding Landlord’s acceptance of any payment hereunder, Landlord expressly reserves the right to require Tenant to surrender possession of the Premises upon the expiration of the Term of this Lease or upon the earlier termination hereof and to assert any remedy in law or equity to evict Tenant and/or collect damages in connection with such holding over.

30. Quiet Enjoyment

So long as Tenant performs all of its obligations hereunder, Landlord covenants that Tenant shall and may quietly and peacefully have, hold, occupy and enjoy the Premises, and all of its rights and options in this Lease contained, for the Term of this Lease.

31. No Operating Covenant

Nothing in this Lease shall impose any obligation upon Tenant to construct any improvements (including the Tenant Work), occupy or conduct any business in all or any portion of the Premises or the Building during any period whatsoever.

32. Broker

Landlord and Tenant represent and warrant to each other that they have not had dealings with any real estate broker or agent other than CB Commercial Real Estate and The Keewaydin Group, Inc. (“Brokers”), (to whom Landlord owes a commission pursuant to separate agreements with each) in connection with the negotiation of this Lease, and that they know of no other real estate broker or agent who is entitled to any commission or finder’s fee in connection with this Lease. Brokers may assign its rights to such commission to Tenant. In the event Landlord fails to pay such commission as and when required by such agreement, Tenant shall have the right to pay such commission (including to itself) and deduct such amounts paid from the Rent payable under this Lease. Landlord and Tenant agree to indemnify each other and to hold each other harmless against all claims, damages, costs or expenses of or for any other such fees or commissions resulting from their actions or agreements regarding the execution or performance of this Lease, and will pay all costs of defending any action or lawsuit brought to recover any such fees or commissions incurred by the other party, including reasonable attorneys’ fees.

33. Hazardous Materials

33.1 Landlord. Landlord represents and warrants that no Hazardous Materials will be used in the construction or operation of the Building except for those contained in construction materials which are customarily incorporated at the time of installation in or from time to time typically used in the operation of high rise office buildings in compliance with the Minimum Building Standards. Landlord shall at all times keep the Building free of such Hazardous Materials regardless of whether such Hazardous Materials are presently recognized as Hazardous Materials, and shall indemnify Tenant against any and all claims, liabilities, costs and expenses related to the presence of any Hazardous Materials in, on or about the Building or the Land, except that Landlord shall not be responsible for Hazardous Materials placed in the Building by Tenant.

33.2 Tenant. Tenant shall not install or use, or allow any of its Subtenants to install or use, in the Premises any Hazardous Material except for (a) Hazardous Materials customarily used in the ordinary course of uses permitted under Section 3.1 (including reasonable quantities of Hazardous Materials incidental to a printing or reprographic shop in the Premises) so long as Tenant uses such Hazardous Materials in accordance with Legal Requirements, and (b) Hazardous Materials contained in construction materials which are customarily incorporated at the time of installation in or from time to time typically used in the operation of first class high rise office buildings or leased premises in compliance with the Minimum Building Standards. Except for those Hazardous Materials described in clause (b), Tenant shall reimburse Landlord upon demand for any costs which Landlord incurs as a result of Tenant’s or any of its Subtenant’s installation or use of any Hazardous Materials and Tenant shall indemnity Landlord against any and all claims, liabilities, costs and expenses to the extent resulting from Tenant’s or any of its Subtenant’s installation or use of any Hazardous Materials in the Premises.

34. Changes in Building

34.1 Construction of Building. Landlord covenants and represents that the Building will be designed and constructed in accordance with the Approved Base Building Plans and Specifications and Exhibit D.

34.2 Changes in Building. Landlord reserves the right in its discretion at any time after the Base Building Completion Date, to make changes, alterations, additions, improvements or replacements to the Building and the Common Areas, fixtures and equipment thereof; provided, however, that (a) no such changes shall unreasonably interfere with or have any material adverse impact on the conduct of Tenant’s business at the Premises, and (b) any material changes, alterations, additions, improvements or replacements to the exterior of the Building, the Skyways, Floor One (1) and Floor Two (2) lobbies, elevators, escalators and other vertical transportation systems, truck docks and loading areas, driveways, ramps, entrances, exits, loading and unloading areas, Parking Garage, or any other Common Areas, Building Systems, or Building amenities, and any changes, alterations, additions, improvements or replacements which are reasonably likely to materially increase Operating Expenses, shall be subject to Tenant’s prior written approval, which may be withheld in Tenant’s sole discretion.

35. Name and Address of Building

35.1 Building Name. So long as Tenant and its Affiliates lease (including pursuant to any sublease of the Premises to Affiliates of Tenant or any other sublease) not less than two hundred thousand (200,000) square feet of Rentable Area of the Building, Tenant shall have the right to select and from time to time change the name of the Building, provided that if Tenant changes the name of the Building after December 1, 1999, Tenant shall pay all reasonable costs incurred by Landlord in the removal and replacement of Common Area signs containing the name of the Building. At such time as Tenant no longer leases such minimum amount of space, Landlord shall have the right to designate the name of the Building, provided that in no event shall the name of the Building be in any manner associated with any Financial Services Business other than Tenant or any of its Affiliates. Landlord shall have the right to approve any name selected by Tenant, but such approval shall be deemed given if not denied in notice to Tenant given within fifteen (15) days after Tenant’s request for approval, provided that no approval is required if the name selected by Tenant is associated with the Tenant’s name, the name of any Affiliate of Tenant, or marketing strategy of Tenant or any of its Affiliates as determined by Tenant in its sole discretion. Any disapproval by Landlord must be based solely upon the fact that such name is inappropriate for use in connection with a first class office building in Minneapolis, Minnesota. The initial name of the Building shall be “Piper Jaffray Center”. Any change in the name of the Building by Tenant shall be made (a) at any time prior to December 1, 1999, upon not less than five (5) days’ prior written notice to Landlord, and (b) thereafter upon not less than ninety (90) days’ notice to Landlord. At any time prior to or during the Term or after the expiration or termination of this Lease, Tenant shall have the right in its sole discretion to require Landlord to immediately cease use of any name associated with Tenant, any of its Affiliates or any marketing strategy of Tenant or its Affiliates in connection with the Building. The provisions of this Section 35.1 shall survive such expiration or termination.

35.2 Building Address. The official address of the Building will be the name of the Building, provided that the street address will also be available for use by Landlord and Building Occupants who so desire or as required by the U.S. Post Office or other governmental authorities.

36. Building Signage

36.1 Tenant’s Signage. Subject only to applicable codes and ordinances, Tenant shall have the right in its sole discretion to select and from time to time, at its expense, change all Building exterior and Common Area signage (which for purposes of this Article 36 shall include all logo signage and signage on all entrance doors to the Building). The initial signage shall be designed, constructed and installed by Landlord as a part of the Base Building Work in accordance with the terms and conditions of Exhibit D. Tenant shall have the right to require Landlord from time to time to change any such signage, including to conform to any change in Building name pursuant to Section 35.1, with any such changes accomplished at Tenant’s reasonable expense. At any time after the expiration or earlier termination of this Lease, Tenant shall have the right in its sole discretion to require Landlord to promptly remove any Building or Common Area signage associated with Tenant, any of its Affiliates or any marketing strategy of Tenant or its Affiliates, with the reasonable cost of such removal payable by Tenant. The provisions of this Section 36.1 shall survive such expiration or termination. Tenant also shall have the right to place anywhere in the Premises and in the Common Area from time to time such signs, placards, pictures, names, notes, door lettering or advertisements (collectively, “Advertisements”) that Tenant may from time to time desire. Landlord shall have the right to approve any such Advertisements, but such approval shall be deemed given if not denied in notice to Tenant given within fifteen (15) days after Tenant’s request for approval. Any disapproval by Landlord must be based solely upon the fact that such Advertisements are inappropriate for use in a first class office building in Minneapolis, Minnesota.

36.2 Signage of Other Building Occupants. There will be no exterior or Common Area signage (which for purposes hereof shall include Advertisements and any signs visible from the exterior or Common Areas of the Building for any Building Occupants other than Tenant without Tenant’s approval, which shall not be unreasonably withheld, unless such signage is in any manner associated with any Financial Services Business, in which event Tenant may withhold its approval in its sole discretion; provided, however the foregoing shall not limit Landlord’s right to install for other Building Occupants without Tenant’s consent Building standard listings on the common Building directory described in Section 37 or Building standard entrance door signage on Floors on which no portion of the Premises is located, provided such signs are not visible from other portions of the Common Areas or from the exterior of the Building.

37. Building Directories

Landlord, as a part of the Base Building Work in accordance with the terms and conditions of Exhibit D and Article 5 (including the Base Building Construction Schedule), shall install two (2) building directories in each of the Floor One (1) and Floor Two (2) lobbies of the Building. One such directory will be for the exclusive use of Tenant for the listing of Tenant’s or any of its Affiliates’ or Subtenants’ departments, functions and operations, and the names of any of Tenant’s or any of its Affiliates’ or Subtenants’ executives, brokers or employees individually. The other such directory on each Floor will be for the common use of all Building Occupants. At Tenant’s request, Landlord shall include on the common Building directory listings of any Subtenant and the departments, functions, operations and names of such Subtenants’ executives or employees. Tenant shall reimburse Landlord for the actual, reasonable, documented out-of-pocket “hard” construction costs (as opposed to architectural, engineering, design, financing, general conditions or other so-called “soft costs”) actually and properly incurred and paid by Landlord in the fabrication of Tenant’s exclusive directory.

38. Building Occupants

38.1 Competitive Business. Landlord agrees not to lease space on the Floors One (1) or Two (2) to any Financial Services Business, or to consent (actively or passively) to the occupancy of any such space by any Financial Services Business, without in each instance obtaining the consent of Tenant, which consent may be withheld in Tenant’s sole discretion. Each lease or other occupancy agreement entered into with a Building Occupant with respect to such portions of the Building shall contain a prohibition against use of the applicable premises for any Financial Services Business.

38.2 Retail Tenants. The tenants selling retail goods and services on Floors One (1) and Two (2) of the Building, as well as all signage and improvements associated with such tenants which are visible from the exterior of the Building or from the Common Areas, shall be subject to Tenant’s approval, which shall not be unreasonably withheld or delayed except as otherwise provided in Sections 36.2 or 38.1. Such approval shall be deemed given if not denied in a notice to Landlord given within ten (10) days after notice from Landlord identifying a proposed retail tenant, as well as such retail tenant’s proposed use, any such signage and/or improvements and any exclusive uses or rights granted to such retail tenant. Any disapproval shall state Tenant’s reasons in reasonable detail.

38.3 Leases. Each lease or occupancy agreement entered into with any Building Occupant with respect to all or any portion of Floor One (1) or Two (2) shall contain the restrictions provided in this Article 38.

39. Microwave Dishes, Satellite Dishes and Antennas

39.1 Grant. Landlord hereby grants Tenant the right to use the rooftop area of the Building for the purpose of installing microwave, satellite and/or vertical dishes, antennae, and other exterior communications equipment, and associated transmission equipment, shields and other equipment and structures (collectively, “Antennae”) and for the use and operation of such Antennae. The initial location of Tenant’s Antennae shall be in areas on such rooftop reasonably designated by Tenant. Subject to Section 39.4, Tenant shall have the right from time to time to increase the number, size and/or scope of Tenant’s Antennae, or relocate the same, upon reasonable prior notice to Landlord. Tenant shall have free and full access to the roof of the Building for purposes of installing, operating and maintaining said Antennae. Tenant shall have the right to install cables for such equipment in chases within the Building, and shall have free and full access to all such chase-ways on each Floor of the Building. Landlord shall provide, for the exclusive use of Tenant, a heated and air-conditioned room built in accordance with the Approved Base Building Plans and Specifications for the housing of electronic equipment related to such Antennae, which room shall contain not less than three hundred (300) square feet and shall be located in the area provided in the Approved Base Building Plans and Specifications. All of Tenant’s rights under this Article 39 shall be provided at no additional cost to Tenant.

39.2 Installation; Maintenance; Taxes. Tenant shall install such Antennae in accordance with reasonable construction practices. Tenant shall have the responsibility to secure all necessary approvals from state, federal and other governmental authorities to construct, operate and maintain such equipment. All such equipment shall be constructed and maintained by Tenant in accordance with Legal Requirements and in compliance with the reasonable requirements of the insurers of the Building.

39.3 Transfer. Tenant may extend all or any portion of its rights hereunder to any Subtenant which subleases not less than twenty thousand (20,000) square feet of Rentable Area, or to any parent, subsidiary or other Affiliate of Tenant.

39.4 Other Uses. No Antennae other than Tenant’s Antennae shall be located on the Building except as provided in this Section 39.4. Any other Antennae in addition to Tenant’s Antennae which Landlord shall desire to locate on the Building (“Other Antennae”) shall be subject to Tenant’s approval, which shall not be unreasonably withheld except as provided in this Section 39.4. Landlord shall give Tenant not less than thirty (30) days’ prior notice of any such Other Antennae, which notice shall include reasonable detail, plans and specifications as to such Other Antennae, including the proposed location thereof. In the event Tenant does not notify Landlord within such thirty (30) day period that it does not approve such Other Antennae, Landlord may install such Other Antennae in accordance with such details, plans and specifications. Tenant may withhold its consent in its discretion if in its good faith judgment Tenant believes such Other Antennae will interfere in any manner with the location, use, operation or any other aspect of any of Tenant’s Antennae then located or reasonably anticipated by Tenant in its good faith business judgment to be located on the roof. In the event any such Other Antennae so interferes with any of Tenant’s Antennae Landlord shall cause the offending Other Antennae to be immediately removed or relocated in such manner as to eliminate such interference. No Antennae or other equipment or constructions shall be located or maintained on any parapet, roof or other portion of the Building (e.g., the roof at the point the Building steps back) other than the roof at the top of the Building.

40. Electronic Financial Services Equipment

40.1 Grant. Subject to the terms and conditions set forth herein, Landlord hereby grants to Tenant and its Affiliates the exclusive and continuing right, at no additional cost, to operate and maintain at locations reasonably acceptable to Landlord in the Floor One (1) and Floor Two (2) lobbies and common areas of the Building, such automated teller machines or other electronic banking or financial services machines and/or outlets (each, an “ATM”) as Tenant or any of its Affiliates shall from time to time in their respective discretion desire.

40.2 Exercise. Not later than March 1, 2000, Tenant shall notify Landlord whether Tenant or any of its Affiliates, wishes to place one or more ATMs in the Building as provided in this Article. In the event that Tenant elects not to do so, Landlord may lease space for

ATMs to a single third party under a single lease for a term (including any renewal term) not to exceed five (5) years, provided that no such lease shall operate to prohibit Tenant from locating any ATMs in the Building as provided in this Article, and shall expressly exempt Tenant and its Affiliates from any exclusivity agreement regarding the provision of ATM services. The equipment used by and location provided to such third party shall be subject to Tenant’s prior written approval, which shall not be unreasonably withheld. In the event that Tenant or any of its Affiliates later elects to locate any ATMs in the Building, Landlord shall not, unless otherwise agreed in writing by Tenant, renew such third party lease, and, except for such lease, Tenant’s rights shall be exclusive as provided in this Section 40.2.

41. General Provisions

41.1 No Waiver. The waiver by either party of any breach of any term, provision, covenant or condition contained in this Lease, or the failure of a party to insist on the strict performance by the other, shall not be deemed to be a waiver of such term, provision, covenant or condition as to any subsequent breach thereof or of any other term, covenant or condition contained in this Lease. The acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any breach or default by Tenant of any term, provision, covenant or condition herein, regardless of Landlord’s knowledge of such breach or default at the time of acceptance of rent.

41.2 Terms; Headings. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The words used in neuter gender include the masculine and feminine genders, and words used in the masculine or feminine gender include the opposite gender as well as the neuter. The headings or titles to the Articles or Sections of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

41.3 Amendment. This instrument, together with any exhibits and attachments or other documents affixed hereto, or referred to herein, constitutes the entire and exclusive agreement between Landlord and Tenant with respect to the Premises and the estate and interest leased to Tenant hereunder. This Lease and the exhibits and attachments hereto may be altered, amended, modified or revoked only by an agreement in writing signed by both Landlord and Tenant. Landlord and Tenant hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the leasing of the Premises and all prior written agreements relative to the leasing of the Premises are merged into and revoked by this instrument.

41.4 Successors and Assigns. Subject to the provisions of Article 23, this Lease is intended to and does inure to the benefit of and bind the heirs, executors, administrators, successors and assigns of the parties hereto.

41.5 Notices. All notices, consents, approvals, requests, demands and other communications (collectively “notices”) which Landlord or Tenant are required or desire to serve upon, or deliver to, the other shall be in writing and mailed postage prepaid by certified or registered mail, return receipt requested; or deposited in the United States Mail; or sent by reputable overnight delivery service; or sent by facsimile with a copy deposited in the United States Mail on the same day; or delivered by personal delivery, to the appropriate address indicated below, or at such other place or places as either Landlord or Tenant may, from time to time, respectively, designate in a written notice given to the other. Notices shall be deemed sufficiently served or given on the date dispatched in a manner provided above, and periods provided in this Lease for response to any notice shall be deemed to commence on the date of actual receipt thereof. Any notice by Tenant to Landlord shall be addressed to the Landlord at:

Ryan 800, LLC

c/o Ryan Properties, Inc.

700 International Centre

900 Second Avenue South

Minneapolis, MN 55402

Attention: Timothy M. Gray

Facsimile (612) 337-5552

and, if requested in writing by the Landlord or required under the terms of this Lease, given or served simultaneously to the Landlord’s mortgagee at the address specified in such request. Any request by Landlord to Tenant shall be addressed to:

Piper Jaffray Companies Inc.

222 South 9th Street, Suite 1500

Minneapolis, MN 55402

Attention: Manager, Real Estate and Facilities

Facsimile (612) 342-8531

Rejection or other refusal to accept a notice, request, communication or demand or the inability to deliver the same because of a changed address of which no notice was given shall be deemed to be receipt of the notice, request, communication or demand sent. All Rent shall be deemed paid by Tenant upon deposit of the same in the United States Mail or dispatch of the same in any other manner permitted for notices under this Section 41.5 (other than facsimile), provided such Rent is actually later received by Landlord.

41.6 Severability. If any term or provision of this Lease or any application thereof shall be invalid or unenforceable to any extent, the remainder of this Lease and any other application of such provision shall not be affected thereby.

41.7 Time of Essence. Time is of the essence in every term of this Lease, including Article 5 and Exhibit D.

41.8 Governing Law. This Lease shall be interpreted and construed in accordance with the laws of the State of Minnesota.

41.9 Interpretation. The language in all parts of this Lease shall in all cases be construed simply according to its generally understood meaning, and not strictly for or against Landlord or Tenant, irrespective of the parties’ respective efforts in drafting the same. Whether or not expressly provided where such term appears in this Lease, the term “include” (and any variation thereof) is not limiting, and the term “in [a party’s] sole discretion” means sole, unqualified and absolute discretion.

41.10 Force Majeure. Except as otherwise expressly provided in this Lease, neither Landlord nor Tenant shall be liable to the other for any failure to comply or delay in complying with its obligations hereunder if and to the extent such failure or delay is due to an Unavoidable Delay.

41.11 Memorandum of Lease. Either party will, upon the written request of the other party, execute a short form lease (“Short Form Lease”) regarding this Lease, in a form suitable for recording with the Registrar of Titles and/or the County Recorder for Hennepin County, Minnesota. Such Short Form Lease will be dated as of the date of this Lease and will disclose the parties, the Term, descriptions of the Premises, Tenant’s extension, expansion, and first offer rights and such other terms and conditions as the parties agree upon. The party requesting the execution of such Short Form Lease will bear all costs of the Short Form Lease, including any recording fees. Upon the execution of an amendment to this Lease and the written request of either party, the parties shall execute a corresponding amendment to the Memorandum of Lease, but such corresponding amendment shall not be a condition of the effectiveness of any lease amendment.

41.12 Recordable Termination. Either party will, following any termination of this Lease and upon the written request of the other party, execute a document setting forth the date of such termination, in a form suitable for recording with the Registrar of Titles and/or the County Recorder for Hennepin County, Minnesota. Failure of a party to execute such a document shall not affect the termination, and in such event the party requesting the document may execute and file an affidavit setting forth the date of termination. The party requesting the execution of such document shall bear all costs thereof, including any recording fees. This Section 41.13 shall survive expiration or earlier termination of this Lease.

41.13 Approvals and Consents. In any case where a party may not unreasonably withhold its approval or consent pursuant to the express provisions of this Lease, such approval or consent shall not (whether or not expressly so provided) be unreasonably delayed or conditioned.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first set forth above.

LANDLORD:	RYAN 800, LLC

	By	/s/ Timothy M. Gray
Its Chief Manager

TENANT:	PIPER JAFFRAY COMPANIES INC.

	By	/s/ Deborah Roed _______________
		Its	Chief Financial Officer

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE is made and entered into as of May 18, 1998, by and between RYAN 800, LLC, a Minnesota limited liability company (“Landlord”), and U.S. BANCORP PIPER JAFFRAY COMPANIES INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord, as landlord, and Tenant, as tenant, entered into that certain Lease Agreement dated as of March 3, 1998 (collectively the “Lease”), relating to certain leased premises in the building to be constructed by Landlord in the City of Minneapolis, Hennepin County, Minnesota, on land legally described on Exhibit A to the Lease.

B. Landlord and Tenant now desire to amend the Lease in certain respects as more specifically provided in this First Amendment.

Accordingly, Landlord and Tenant agree as follows:

1. Additional Initial Premises. Landlord and Tenant acknowledge and agree that Tenant in its sole discretion may, but shall not be obligated to, include in the Additional Initial Premises described in clause (b) of Section 2.1.2 of the Lease all or any portion of the Rentable Area of Floor Three (3) which is not leased by Tenant pursuant to clause (a) of Section 2.1.2 of the Lease.

2. Excess Space. Section 2.1.4 of the Lease is hereby amended and restated in its entirety as follows:

“2.1.4 Excess Space. Tenant shall have the following rights to decrease the Rentable Area of the Initial Premises as determined under this Section 2.1 as follows:

(a)	By up to the greater of (i) eighty thousand (80,000) square feet of Rentable Area, or (ii) the Rentable Area contained in two (2) full Floors with Rentable Areas equivalent to that of Floor Six (6), by notice given to Landlord not later than July 1, 1998; and

(b)	By up to the greater of (i) forty thousand (40,000) square feet of Rentable Area, or (ii) the Rentable Area contained in one (1) full Floor with a Rentable Area equivalent to that of Floor Six (6), by notice given to Landlord not later than February 1, 1999;

provided that the aggregate Rentable Area deleted from the Initial Premises pursuant to clauses (a) and (b) shall not exceed the greater of (i) eighty thousand (80,000) square feet of Rentable Area, or (ii) the Rentable Area contained in two (2) full Floors with Rentable Areas equivalent to that of Floor Six (6). Any such area deleted from the Premises shall hereinafter be referred to as “Excess Space”. The size, location and configuration of the Excess Space shall otherwise be determined by Tenant in its sole discretion, except that (x) the Excess Space shall not consist of any portion of Floors Eleven (11) through Thirteen (13), (y) the Excess Space located on Floors other than Floors Two (2) or Three (3) or any Mechanical Floor, shall, if the uppermost or lowermost Floor of the Initial Premises (other than Floors Two (2), Three (3) or any Mechanical Floor) does not include all of the Rentable Area on such Floor, consist of all or any portion of the then-existing Initial Premises then-located on such Floor, and then the remainder of such Excess Space shall be located on the uppermost and/or lowermost Floor of the Initial Premises, and the uppermost and lowermost Floor of the Initial Premises (other than Floors Two (2), Three (3) or any Mechanical Floor), as so adjusted, shall consist of either one-half (1/2) or the entire Rentable Area on such Floor except to the extent the remaining Excess Space available under either clause (a) or clause (b) above does not equal either one-half (1/2) or the entire Rentable Area of a particular Floor, in which case and subject to the total area limitations provided in clause (a) and clause (b) above, the Excess Space on such Floor may consist of all or any portion of the then-existing Initial Premises then-located on such Floor, and (z) the space not leased by Tenant on any partial Floor shall be capable of being configured so as to make the same reasonably leasable. Notwithstanding the foregoing, Tenant in its sole discretion may elect to have any or all of the Excess Space located on Floor Two (2) or Three (3) or on any Mechanical Floor.”

3. Use; General. Section 3.1 of the Lease is hereby amended by adding the following as the final sentence thereof:

“Further notwithstanding the foregoing, (x) no portion of the Premises other than the Retail Premises shall be used for any retail uses which are not associated with a Financial Services Business, (y) in the event any Subtenant or assignee of Tenant’s interest in this Lease is a governmental agency or governmental entity, such agency or entity shall not use any portion of the Premises for other than general office purposes, and such office use shall comply with the requirements of clause (c) above and shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld or delayed, and (z) no portion of the Premises shall be used as a school or educational center or facility; provided,

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however, nothing in this Section 3.1 shall limit Tenant’s right to sublease or allow the use or occupancy of any portion of the Premises for a postal or delivery service center serving the Premises and/or the Building, or for a day care center, school or educational center or facility primarily benefiting Tenant and/or any of its Affiliates or Subtenants, the officers, directors, agents, servants, employees and/or representatives of any thereof, or the families, dependants or wards of any such parties.”

4. Services; Heating Ventilation and Air Conditioning. Section 13.2.1 of the Lease is hereby amended by amending and restating the last sentence thereof in its entirety as follows:

“In the event of any interruption or shortfall in such services, Landlord shall provide such services to the extent available to the Premises on a first priority basis, provided that Landlord may temporarily allocate such services to the critical areas of other Building Occupants so long as Tenant’s use of the Premises is not materially adversely affected by such temporary allocation.”

5. Services; Building Security. Section 13.2.4 of the Lease is hereby amended by adding the following at the conclusion thereof:

“To the extent Tenant and its Affiliates do not lease (including pursuant to any sublease of the Premises to Affiliates of Tenant or any other sublease) all of the Rentable Area of the Building served by a particular elevator bank of the Building, Tenant shall cause the additional security measures described in clauses (a), (b) and (c) above to be operated in such manner as to not unreasonably limit the ability of any other Building Occupant leasing all or any portion of the Rentable Area not leased by Tenant and served by such elevator bank, as well as such Building Occupant’s employees and invitees, to access such Building Occupant’s leased premises. Landlord and Tenant acknowledge and agree that the preceding sentence shall require the removal or modification of installations or equipment installed by Tenant pursuant to clause (c) above if and to the extent the same (y) consist of equipment, such as turnstiles, which unreasonably restrict the flow of persons to and from such elevator bank in a manner inconsistent with first class office buildings in Minneapolis, Minnesota, and (z) were not confirmed or deemed confirmed by Landlord as not requiring removal, if Tenant requested such confirmation, pursuant to the following provisions of this Section 13.2.4. At such time as Tenant shall desire to install any such installations and equipment, Tenant at its option may request confirmation that the installations and equipment Tenant desires to install are not of the type which would require removal or modification pursuant to the preceding sentence. Landlord shall not withhold such confirmation to the extent such installations and equipment do not unreasonably restrict the flow of persons to and from such elevator bank in a

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manner inconsistent with first class office buildings in Minneapolis, Minnesota. Such confirmation shall be deemed to be given if not denied in a notice to Tenant given within fifteen (15) days after notice from Tenant describing in reasonable detail Tenant’s desired installations and equipment.”

6. Alterations; Effect on Exterior Appearance of Building. Section 15.1.3 of the Lease is hereby amended and restated in its entirety as follows:

“15.1.3 Effect on Exterior Appearance of Building. Except as otherwise expressly permitted under the terms of this Lease (e.g., Section 13.2.4, Articles 5, 36, 37, 39 and 40, and Exhibit D), Tenant shall not make any improvements, alterations or additions which are visible from the public areas of the Building without Landlord’s prior approval, which approval shall not be unreasonably withheld, or alter the exterior appearance of the Building without Landlord’s prior approval.”

7. Alterations; Effect on Building Structure, Building Systems. Section 15.1.4 of the Lease is hereby amended and restated in its entirety as follows:

“15.1.4 Effect on Structure, Building Systems. Tenant shall not make any alterations, additions or modifications to the Premises which adversely affect the structural integrity of the Building or adversely affect the performance of the Building Systems with respect to space other than the Premises, without the prior written consent of Landlord, which consent shall not be unreasonably withheld.”

8. Management. Section 23.2 of the Lease is hereby amended by amending and restating the last sentence thereof in its entirety as follows:

“Tenant further agrees to approve an Affiliate of Landlord as the manager of the Building, provided such Affiliate has considerable experience in the management of first class high rise office buildings such as the Building and has a reputation in the real estate industry for performing such management in a manner consistent with the Minimum Building Standards.”

9. Hazardous Materials. Section 33.1 of the Lease is hereby amended and restated in its entirety as follows:

“33.1 Landlord. Landlord shall not install or use, or allow any Building Occupant to install or use, in or about the Building or the Land any Hazardous Material except for Hazardous Materials contained in construction materials which are customarily incorporated in accordance with Legal Requirements at the time of installation in, or from time to time typically used in the operation of, first class high rise office buildings in compliance with the Minimum Building

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Standards and in accordance with Legal Requirements. Landlord shall reimburse Tenant upon demand for any costs which Tenant incurs as a result of, and Landlord shall indemnify Tenant against, any and all claims, liabilities, costs and expenses related to the presence of any Hazardous Materials in, on or about the Building or the Land, except that Landlord shall not be responsible for Hazardous Materials placed in the Building by Tenant or any of its Subtenants.”

10. Changes in Building. Section 34.2 of the Lease is hereby amended and restated in its entirety as follows:

“34.2 Changes in Building. Landlord reserves the right in its discretion at any time after the Base Building Completion Date, to make changes, alterations, additions, improvements or replacements to the Building and the Common Areas, fixtures and equipment thereof; provided, however, (a) that (i) any change, alteration, addition, improvement or replacement which shall unreasonably interfere with or have any material adverse impact on the conduct of Tenant’s business at the Premises, (ii) any change, alteration, addition, improvement or replacement which is reasonably likely to materially increase Tenant’s Operating Expenses Contribution, and (iii) any material change, alteration, addition, improvement or replacement to or affecting (A) the exterior of the Building or any exterior Building amenities or features, the Skyways, or the Floor One (1) and Floor Two (2) lobbies (including the escalators, elevator lobbies, entrances and exits thereof), (B) the Building Systems serving any portion of the Premises or the Floor One (1) and Floor Two (2) lobbies, or (C) any Common Areas located on a Floor occupied in whole or in part by Tenant (other than reconfiguration of Building Occupant access corridors which are not utilized by Tenant to access any portion of the Premises or any Building amenities or other Common Areas), shall be subject to Tenant’s prior written approval, which may be withheld in Tenant’s sole discretion, and (b) that, except with respect to the changes, alterations, additions, improvements or replacements described in clause (a) above, any material change, alteration, addition, improvement or replacement to the truck docks and loading areas, driveways, ramps, entrances, exits, loading and unloading areas, Parking Garage, or any other Common Areas, Building Systems, or Building amenities, shall be subject to Tenant’s prior written approval, which approval shall not be unreasonably withheld or delayed. Such approval shall be deemed to be given if not denied in a notice to Landlord given within fifteen (15) days after notice from Landlord describing in reasonable detail the proposed change, alteration, addition, improvement or replacement.”

11. Building Name. Section 35.1 of the Lease is hereby amended by amending and restating the last sentence thereof in its entirety as follows:

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“The provisions of the immediately preceding sentence shall survive such expiration or termination.”

12. Building Occupants. The Lease is hereby amended by adding the following as Section 38.4 thereof:

“38.4 Prohibited Occupants. Landlord agrees not to lease space in the Building to, or to consent (actively or passively) to the occupancy of any portion of the Building by, any governmental agency or governmental entity for any use other than general office purposes, without in each instance obtaining the consent of Tenant, which consent may be withheld in Tenant’s sole discretion. Each lease or other occupancy agreement entered into with any such governmental Building Occupant with respect to any portion of the Building shall contain a prohibition against any use other than general office purposes (which office use shall comply with the requirements of clause (c) of Section 3.1 and shall be subject to Tenant’s prior approval, which approval shall not be unreasonably withheld or delayed) by any such governmental Building Occupant.”

13. Microwave Dishes, Satellite Dishes and Antennas; Grant. Section 39.1 of the Lease is hereby amended by amending and restating the first sentence thereof in its entirety as follows:

“Landlord hereby grants Tenant the right to use the rooftop area of the Building for the purpose of installing, maintaining and replacing microwave, satellite and/or vertical dishes, antennae, and other exterior communications equipment, and associated transmission equipment, shields and other equipment and structures (collectively, “Antennae”) and for the use and operation of such Antennae in connection with the business or operation of Tenant and/or any of its Affiliates or Subtenants.”

14. Microwave Dishes, Satellite Dishes and Antennas: Installation. Section 39.2 of the Lease is hereby amended by amending and restating the last sentence thereof in its entirety as follows:

“All such equipment shall be constructed and maintained by Tenant in accordance with Legal Requirements, in compliance with the reasonable requirements of the insurers of the Building, and shall be of a size and appearance which is not inappropriate for use in connection with a first class office building in Minneapolis, Minnesota.

15. Microwave Dishes, Satellite Dishes and Antennas; Transfer. Section 39.3 of the Lease is hereby amended and restated in its entirety as follows:

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“39.3 Transfer Tenant may extend all or any portion of it rights hereunder to any parent, subsidiary or other Affiliate of Tenant, and to any other Subtenant which subleases not less than twenty thousand (20,000) square feet of Rentable Area; provided, however, to the extent any such Subtenant is engaged in the business of renting or managing rooftops, such Subtenant shall be entitled to Tenant’s rights under this Article 39 only to the extent necessary to serve its business operations at the Premises other than renting or managing rooftops.”

16. Microwave Dishes, Satellite Dishes and Antennas; Other Uses. Section 39.4 of the Lease is hereby amended by amending and restating the penultimate sentence thereof in its entirety as follows:

“In the event any such Other Antennae so interferes with any of Tenant’s Antennae which have theretofore been installed at the Building, Landlord shall cause the offending Other Antennae to be immediately removed or relocated in such manner as to eliminate such interference.”

17. Application of Lease Terms. Except to the extent inconsistent with this First Amendment and except to the extent that the specific terms of this First Amendment specifically address a topic, the terms and conditions of the Lease shall apply to the Lease and the leased premises as amended by this First Amendment. This First Amendment shall be binding upon and inure to the benefit of Landlord, Tenant and their respective successors and assigns.

18. Reaffirmation of Lease. Except as specifically amended herein, the terms and conditions of the Lease remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the date first set forth above.

LANDLORD:	RYAN 800, LLC

	By	/s/ Timothy M. Gray
Its Chief Manager

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TENANT:	U.S. BANCORP PIPER JAFFRAY COMPANIES INC.

	By	/s/ Deborah Roed __________
Its Chief Financial Officer

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LEASE GUARANTY

WHEREAS, RYAN 800, LLC, Minnesota limited liability company, hereinafter referred to as “Landlord” and U.S. BANCORP PIPER JAFFRAY COMPANIES, INC., a Delaware corporation, hereinafter referred to as “Tenant”, have simultaneously executed that certain Supplemental Amendment Regarding Expansion Space for additional premises at a building to be constructed in Minneapolis, Minnesota, (the “Amendment”) which amends and supplements that certain Office Lease dated March 3, 1998, as previously amended (said Office Lease, as previously amended, together with the Amendment is herein collectively referred to as the “Lease”).

WHEREAS, U.S. Bancorp, hereinafter referred to as “Guarantor”, is the parent company of and has a financial interest in Tenant;

WHEREAS, Landlord would not enter into the Amendment with Tenant if Guarantor did not execute and deliver to Landlord this Lease Guaranty (this “Guaranty”), and

WHEREAS, this Guaranty is being executed and delivered simultaneously with the execution and delivery of the Amendment;

NOW THEREFORE, for and in consideration of the execution of the foregoing Amendment by Landlord and as a material inducement to Landlord to execute the Amendment, Guarantor hereby jointly, severally, unconditionally and irrevocably guarantees the prompt payment by Tenant of all rentals and all other sums payable by Tenant under the Lease and the faithful and prompt performance by Tenant of each and every one of the terms, conditions and covenants of the Lease to be kept and performed by Tenant as such are defined in the Lease. The reduction of or limitation on any liabilities of Tenant under the Lease pursuant to any federal or state bankruptcy or insolvency proceeding shall not cause a reduction in or otherwise affect the liabilities or obligations of Guarantor under this Guaranty.

It is specifically agreed and understood that the terms of the foregoing Lease may be altered, affected, modified or changed by agreement between Landlord and Tenant, or by a course of conduct, and the Lease may be assigned by Landlord or any assignee of Landlord pursuant to the Lease without consent or notice to Guarantor and that this Guaranty shall thereupon and thereafter guarantee the performance of the Lease as so changed, modified, altered or assigned.

This Guaranty shall not be released, modified or affected by failure or delay on the part of Landlord to enforce any of the rights or remedies of the Landlord under the Lease, whether pursuant to the terms thereof or at law or in equity. No notice of default need be given to Guarantor, it being specifically agreed and understood that the guarantee of the undersigned is a continuing guarantee under which Landlord may proceed forthwith and immediately against Tenant or against Guarantor following any Event of Default by Tenant or for the enforcement of any rights which Landlord may have as against Tenant after an Event of Default pursuant to or under the terms of the Lease or at law or in equity.

Landlord shall have the right to proceed against Guarantor hereunder following any Event of Default by Tenant without first proceeding against Tenant and without previous notice to or demand upon either Tenant or Guarantor.

Guarantor hereby waives (a) notice of acceptance of this Guaranty, (b) demand of payment, presentation and protest, (c) all right to assert or plead any statute of limitations as to or relating to this Guaranty and the Lease, provided such waiver shall not affect any right which Tenant may have, (d) any right to require the Landlord to proceed against the Tenant or any other Guarantor or any other person or entity liable to Landlord, (e) any right to require Landlord to apply to any default any security deposit or other security it may hold under the Lease, (f) any right to require Landlord to proceed under any other remedy Landlord may have before proceeding against Guarantor and (g) any right of subrogation.

The term “Landlord” whenever used in this Guaranty refers to and means the Landlord specifically named in the Lease and also any assignee of the Landlord, whether by outright assignment or by assignment for security, and also any successor to the interest of said Landlord or of any assignee in the Lease or any part thereof pursuant to the Lease, whether by assignment or otherwise. So long as the Landlord’s interest in or to the Premises or the rents, issues and profits therefrom, or in, to or under the said lease, are subject to any mortgage or deed of trust or assignment for security, no acquisition by Guarantor of the Landlord’s interest in the Premises or under the Lease shall affect the continuing obligation of Guarantor under this Guaranty, which shall nevertheless continue in full force and effect for the benefit of the mortgagee, beneficiary, trustee or assignee under such mortgage, deed of trust or assignment, of any purchase at sale by judicial foreclosure or under private power of sale, and of the successors and assigns of any such mortgagee, beneficiary, trustee, assignee or purchaser. The term “Tenant” whenever used in this Guaranty refers to and means the Tenant specifically named in the Lease and also any assignee or sublessee of the Lease and also any successor to the interests of the Tenant, assignee or sublessee of the Lease or any part thereof, whether by assignment, sublease or otherwise.

The obligations of the Guarantor hereunder shall include payment to Landlord of all reasonable costs of any successful legal action by Landlord against Guarantor, including reasonable attorneys’ fees.

This Guaranty, all acts and transactions hereunder and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota. As part of the consideration for Landlord’s entering into the Lease which this Guaranty is a part, the Guarantor hereby agrees that all actions or proceedings arising directly or indirectly hereunder may, at the option of Landlord, be litigated in courts having situs within the State of Minnesota, and the Guarantor hereby expressly consents to the jurisdiction of any such local, state or federal court, and consents that any service of process in such action or proceeding may be made by personal service upon the Guarantor wherever the Guarantor may then be located, or by certified or registered mail directed to such Guarantor at 601 Second South, Minneapolis, Minnesota 55402, Attention: General Counsel.

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IN WITNESS WHEREOF, the Guarantor has executed this Lease Guaranty under seal as of this 29th day of September, 1999.

U.S. BANCORP

By:	[ILLEGIBLE]
Title:	EXECUTIVE VICE PRESIDENT

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SUPPLEMENTAL AMENDMENT REGARDING EXPANSION SPACE

THIS SUPPLEMENTAL AMENDMENT REGARDING EXPANSION SPACE (this “Amendment”), made and entered into as of the 29th day of September, 1999, by and between RYAN 800, LLC, a Minnesota limited liability company (“Landlord”) and U.S. BANCORP PIPER JAFFRAY COMPANIES INC, a Delaware corporation (“Tenant”);

W I T N E S S E T H    T H A T :

WHEREAS, Landlord and Tenant entered into that certain Office Lease dated March 3, 1998, as amended by that certain First Amendment to Lease dated May 18, 1998 and by that certain Second Amendment to Lease dated July 30, 1999 (collectively, the “Lease”) for certain premises (the “Premises”) in the building to be constructed by Landlord in the City of Minneapolis, Hennepin County, Minnesota (the “Building”);

WHEREAS, Tenant previously exercised its right to exclude Floors four (4) and five (5) from the Initial Premises pursuant to the terms of the Lease;

WHEREAS, prior to the execution of this Amendment, the Premises consisted of Floors Six (6) through Thirteen (13), inclusive, and the Initial Retail Premises, containing approximately 319,584 square feet of Rentable Area;

WHEREAS, the Lease contains certain expansion rights in favor of Tenant including, without limitation, the expansion options and rights of first offer pursuant to Sections 8 and 9, respectively, of the Lease;

WHEREAS, Tenant has exercised its expansion right to lease additional premises in the Building pursuant to its rights under Sections 8 and 9 of the Lease; and

WHEREAS, Landlord and Tenant desire to evidence such expansion of the Premises and to amend certain other terms and conditions of the Lease and evidence their agreements and other matters by means of this Amendment;

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Lease is hereby amended and the parties hereto do hereby agree as follows:

1.	Landlord hereby agrees to lease to Tenant and Tenant shall lease from Landlord approximately 350,000 square feet of Rentable Area consisting of the space on , Floors Three (3) through Five (5) inclusive, Floors Fifteen (15) through Twenty-Two (22) inclusive, and approximately 10,261 rentable square feet on Floor Twenty-Three (23), all as shown on Exhibit A attached hereto and by this reference made a part hereof (the “Initial Expansion Space”), increasing the total Rentable Area leased pursuant to the Lease to approximately 669,584 square feet. Landlord and Tenant acknowledge and agree that the foregoing expansion is pursuant to an exercise by Tenant of certain of its first offer and expansion rights in Sections 8 and 9 of the Lease.

Tenant may elect, by written notice given to Landlord not later than April 1, 2000, to increase or decrease the Rentable Area of the Initial Expansion Space pursuant to one of the following four options: (i) Tenant may elect to increase the Rentable Area of the Initial Expansion Space to add the remainder of the space on Floor 23 (“Option 1”); (ii) Tenant may elect to increase the Rentable Area of the Initial Expansion Space to add (x) the remainder of the space on Floor 23 and (y) one-half (1/2) of the space on Floor 24, with the location and configuration of such one-half (1/2) of the space on Floor 24 to be determined by Tenant in its sole discretion, provided the space not leased by Tenant on Floor 24 shall be capable of being configured so as to make the same reasonably leaseable (“Option 2”); (iii) Tenant may elect to decrease the Rentable Area of the Initial Expansion Space to delete all of the space on Floor 23 consisting of approximately 10,261 square feet of Rentable Area (“Option 3”); and (iv) Tenant may elect to decrease the Rentable Area of the Initial Expansion Space to delete (x) all of said space on Floor 23 and (y) one-half (1/2) of the space on Floor 22, with the location and configuration of such one-half (1/2) of the space on Floor 22 to be determined by Tenant in its sole discretion, provided the space not leased by Tenant on Floor 22 shall be capable of being configured so as to make the same reasonably leaseable (“Option 4”). Any such space added to the Initial Expansion Space pursuant to either Option 1 or Option 2 above shall hereinafter sometimes be referred to as the “Additional Initial Expansion Space”. All Additional Initial Expansion Space shall be deemed to be part of the Initial Expansion Space for all purposes of this Amendment. Any such area deleted from the Initial Expansion Space pursuant to either Option 3 or Option 4 above shall hereinafter be referred to as “Excess Expansion Space”.

2.	The Lease is hereby amended by adding the Initial Expansion Space as part of the Premises, subject to the following terms and conditions:

a.	The Initial Expansion Space shall be added as part of the Initial Premises for all purposes, except as set forth in this Amendment.

b.

The Commencement Date of the Initial Expansion Space (which shall also be the date for the commencement of the payment of Base Rental and other Rent with respect to the Initial Expansion Space) shall be determined in accordance with the terms and conditions of the Lease as if the Initial Expansion Space constituted a portion of the Initial Premises including, without limitation, the terms and conditions of Section 5.2.2, except as follows: (i) except as otherwise provided in this clause (i), the Commencement Date for the Initial Expansion Space only shall not begin before October 1, 2002; provided, however, if Tenant commences use of all or any part of the Initial Expansion Space for its business purposes (as opposed to for performance of the Tenant Work or installation of Tenant’s furniture, Trade Fixtures and personal property) prior to October 1, 2002, then the Commencement Date with respect to the portion of the Initial

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Expansion Space which Tenant uses shall be the date which Tenant takes beneficial occupancy of the same. Notwithstanding the foregoing, Tenant shall have the right to take occupancy of all or a portion of the Initial Expansion Space for any purpose (including, without limitation, for business purposes) on or after July 1, 2002 without triggering the Commencement Date for the Initial Expansion Space (which shall be October 1, 2002 in such event); (ii) Tenant shall only have the right to commence early occupancy of the Initial Expansion Space for its business purpose in full Floor increments (except with respect to any partial Floor of the Initial Expansion Space); and (iii) the Commencement Date for the original Initial Premises, being Floors six (6) through thirteen (13), inclusive, and the Retail Premises (the “Original Initial Premises”), shall not be affected by the foregoing provisions or the addition of the Initial Expansion Space. The Initial Term of the Lease for the entire Premises (which includes the Original Initial Premises and the Initial Expansion Space) shall expire on the same date on the fourteenth (14th) anniversary of the Commencement Date for the Original Initial Premises.

c.	Base Rental with respect to the Initial Expansion Space during the Initial Term shall be Thirteen and No/100 Dollars ($13.00) per square foot of the Rentable Area of the Initial Expansion Space, as determined in accordance with the terms and conditions of Section 5 of this Amendment, and shall be due and payable, together with any other Rent payments for the Initial Expansion Space, on the Commencement Date for the Initial Expansion Space or portion thereof (as described in Section 2b above).

d.	The provisions of Exhibit D (Work Letter) to the Lease apply to the Original Initial Premises and the Initial Expansion Space, subject to the amendments hereinafter provided. Said Exhibit D (Work Letter) to the Lease is hereby amended as follows:

(i) The following is added at the end of the definition of “Approved Base Building Plans and Specifications” on page 1: “Landlord and Tenant acknowledge and agree that the Approved Base Building Plans and Specifications are described on Exhibit B attached to the Supplemental Amendment Regarding Expansion Space executed by Landlord and Tenant (the “Supplemental Amendment”) and incorporated herein by this reference and reflect change orders approved by Landlord and Tenant through Bulletin 8. The Base Building Work to be performed by Landlord in the Initial Expansion Space is described in the Building Shell Condition Requirements for the Initial Expansion Space attached to the Supplemental Amendment as Exhibit 1-1 and incorporated herein by this reference, and the Approved Base Building Plans and Specifications shall be revised, if necessary, to reflect the Base Building Work to the Initial Expansion Space described in said Exhibit 1-1, subject, however, to the upgrades on Floors

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3, 4 and 5 described in Exhibit C attached to the Supplemental Amendment and incorporated herein by this reference.”

(ii) The Base Building Construction Schedule attached as Exhibit 5 to the Work Letter is hereby deleted and the Base Building Construction Schedule attached to this Amendment as Exhibit 5 is substituted in lieu thereof.

(iii) The following is added at the end of the definition of “Base Building Scope Documents” on page 4 of the Work Letter: “; provided, however, the Base Building Scope Documents applicable to the Initial Expansion Space are attached to the Supplemental Amendment as Exhibit 4-1 and incorporated herein by this reference and such Base Building Scope Documents described in Exhibit 4-1 (and not Exhibit 4) shall relate to the Base Building Work to the Initial Expansion Space; further provided, however, Floors 3, 4 and 5 shall be upgraded as described in Exhibit C attached to the Supplemental Amendment.”

(iv) The following is added at the end of the definition of “Base Building Shell Condition Requirements” on page 4 of the Work Letter: “; provided, however, the Base Building Shell Condition Requirements applicable to the Initial Expansion Space are attached to the Supplemental Amendment as Exhibit 1-1 and incorporated herein and such Base Building Shell Condition Requirements described in Exhibit 1-1 (and not Exhibit 1) shall govern the Base Building Work to the Initial Expansion Space; further provided, however, Floors 3, 4 and 5 shall be upgraded as described in Exhibit C attached to the Supplemental Amendment.

(v) The existing provisions of Section 2.2.1 of the Work Letter shall apply only to the Original Initial Premises. Therefore, all references to the “Premises” in said Section 2.2.1 shall refer only to the Original Initial Premises. In addition, the following is added at the end of said Section 2.2.1: “Notwithstanding anything to the contrary in this Work Letter, all Base Building Work for the Initial Expansion Space shall be designed at least to accommodate population densities of one (1) person per one hundred forty-four (144) square feet of Usable Area on the Floors of the Initial Expansion Space.”

(vi) Notwithstanding anything contained in the Lease or the Work Letter to the contrary, Tenant shall have no right to require Landlord to construct or serve as the general contractor for the Tenant Work, and Landlord shall not have any obligation or liability for the construction of the Tenant Work, except for the payment of Tenant Work Costs up to the amounts described in Section 3.6 of the Work Letter. Notwithstanding the foregoing to the contrary, Tenant may engage Ryan Companies US, Inc., an affiliate of Ryan 800, LLC, the current Landlord, to serve as the general contractor for the Tenant Work in the Original Initial Premises and the Initial Expansion Space pursuant to separate agreements between such parties, and in no way shall Landlord have any liability under such agreements or with respect to the construction of the Tenant Work pursuant

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thereto. Therefore, the third sentence of Section 3.3 of the Work Letter is hereby deleted.

(vii) Notwithstanding anything contained in Section 3.4 of the Work Letter to the contrary, the provisions set forth in clauses (a) through (h) of said Section 3.4 regarding Landlord’s services during construction shall apply only during the period of the performance of the Tenant Work until the Base Building Completion Date, and after the Base Building Completion Date and during the remainder of the period for the performance of the Tenant Work, Landlord shall not be required to provide the services described in clauses (a) through (h) of said Section 3.4, but shall provide the following services and facilities, all in operational condition and in good order and in accordance with the other requirements of said Section 3.4:

(a) HVAC services sufficient to allow the efficient performance of the Tenant Work (e.g., to allow efficient curing of sheet rock, etc.) and electrical and water services;

(b) access to and use of truck docks;

(c) vertical transportation for passengers and construction purposes;

(d) direct vertical transportation for freight and construction materials and tools to all Floors in the Premises, Floor One (1) and all Floors containing facilities described in (b) and (f) hereof, which shall include, without limitation, one (1) freight elevator;

(e) an area and, at Tenant’s expense, adequate dumpster service designated for Tenant’s exclusive use for rubbish and trash removal services in the same elevator bank as the Premises; and

(f) at Tenant’s expense, temporary toilet facilities for the exclusive use of Tenant’s construction personnel in the same elevator bank as the subject Premises.

(viii) Landlord shall pay all costs and expenses incurred in connection with the design, construction and performance of the Tenant Work for the Initial Expansion Space up to a maximum amount of Thirty and no/100 Dollars ($30.00) times the number of square feet or Rentable Area in the Initial Expansion Space. Therefore, the following is added after “Initial Premises” in line six (6) of Section 3.6 of the Work Letter: “(including the Initial Expansion Space)”.

(ix) Notwithstanding the provisions of Section 3.7 of the Work Letter to the contrary, the work to be performed by Landlord described in said Section 3.7 to balance the HVAC systems servicing the Initial Expansion Space shall be performed by Landlord, provided the reasonable costs and expenses of such work

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for the Initial Expansion Space shall be paid by Tenant. Therefore, the following is added at the end of said Section 3.7: “provided, however, Tenant shall pay the reasonable costs and expense of such work for the HVAC systems servicing the Initial Expansion Space.”

(x) Section 4 of the Work Letter is hereby amended by deleting the words “and the Tenant Work” appearing at the end of said Section 4.

(xi) The following provisions shall govern and control in the event of any conflict among the Approved Base Building Plans and Specifications, Base Building Scope Documents and Base Building Shell Condition Requirements: (a) in the event of any conflict relating to the Original Initial Premises, the Approved Base Building Plans and Specifications shall control; and (b) in the event of any conflict relating to the Initial Expansion Space, the Base Building Scope Documents for the Initial Expansion Space attached to this Amendment as Exhibit 4-1 and the Base Building Shell Condition Requirements for the Initial Expansion Space attached to this Amendment as Exhibit 1-1 shall control.

3.	Section 1.76 of the Lease setting forth the definition of “Tenant Finish Period” is hereby amended by deleting the number “one hundred ninety-six (196)” appearing in line three (3) thereof and substituting the number “one hundred fifty-two (152)” in lieu thereof.

4.	Section 1.50 of the Lease is hereby amended by inserting: (a) the following provision after the phrase “all pertinent factors” in the tenth (10th) line thereof: “(including, without limitation, the net effective rental rates for space then being leased in the Building under leases recently executed and any and all other factors that the parties, in their sole discretion, shall deem relevant); and (b) inserting the following provision after the phrase “ninety percent (90%)” in the fourteenth (14th) and fifteenth (15th) lines thereof: “or ninety-five percent (95%).”

5.	Section 2.2 of the Lease entitled “Measurement Standards” shall not be applicable to the Initial Expansion Space or to any other space added to the Premises (whether the addition of such space to the Premises is made pursuant to a right contained in the Lease or otherwise), and Landlord and Tenant agree that the standards set forth in Sections 2.2.1 and 2.2.2 shall be inapplicable to such space. The Rentable Area of the Initial Expansion Space and any other space added to the Premises including, without limitation, any space added pursuant to any Expansion Options or First Offer Rights shall be established pursuant to the terms of Section 2.2.3 and 2.2.4, but utilizing the standards hereinafter set forth. The standards set forth in Sections 2.2.1 and 2.2.2 shall continue to be applicable in all respects to the Original Initial Premises. The Rentable Area and Usable Area of the Initial Expansion Space or any other space added to the Premises including, without limitation, any space added pursuant to any Expansion Options or First Offer Rights shall be determined in accordance with “Standard Method for Measuring Floor Area in Office Buildings,” published by the Secretariat,

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Buildings Owners and Managers Association International (ANSI/BOMA Z65.1-1996), approved June 7, 1996.

6.	Section 5.1.3 of the Lease entitled “LaSalle Passageway” is hereby amended by reducing the dollar amount set forth on the eleventh (11th) line and thirty eighth (38th) line from One Million and No/100 Dollars ($1,000,000.00) to Five Hundred Thousand and No/100 Dollars ($500,000.00).

7.	Section 6.1.2 of the Lease entitled “Extension Term” is hereby deleted and the following provision inserted in lieu thereof:

“Extension Term. During the first twelve (12) months of the first Extension Term (a) the Base Rental for the Original Initial Premises (other than the Initial Retail Premises) shall be in the amount of Twenty-Two and 40/100 Dollars ($22.40) per square foot of Rentable Area per year, (b) the Base Rental for any Retail Premises then included in the Premises shall continue at the same rate as in effect at the end of the Initial Term and (c) the Base Rental for the “Initial Expansion Space” (as defined in the Supplemental Amendment), any Expansion Space or any First Offer Space then included in the Premises shall be as set forth below. During the remainder of the first Extension Term (and as to the Initial Expansion Space, any Expansion Space or any First Offer Space during the entire first Extension Term) and during each subsequent Extension Term, (a) the Base Rental solely with respect to the Original Initial Premises shall be at a per annum rate equal to the lesser of (x) the product of multiplying (A) the Market Base Rental Rate as of the Rent Determination Date for the Premises in question considered as an aggregate block of space leased to a single tenant by (B) ninety percent (90%), or (y) the product obtained by multiplying (A) the Market Base Rental Rate as of the Rent Determination Date for a single tenant leasing one (1) full floor of the size and design of Floor Six and located on the elevator bank on which Floor Six is located (the “Full Floor Rate”) by ninety percent (90%), (b) the Base Rental for the remainder of the Premises (including the Initial Expansion Space, any Expansion Space and any First Offer Space which is included in the Premises as of the first day of the Extension Term in question, but excluding the Original Initial Premises and any Retail Premises) shall be at a per annum rate equal to the lesser of (i) the product obtained by multiplying (A) the Market Base Rental Rate as of the Rent Determination Date for the Premises in question considered as an aggregate block of space leased to a single tenant by (B) ninety five percent (95%), or (ii) the product obtained by multiplying (A) the Full Floor Rate as of the Rent Determination Date by (B) ninety five percent (95%), and (c) the Base Rental Rate for the Retail Premises, shall be at the per annum rate equal to the product obtained by multiplying (i) the Market Base Rental Rate as of the Rent Determination Date for the Retail Premises in question, by (ii) ninety percent (90%).”

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8.	Section 6.1.4 of the Lease entitled “Expansion Space” is hereby amended by deleting the words “ninety percent (90%)” in the fourth (4th) line thereof and inserting in lieu thereof the words “ninety-five percent (95%)”.

9.	Section 6.1.5 of the Lease entitled “First Offer Space” is hereby amended by deleting the words “ninety percent (90%)” in the fourth (4th) line thereof and inserting in lieu thereof the words “ninety-five percent (95%)”.

10.	Landlord and Tenant acknowledge and agree that (a) the parties have executed simultaneously with the execution of this Amendment, a Lease Amendment, Indemnification and Joint Defense Agreement with respect to certain tax issues (the “Tax Agreement”), (b) the Tax Agreement shall operate as an amendment to the Lease and in the event of an assignment of the Lease by either Landlord or Tenant or both, said Tax Agreement will be assigned to such parties’ assignee and such assignee will expressly assume all of such parties’ obligations and liabilities under the Tax Agreement, (c) in the event that Landlord fails to pay timely any sum to Tenant due and owing under the Tax Agreement, Tenant shall have the right to offset such amount against the Rent due under the Lease until Tenant is fully reimbursed pursuant to the procedures set forth in Section 24.5 of the Lease, but without regard to any cap on offset rights set forth in the Lease with respect to the collection of such amount, and (d) no sum payable by Landlord under the Tax Agreement (or offset by Tenant under this Amendment) shall be considered Real Property Taxes or Operating Expenses under the Lease.

11.	Landlord and Tenant acknowledge and agree that Tenant’s exercise of its expansion rights with respect to the Initial Expansion Space which is evidenced by this Amendment constitutes both an exercise by Tenant of a First Offer Right and its Expansion Options described in Sections 8 and 9, respectively, of the Lease. Landlord and Tenant acknowledge and agree that Tenant retains its First Offer Rights set forth in Section 9 of the Lease. However, Section 8.1 of the Lease entitled “Grant” is hereby deleted in its entirety and the following inserted in lieu thereof:

“8.1 Grant. Subject to the terms and conditions of this Article 8, Landlord hereby grants to Tenant the options (the “Expansion Options”) to add the following expansion space (the “Expansion Space”) to the Premises:

(i) Attached to the Supplemental Amendment as Exhibit D and incorporated herein is a description of the five (5) Expansion Options. The space to be leased under the five (5) Expansion Options (the “Expansion Space”) will depend on whether Tenant elects, on or before April 1, 2000, to increase or decrease the Initial Expansion Space pursuant to Option 1, Option 2, Option 3, or Option 4 described in Section 1 of the Supplemental Amendment. The Expansion Space applicable to each of the five (5) Expansion Options shall be determined on April 1, 2000 depending on which, if any, of said Option 1, Option 2, Option 3, or

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Option 4 Tenant exercises and shall be the corresponding Expansion Space descried in Exhibit D under the appropriate column relating thereto.

(a) The first Expansion Option (the “First Expansion Option”) shall be effective as of October 1, 2004 and shall relate to the Expansion Space described in said Exhibit D (the “First Expansion Space”).

(b) The second Expansion Option (the “Second Expansion Option”) shall be effective as of October 1, 2006 and shall relate to the Expansion Space described in said Exhibit D (the “Second Expansion Space”).

(c) The third Expansion Option (the “Third Expansion Option”) shall be effective as of October 1, 2008 and shall relate to the Expansion Space described in said Exhibit D (the “Third Expansion Space”).

(d) The fourth Expansion Option (the “Fourth Expansion Option”) shall be effective as of October 1, 2010 and shall, relate to the Expansion Space described in said Exhibit D (the “Fourth Expansion Space”).

(e) The fifth Expansion Option (the “Fifth Expansion Option” shall be effective as of October 1, 2012 and shall relate to the Expansion Space described in said Exhibit D (the “Fifth Expansion Option”).

12.	Section 8.2 of the Lease entitled “Exercise” is hereby amended by deleting the first sentence thereof. Said Section 8.2 of the Lease is hereby further amended by deleting from lines 14-16 thereof the phrase “(ii) subject to the other limitations of this Section 8.2, the portion or portions of the Expansion Space as to which Tenant is exercising its Expansion Option”.

13.	Section 8.3 of the Lease entitled “Contiguous Space; Relationship to First Offer Right” is hereby deleted and the following provision inserted in lieu thereof:

“8.3 Independent Rights; Relationship to First Offer Right. Any failure to duly and timely exercise an Expansion Option shall not otherwise limit subsequent Expansion Options. If Tenant has previously leased any Expansion Space pursuant to the exercise of a First Offer Right, but subject to any Superior Rights as provided in Section 9 hereof, then the Expansion Option with respect to such Expansion Space shall be deemed independent of the First Offer Right and shall apply and may be exercised notwithstanding that Tenant exercised a First Offer

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Right with respect to such Expansion Space. If Tenant has previously leased any Expansion Space pursuant to the exercise of a First Offer Right, but such exercise was not subject to any Superior Rights as provided in Section 9 hereof, then Tenant shall not have the right to exercise an Expansion Option with respect to such Expansion Space (and will continue to lease such Expansion Space pursuant to the exercise of the First Offer Right), but the Expansion Option shall apply to any remaining portion of the Expansion Space. If Tenant at any time elects to exercise its Expansion Option with respect to any First Offer Space, then Tenant’s First Offer Right with respect to such space shall immediately terminate and be of no further force and effect. Notwithstanding anything contained in this Section 8.3 to the contrary, if Tenant exercises a renewal of this Lease for an Extension Term as provided in Section 4.3 hereof for less than the entire Premises but for at least three hundred twenty-five thousand (325,000) square feet of Rentable Area, then Tenant’s First Offer Right described in Section 9 hereof shall continue to apply during the Extension Term and shall relate to any space in the Building which is or shall become available for leasing, including, without limitation, any such space which was originally part of the Premises but not leased by Tenant during such Extension Term, but only to the extent such space is or shall become available for leasing. If Tenant exercises such a renewal of this Lease for an Extension Term for less than three hundred twenty-five thousand (325,000) square feet of Rentable Area, then Tenant shall no longer have the First Offer Right described in Section 9 hereof during the Extension Term.”

14.	Section 10.1.1 of the Lease entitled “First Reduction Option” is hereby deleted from the Lease and shall be void and of no further force or effect as if such provision had not been included in the original Lease.

15.	Sections 10.1.2, 10.1.3 and 10.1.4 of the Lease entitled “Second Reduction Option”, “Third Reduction Option” and “Fourth Reduction Option”, respectively, are hereby deleted and the following provisions inserted in lieu thereof:

“10.1.2. Second Reduction Option. By up to amount of Rentable Area equal to one hundred fifty thousand (150,000) square feet of Rentable Area by notice given to Landlord at any time during the Term on or after the tenth (10th) anniversary of the Commencement Date for such portion of the Premises (the “Second Reduction Option”);

“10.1.3 Third Reduction Option. All or any portion of the Retail Premises by notice to Landlord at any time during the Term on or after the fourth (4th) and prior to the fifth (5th) anniversary of the Commencement Date for the Retail Premises (the “Third Reduction Option”); and

10.1.4 Fourth Reduction Option. All or any portion of the Retail Premises by notice to Landlord at any time during the Term on or after the ninth (9th) and prior to the tenth (10th) anniversary of the Commencement Date for the Retail Premises (the “Fourth Reduction Option”).”

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16.	Section 11.2 of the Lease entitled “Adjustment; Allocated Spaces” is hereby amended by deleting the first two sentences thereof and inserting in lieu thereof the following:

“The number of parking spaces allocated to Tenant (the “Allocated Spaces”) from time to time with respect to the Premises shall equal the following: (i) if the Rentable Area of the Premises is between (x) five hundred seventy-five thousand (575,000) square feet and (y) the Rentable Area within the Original Initial Premises and the Initial Expansion Space (before the exercise of Option 1, Option 2, Option 3 or Option 4 as described in Section 1 of the Supplemental Amendment Regarding Expansion Space), which is approximately 669,584 square feet (the “Initial Rentable Area”), then the Allocated Spaces shall be two hundred fifty (250) parking spaces; (ii) if the Rentable Area of the Premises is greater than the Initial Rentable Area, then the Allocated Spaces shall be the sum of (x) two hundred fifty (250) parking spaces plus (y) one (1) parking space for each three thousand five hundred forty-seven (3,547) square feet of Rentable Area in excess of the Initial Rentable Area; and (iii) if the Rentable Area of the Premises is less than five hundred seventy-five thousand (575,000) square feet, then the Allocated Spaces shall be (x) two hundred fifty (250) parking spaces less (y) one (1) parking space for each two thousand three hundred (2,300) square feet of Rentable Area less than five hundred seventy-five thousand (575,000) square feet. The Rentable Area of the Premises referred to in (i) through (iii) above shall be the Rentable Area of the Premises from time to time as the same may have been increased or decreased pursuant to (1) any of said Option 1, Option 2, Option 3 or Option 4; (2) any Reduction Option described in Section 10 hereof; (3) any Expansion Option described in Section 8 hereof; (4) any First Offer Right described in Section 9 hereof; or (5) any other provision of this Lease.”

17.	Section 11.7 of the Lease entitled “After Hours Parking” is hereby amended by deleting the first sentence thereof and inserting in lieu thereof the following: “In addition to the Allocated Parking and the Additional Parking, Landlord shall provide Tenant with as many parking spaces as then available from time to time in the Parking Garage, for after hours parking at a rate of Two and No/100 Dollars ($2.00) per space per day (net of sales, use or similar taxes) and/or Twenty-five and No/100 Dollars ($25.00) per space per month (net of sales, use or similar taxes) during the entire Term.”

18.	Section 12.2. of the Lease entitled “Adjustment; Allocated Storage Space” is hereby amended by deleting the first three sentences thereof and inserting in lieu thereof the following sentence: “Storage Space allocated to Tenant pursuant to Section 12.1 shall be referred to as ‘Allocated Storage Space’.”

19.	Section 22 of the Lease is hereby deleted and the following provision inserted in lieu thereof:

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“22. Assignment and Subletting by Tenant. Except as expressly provided herein, Tenant shall not, by operation of law or otherwise, (a) assign, transfer, mortgage, pledge, hypothecate or otherwise encumber the Lease, the Premises or any part of or interest in the Lease or the Premises, (b) sublet all or any part of the Premises or any right or privilege appurtenant to the Premises, or (c) permit any other party to occupy or use all or any part of the Premises (collectively, a “Transfer”), without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Further, Tenant hereby agrees that Tenant shall not sublease any portion of the Premises (excluding the Original Initial Premises) to another tenant in the Building.

Notwithstanding any provision to the contrary, Tenant may assign this Lease or sublet the Premises without Landlord’s consent (i) to any corporation or other entity that controls, is controlled by or is under common control with Tenant; (ii) to any corporation or other entity resulting from a merger, acquisition, consolidation or reorganization of or with Tenant; (iii) in connection with the sale of all or substantially all of the assets of Tenant; (iv) in connection with a sublease which has a term (including any renewal, option or extension term(s)) of less than eighteen (18) months; (v) in connection with a sublease of less than twenty-five thousand (25,000) square feet of Rentable Area to an entity with whom Tenant has a contractual relationship such that the sublease is for the convenience of Tenant’s business operations in the Premises; or (vi) in connection with a sublease to an entity to whom Tenant has sold a discrete, identified business unit of Tenant or an Affiliate of Tenant. If Tenant elects to so sublease or assign this Lease, Tenant shall notify Landlord in writing within fifteen (15) days after Tenant’s transfer and shall provide to Landlord evidence in writing that such assignment or sublease complies with one or more of the criteria set forth above. Any assignment of this Lease or sublease pursuant to terms of clauses (i), (ii) or (iii) above only, but not (iv), (v) or (vi) above, shall be hereafter known as an “Affiliated Transfer” and any assignment of this Lease or sublease pursuant to the terms of any of the provisions of (i), (ii), (iii), (iv), (v) or (vi) above in this paragraph shall be hereafter known as a “Permitted Transfer”. No such assignment, sublease or transfer, however, shall release Tenant from any covenant, liability or obligation under this Lease. In the event Landlord shall not withhold its approval of the proposed transfer in writing and with specific reasons for said withholding of approval within fifteen (15) days after receipt of Tenant’s written request, including receipt of all information required to be furnished by Tenant hereunder, such approval shall be deemed to be given.

Notwithstanding anything to the contrary, Landlord agrees and acknowledges that Tenant may, from time to time, sublease various portions of the Premises to U.S. Bank National Association and/or U.S. Bancorp and that any and all such subleases shall be deemed an Affiliated Transfer for purposes of this Lease.

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If Tenant requests Landlord’s consent to any Transfer, then Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address; its proposed use of the Premises if other than general office use; a copy of the proposed sublease or assignment agreement; if the transferee is a privately held corporation, then any financial information for such transferee obtained by Tenant (which shall be kept confidential by Landlord and only used for the purpose of evaluating such proposed sublease or assignment and the action to be taken by Landlord hereunder); and in the event of an assignment, the proposed change in the name of the Building (if any) that such transferee may elect pursuant to the terms and conditions of Section 35.1 of this Lease. Landlord’s consent to a Transfer shall not release Tenant from performing its obligations under the Lease, but rather Tenant’s transferee shall assume all of Tenant’s obligations under the Lease in a writing reasonably satisfactory to Landlord, and Tenant and its transferee shall be jointly and severally liable therefor. Landlord’s consent to any Transfer shall not waive Landlord’s or Tenant’s rights as to any subsequent Transfer.

Notwithstanding anything to the contrary, with respect to any proposed sublease of one (1) Floor or more of the Premises and which has a term of all or substantially all of the then applicable Term of this Lease and to which Landlord’s prior consent is required (the portion of the Premises to be subleased is hereinafter known as the “Sublet Space”), Landlord shall also have the option (i) to sublet the entire Sublet Space from Tenant at the same Base Rental as Tenant is required to pay to Landlord under this Lease for the Sublet Space, or (ii) to terminate this Lease as to the Sublet Space as provided below; provided, however, Landlord’s right in this paragraph to so sublet or transfer shall not apply to a Permitted Transfer and shall not apply to the Original Initial Premises, but Landlord’s right shall apply to the Initial Expansion Space and all other space thereafter leased to Tenant. For purposes of this paragraph, the term “all or substantially all of the then applicable Term” shall mean any sublease which has a term in excess of three (3) years and which will expire within one (1) year of the expiration of the then applicable Term. Landlord’s option to sublet or to terminate, as the case may be, shall be exercisable by Landlord in writing within a period of fifteen (15) calendar days after receipt of Tenant’s notice of its intent to sublease. In the event Landlord exercises the option to sublet the Sublet Space pursuant to Landlord’s option set forth above, the term of the subletting from the Tenant to Landlord shall be the term prescribed in the third party sublease (which shall not be longer than the then current Term of this Lease) and shall be on such terms and conditions as are contained in this Lease (including the Base Rental applicable to the Sublet Space as described in this Lease), except that Landlord shall have the right to further sublet the Sublet Space freely and without any consent or approval from Tenant and for such rent as Landlord shall agree upon in its sole and absolute discretion subject to the following restrictions. If Landlord exercises the option to sublease the Sublet Space or to terminate this Lease as to the Sublet

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Space, then (a) Landlord shall not sublease or lease to or allow the occupancy of any portion of Floors 1 and 2 only by any Financial Services Business as described in Section 38.1, but the foregoing restriction shall not apply to any other space in the Premises, and (b) such Sublet Space may be leased or further sublet by Landlord only for a use permitted under Legal Requirements which is not incompatible with a first class office building in downtown Minneapolis, Minnesota. If Landlord elects to terminate this Lease pursuant to Landlord’s option set forth above, then this Lease shall terminate as to the Sublet Space on the date set forth in said third party sublease for commencement. If Landlord exercises its option to terminate this Lease with respect to the Sublet Space, as to that portion of the Premises which is not part of the Sublet Space, this Lease shall remain in full force and effect and the Base Rental for the remaining portion of the Premises which is not a part of the Sublet Space shall continue to be determined and paid in the manner provided in this Lease for such space.

Landlord shall also have the right in connection with all subleases (other than an Affiliated Transfer or a sublease of a portion of the Original Initial Premises) to share in any profit from such subleases as hereinafter provided in this paragraph. In the event of such a sublease and (i) if Landlord does not elect to exercise either the option to sublease or to terminate as described in the preceding paragraph (if available to Landlord) and (ii) the aggregate rental or other consideration paid by a transferee with respect to any sublease space (except as provided below) exceeds the sum of (y) Tenant’s Rent to be paid to Landlord for such sublease space during such period and (z) an amount equal to the amortized amount of Tenant’s reasonable costs and expenses actually incurred in connection with such Transfer, including reasonable attorneys fees, brokerage fees, reasonable costs of finishing or renovating the space affected and reasonable cash rental concessions, which costs and expenses shall be amortized over the original term of such sublease at an interest rate equal to eight percent (8%) per annum, then seventy-five percent (75%) of such excess shall be paid to Landlord within fifteen (15) days after, such amount is paid to Tenant. The terms of this paragraph and Landlord’s right to receive such excess rent shall not, however, apply to an Affiliated Transfer and shall not apply to the sublease of a portion of the Original Initial Premises. Tenant authorizes its transferees to make payments of rent and any other sums due and payable, directly to Landlord upon an Event of Default by Tenant under this Lease. Landlord shall have the right, at Landlord’s expense, to audit Tenant’s books and records relating to each such sublease, provided such information shall be kept confidential. Any attempted Transfer by Tenant in violation of the terms and covenants of this Section 22 shall be void and shall constitute a default by Tenant under the Lease.”

20.

Section 24.5 of the Lease entitled “Landlord’s Default” is hereby amended by inserting the following phrase after the word “default” in the fifteenth (15th) line of said Section: “(provided, however, in no event shall Tenant have the right to offset or deduct any amount in excess of fifteen percent (15%) of all Rent due

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under this Lease during the next twelve (12) month period and any excess owed to Tenant remaining after such offset will be carried forward to (and, subject to the limitations set forth above, available for offset in) the next succeeding twelve (12) month period(s)).”

21.	Section 35.1 of the Lease entitled “Building Name” is hereby deleted and the following provision inserted in lieu thereof:

“35.1 Building Name. So long as Tenant and its Affiliates lease (including pursuant to any sublease of the Premises to Affiliates of Tenant or which qualify as an Affiliated Transfer) not less than three hundred twenty-five thousand (325,000) square feet of Rentable Area of the Building, Tenant shall have the right to select and from time to time change the name of the Building, provided that if Tenant changes the name of the Building after October 1, 1999, Tenant shall pay all reasonable costs incurred by Landlord in the removal and replacement of all common area signs containing the name of the Building. At such time as Tenant no longer leases such minimum amount of space, Landlord shall have the right to designate the name of the Building, provided that in no event shall the name of the Building be in any manner associated with any Financial Services Business other than Tenant or any of its Affiliates so long as Tenant (or its Affiliates) lease and occupy all or any portion of the then existing Premises. Landlord shall have the right to approve any name selected by Tenant, but such approval shall be deemed given if not denied in notice to Tenant given within fifteen (15) days after Tenant’s request for approval, provided that no approval is required if the name selected by Tenant is associated with the Tenant’s name, the name of any Affiliate of Tenant, or marketing strategy of Tenant or any of its Affiliates as determined by Tenant in its sole discretion. Any disapproval by Landlord must be based solely upon the fact that such name is inappropriate for use in connection with a first class office building in Minneapolis, Minnesota. The initial name of the Building shall be “U.S. Bancorp Center”. Any change in the name of the Building by Tenant shall be made (a) at any time prior to October 1, 1999, upon not less than five (5) days’ prior written notice to Landlord, and (b) thereafter upon not less than ninety (90) days’ notice to Landlord. At any time prior to or during the Term or after the expiration or termination of this Lease, Tenant shall have the right in its sole discretion to require Landlord to immediately cease use of any name associated with Tenant, any of its Affiliates or any marketing strategy of Tenant or its Affiliates in connection with the Building. The provisions of the immediately preceding sentence shall survive such expiration or termination.”

22.

Tenant represents and warrants to Landlord that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker other than CB Commercial Real Estate who represented Landlord and Nelson, Tietz & Hoye who represented Tenant in the negotiating or making of this Amendment. Landlord shall be solely responsible for payment of all brokerage commissions

15

due to CB Commercial Real Estate and Nelson, Tietz & Hoye pursuant to separate written agreements.

23.	All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Lease.

24.	Landlord and Tenant covenant and agree to keep the terms and conditions of this Amendment confidential at all times and neither this Lease nor any of the terms and conditions herein may be given, shown, made available, communicated or disclosed in any way to anyone other than the parties’ attorneys, tax advisors or consultants and real estate agents, and such other persons as the parties hereto mutually consent to in writing. Further, any disclosure or dissemination of this Amendment or the terms and conditions hereof shall be made subject to the foregoing covenant regarding confidentiality. Neither party hereto will issue any press release or make any other public announcement relating to the transactions contemplated by the Lease, as amended by this Amendment, without the prior consent of the other party and Cornerstone Properties Inc. It is anticipated that Landlord, Tenant and Cornerstone Properties Inc. will issue a jointly approved press release.

25.	Except as set forth in the Lease, this Amendment represents the entire agreement between the parties hereto and Landlord and Tenant agree that there are no collateral or oral agreements or understandings between them with respect to the Premises or the Building. This Amendment supersedes all prior negotiations, agreements, letters or other statements with respect to Tenant’s expansion of the Premises.

26.	This Amendment is expressly conditioned upon U.S. Bancorp, as guarantor, executing a Lease Guaranty with respect to the Lease in the form attached hereto as Exhibit E and by this reference made a part hereof.

27.	Landlord and Tenant executed and delivered the notice letter regarding the exercise of Expansion Options and First Offer Right dated July 19, 1999. The date. “August 23, 1999” for the execution of this Amendment set forth in Paragraph 7 of said notice letter is hereby extended through the date of this Amendment.

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EXCEPT AS expressly amended and modified hereby, the Lease shall otherwise remain in full force and effect, the parties hereto hereby ratifying and confirming the same. To the extent of any inconsistency between the Lease and this Amendment, the terms of this Amendment shall control.

IN WITNESS WHEREOF, the undersigned parties have duly executed this Amendment as of the day and year first above written.

TENANT:			LANDLORD:

U.S. BANCORP PIPER JAFFRAY			RYAN 800, LLC

COMPANIES INC.

By:	/s/ Susan E. Lester		By:	/s/ Timothy M. Gray
	Name:	SUSAN E. LESTER		Name:	Timothy M. Gray
	Its:	MANAGING DIRECTOR		Its:	Chief Manager

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CONSENT

The undersigned, as holder of that certain Combination Mortgage, Security Agreement and Fixture Financing Statement dated March 3, 1998 by and between Ryan 800, LLC, Minnesota limited liability company (“Lessor”), and the undersigned, filed on March 5, 1998 as Document No. 2893790 in the Office of the Registrar of Titles, Hennepin County, Minnesota, as amended by that certain Amended and Restated Combination Mortgage, Security Agreement, and Fixture Financing Statement-Bridge Loan dated July 22, 1998, by and between Lessor and undersigned, filed on July 29, 1998 as Document No. 3050507 in the Office of the Registrar of Titles, Hennepin County, Minnesota (collectively, the “Mortgage”), encumbering the Land and the Building (as defined in the Lease) hereby consents to the terms and conditions of the attached Supplemental Amendment Regarding Expansion Space (the “Amendment”) and gives all necessary approvals to the Amendment required by and under the Mortgage and that certain Subordination, Non-Disturbance and Attornment Agreement (Office Loan) dated as of July 22, 1998, by and among the undersigned, Lessor and U.S. Bancorp Piper Jaffray Companies Inc.

U.S. BANK NATIONAL ASSOCIATION

By	[ILLEGIBLE]
	Its	Vice President

CONSENT

The undersigned, as holder of that certain Combination Mortgage, Security Agreement and Fixture Financing Statement dated March 3, 1998 by and between Ryan 800, LLC, Minnesota limited liability company (“Lessor”), and the undersigned, filed on March 5, 1998 as Document No. 2893788 in the Office of the Registrar of Titles, Hennepin County, Minnesota, as amended by that certain Amended and Restated Combination Mortgage, Security Agreement, and Fixture Financing Statement-Bridge Loan dated July 22, 1998, by and between Lessor and undersigned, filed on July 29, 1998 as Document No. 3050505 in the Office of the Registrar of Titles, Hennepin County, Minnesota (collectively, the “Mortgage”), encumbering the Land and the Building (as defined in the Lease) hereby consents to the terms and conditions of the attached Supplemental Amendment Regarding Expansion Space (the “Amendment”) and gives all necessary approvals to the Amendment required by and under the Mortgage and that certain Subordination, Non-Disturbance and Attornment Agreement (Bridge Loan) dated as of July 22, 1998, by and among the undersigned, Lessor and U.S. Bancorp Piper Jaffray Companies Inc.

U.S. BANK NATIONAL ASSOCIATION

By	[ILLEGIBLE]
	Its	[ILLEGIBLE]

CONFIRMATION OF GUARANTY

AND CONSENT OF GUARANTORS

The undersigned Guarantors pursuant to a Completion Guaranty dated March 3, 1998 (the “Guaranty”), in favor of U.S. Bancorp Piper Jaffray Companies, Inc., a Delaware corporation formerly known as Piper Jaffray Companies, Inc. (“Tenant”) with respect to an Office Lease dated March 3, 1998, by and between Ryan 800, LLC, a Minnesota corporation (“Landlord”), as landlord, and Tenant, as tenant, as amended by that certain First Amendment to Lease dated May 18, 1998 and that certain Second Amendment to Lease dated July 30, 1999 (collectively, the “Lease”), hereby consent to the attached Supplemental Amendment: Regarding Expansion Space (the “Agreement”), by and among Landlord and Tenant, (ii) confirm and agree that the Guaranty continues to be valid and binding obligation of the undersigned Guarantors pursuant to its terms guaranteeing the Obligations (as defined in the Guaranty) as the same may be modified by the Agreement, (iii) affirm and ratify in full the Lease and Guaranty, and (iv) agree that they have executed and delivered this Confirmation and Consent although it is not required under Paragraph 7 of the Guaranty and such execution and delivery does not modify said Paragraph 7 and at Tenant’s option no confirmation or consent will be required for any other amendments or modifications of the Lease.

IN WITNESS WHEREOF, the undersigned have executed this confirmation of Guaranty and Consent of Guarantors this 29 day of September, 1999.

GUARANTORS:	RYAN COMPANIES US, INC., a Minnesota corporation

	By:	/s/ Timothy M. Gray
		Its:	Vice President

RYAN COMPANIES, INC., a Minnesota corporation

	By:	/s/ Timothy M. Gray
		Its:	Vice President

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STATE OF MINNESOTA	)
	)	ss.
COUNTY OF HENNEPIN	)

The foregoing instrument was acknowledged before me this 29 day of September, 1999 by Timothy M. Gray, the Vice President of Ryan Companies US, Inc., a Minnesota corporation, on behalf of the corporation.

PAMELA K. SHIVES
NOTARY PUBLIC—MINNESOTA
MY COMM. EXPIRES JAN. 31, 2000
/S/ PAMELA K. SHIVES

STATE OF MINNESOTA	)
	)	ss.
COUNTY OF HENNEPIN	)

The foregoing instrument was acknowledged before me this 29 day of September, 1999 by Timothy M. Gray the Vice President of Ryan Companies US, Inc., a Minnesota corporation, on behalf of the corporation.

PAMELA K. SHIVES
NOTARY PUBLIC—MINNESOTA
MY COMM. EXPIRES JAN. 31, 2000
/S/ PAMELA K. SHIVES

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Tenant Expansion Amendment

Improvement Allowance

FIFTH AMENDMENT

THIS FIFTH AMENDMENT (the “Amendment”) is made and entered into as of the 8 day of MAY, 2001, by and between EOP-NICOLLET MALL, L.L.C., a Delaware limited liability company (“Landlord”), and U.S. BANCORP PIPER JAFFRAY COMPANIES INC., a Delaware corporation (“Tenant”).

WITNESSETH

A.	WHEREAS, Landlord (as successor in interest to Ryan 800, LLC, a Minnesota limited liability company) and Tenant (formerly known as Piper Jaffray Companies Inc.) are parties to that certain lease dated the 3rd day of March, 1998, for space which contains, or shall contain pursuant to the terms of the Lease (as hereinafter defined), approximately 705,513 square feet of the Rentable Area (the “Original Premises”) on the second (2nd) through thirteenth (13th) and fifteenth (15th) through twenty-fourth (24th) Floors of the building commonly known as the U.S. Bancorp Center and the address of which is 800 Nicollet Mall, Minneapolis, Minnesota (the “Building”), a Floor by Floor breakdown of such Rentable Area of the Original Premises being outlined on Exhibit A hereto, which lease has been previously amended or assigned by instruments (including, without limitation, letters exercising expansion rights) dated May 18, 1998, July 29, 1999, September 1, 1998 September 29, 1999, November 22, 1999, November 24, 1999 and March 31, 2000 (collectively, the “Lease”); and

B.	WHEREAS, Tenant has requested that (i) additional space containing approximately 5,929 square feet of Rentable Area on the second (2nd) Floor of the Building shown on Exhibit B hereto (the “Additional Retail Premises”) be added to the Original Premises, (ii) additional space containing approximately 199 square feet of Rentable Area on the first (1st) Floor of the Building shown on Exhibit C hereto (the “Additional ATM Premises”) be added to the Original Premises and (iii) the Base Rental and Tenant improvement allowance be modified with respect to the Initial Retail Premises (which Initial Retail Premises are stipulated to contain 4,000 square feet of Rentable Area) and, with respect to the foregoing, that the Lease be appropriately amended, and Landlord is willing to do the same on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.	Expansion, Early Commencement and Effective Dates.

A.	Effective as of the earlier of (i) June 1, 2001 and (ii) the date Tenant takes occupancy of the Additional Retail Premises (the “Additional Retail Effective Date”), the Premises, as defined in the Lease, is increased by 5,929 square feet of Rentable Area through the addition of the Additional Retail Premises (and Tenant’s Pro Rata Share is likewise increased), and from and after the Additional Retail Effective Date, the Premises and the Additional Retail Premises, collectively, shall be deemed the Premises, as defined in the Lease. The term for the Additional Retail Premises shall commence on the Additional Retail Effective Date and end on the last day of the Term. The Additional Retail Premises is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein.

B.	Effective as of June 1, 2000 (the “Additional ATM Effective Date”), the Premises, as defined in the Lease, is increased by 199 square feet of Rentable Area through the addition of the Additional ATM Premises (and Tenant’s Pro Rata Share is likewise increased), and from and after the Additional ATM Effective Date, the Premises and the Additional ATM Premises, collectively, shall be deemed the Premises, as defined in the Lease. The term for the Additional ATM Premises shall commence on the Additional ATM Effective Date and end on the last day of the Term. The Additional ATM Premises is subject to all the terms and conditions of the Lease except as expressly modified herein.

II.	Monthly Base Rental.

A.	In addition to Tenant’s obligation to pay Base Rental for the Original Premises, Tenant shall pay Landlord Base Rental for the Additional Retail Premises in monthly installments as follows:

(i)	Twelve Thousand Three Hundred Fifty Two and 08/100 Dollars ($12,352.08) per installment payable on or before the Additional Retail Effective Date and on or before the first day of each month thereafter during the period beginning on the Additional Retail Effective Date and ending on May 31, 2007.

(ii)	Eighty-four (84) equal installments of Fourteen Thousand Three Hundred Twenty Eight and 42/100 Dollars ($14,328.42) each payable on or before the first day of each month during the period beginning June 1, 2007 and ending May 31, 2014.

B.	In addition to Tenant’s obligation to pay Base Rental for the Original Premises and the Additional Retail Premises, Tenant shall pay Landlord Base Rental for the Additional ATM Premises in monthly installments as follows:

(i)	Eighty-four (84) equal installments of Four Hundred Fourteen and 58/100 Dollars ($414.58) each payable on or before the first day of each month during the period beginning on June 1, 2000 and ending May 31, 2007.

(ii)	Eighty-four (84) equal installments of Four Hundred Eighty and 92/100 Dollars ($480.92) each payable on or before the first day of each month during the period beginning June 1, 2007 and ending May 31, 2014.

C.	In addition to Tenant’s obligation to pay Base Rental for the Original Premises (other than the Initial Retail Premises), the Additional Retail Premises and the Additional ATM Premises, Tenant shall pay Landlord Base Rental with respect to the Initial Retail Premises (which shall be in lieu of the Base Rental set forth in the Lease with respect to the Initial Retail Premises) in monthly installments as follows:

(i)	Eighty-four (84) equal installments of Eight Thousand Three Hundred Thirty Three and 33/100 Dollars ($8,333.33) each payable on or before the first day of each month during the period beginning June 1, 2000 and ending May 31, 2007.

(ii)	Eighty-four (84) equal installments of Nine Thousand Six Hundred Sixty Six and 67/100 Dollars ($9,666.67) each payable on or before the first day of each month during the period beginning June 1, 2007 and ending May 31, 2014.

All such Base Rental shall be payable by Tenant in accordance with the terms of Article 6 of the Lease. In the event that the Additional Retail Effective Date is on other than the first day of a calendar month, then Base Rental with respect to the Additional Retail Premises for the month in which the Additional Retail Effective Date occurs shall be prorated based upon the number of days in such month.

III.	Improvements to Additional Retail Premises, Additional ATM Premises and Initial Retail Premises.

A.	Condition of Additional Retail Premises, Additional ATM Premises and Initial Retail Premises. Tenant has inspected the Additional Retail Premises, the Additional ATM Premises and the Initial Retail Premises and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in the Lease or this Amendment.

B.	Cost of Improvements to Additional Retail Premises, Additional ATM Premises and Initial Retail Premises.

(i)

Provided Tenant is not in default, Tenant shall be entitled to receive an improvement allowance (the “Additional Retail Improvement Allowance”) in an amount not to exceed Two Hundred Seven Thousand Five Hundred Fifteen and No/100 Dollars ($207,515.00) (i.e., $35.00 per square foot of Rentable Area of the Additional Retail Premises) to be applied toward the cost of performing initial construction, alteration or improvement of the Additional Retail Premises, including but not limited to the cost of space planning, design and related architectural and

2

engineering services. In the event the total cost of the initial improvements to the Additional Retail Premises exceeds the Additional Retail Improvement Allowance, Tenant shall pay for such excess upon demand. The entire unused balance of the Additional Retail Improvement Allowance, if any, shall accrue to the sole benefit of Landlord. In accordance with the Payment Procedures (as hereinafter defined), Landlord shall pay such Additional Retail Improvement Allowance directly to the contractors, architects, designers, engineers and consultants retained to perform the construction, design or related improvement work to the Additional Retail Premises.

(ii)	Provided Tenant is not in default, Tenant shall be entitled to receive an improvement allowance (the “Additional ATM Improvement Allowance”) in an amount not to exceed Six Thousand Nine Hundred Sixty Five and No/100 Dollars ($6,965.00) (i.e., $35.00 per square foot of Rentable Area of the Additional ATM Premises) to be applied toward the cost of performing initial construction, alteration or improvement of the Additional ATM Premises, including but not limited to the cost of space planning, design and related architectural and engineering services. In the event the total cost of the initial improvements to the Additional ATM Premises exceeds the Additional ATM Improvement Allowance, Tenant shall pay for such excess upon demand. The entire unused balance of the Additional ATM Improvement Allowance, if any, shall accrue to the sole benefit of Landlord. In accordance with the Payment Procedures (as hereinafter defined), Landlord shall pay such Additional ATM Improvement Allowance directly to the contractors, architects, designers, engineers and consultants retained to perform the construction, design or related improvement work to the Additional ATM Premises.

(iii)	Provided Tenant is not in default, then, in addition to the $25.10 per square foot of Rentable Area allowance to be provided by Landlord with respect to the Initial Retail Premises (the “Initial Retail Allowance”) pursuant to Section 3.6 of the Work Letter attached to the Lease as Exhibit D (the “Work Letter”), Tenant shall be entitled to receive an improvement allowance (the “Initial Retail Additional Allowance”) in an amount not to exceed Seventy Three Thousand Six Hundred and No/100 Dollars ($73,600.00) (i.e., $18.40 per square foot of Rentable Area of the Initial Retail Premises) to be applied toward the cost of performing initial construction, alteration or improvement of the Initial Retail Premises, including but not limited to the cost of space planning, design and related architectural and engineering services (i.e., Tenant’s total allowance package with respect to the Initial Retail Premises is equal to $43.50 per square foot of Rentable Area of the Initial Retail Premises). In the event the total cost of the initial improvements to the Initial Retail Premises exceeds the sum of the Initial Retail Allowance and the Initial Retail Additional Allowance, Tenant shall pay for such excess upon demand. The entire unused balance of the Initial Retail Additional Allowance, if any, shall accrue to the sole benefit of Landlord. In accordance with the Payment Procedures (as hereinafter defined), Landlord shall pay such Initial Retail Additional Allowance directly to the contractors, architects, designers, engineers and consultants retained to perform the construction, design or related improvement work to the Initial Retail Premises. It is further understood and agreed by Landlord and Tenant that (A) Landlord has not constructed, and shall have no obligation to construct, certain portions of the Base Building Work to the Initial Retail Premises (the “Initial Retail Premises Excluded Work”) and (B) in consideration for Landlord not having to perform or construct the Initial Retail Premises Excluded Work, $34,000.00 (i.e. $8.50 per square foot of Rentable Area of the Initial Retail Premises) of the Initial Retail Additional Allowance is being provided to Tenant (i.e. Landlord would not have provided Tenant such $34,000.00 as part of the Initial Retail Additional Allowance if Landlord had constructed the Initial Retail Premises Excluded Work). Furthermore, Tenant has inspected the Initial Retail Premises and agrees that Landlord has performed all portions of the Base Building Work that Landlord is obligated to perform pursuant to the terms of the Lease.

(iv)

For purposes hereof, the “Payment Procedures” shall mean that the payment of the Additional Retail Improvement Allowance, the Additional ATM Improvement Allowance and the Initial Retail Additional Allowance by Landlord shall be made on or before the fifteenth (15th) day of the month following the month in which Tenant directs Landlord to make the given payment (provided, however, in the event such direction is made after the twenty-fifth [25th] day of a month, such payment shall be

3

made on or before the fifteenth [15th] day of the second succeeding calendar month), subject to Landlord’s receipt of evidence reasonably demonstrating that the amount to be disbursed is for work which has been completed with respect to the design and construction of the Additional Retail Premises, the Additional ATM Premises or the Initial Retail Premises, as applicable.

C.	Responsibility for Improvements to Additional Retail Premises, Additional ATM Premises and Initial Retail Premises. Any construction, alterations or improvements to the Additional Retail Premises, the Additional ATM Premises and the Initial Retail Premises shall be performed by Tenant using contractors selected by Tenant and reasonably approved by Landlord and shall be governed in all respects by the provisions of Article 15 of the Lease.

IV.	Early Access to Additional Retail Premises. Upon full execution and delivery of this Amendment by Landlord and Tenant, Tenant shall be permitted to enter the Additional Retail Premises to perform alterations or improvements to the Additional Retail Premises; it being further agreed that in connection with such early access to the Additional Retail Premises, Tenant shall comply with all terms and provisions of the Lease, except those provisions requiring payment of Base Rental or Additional Rent as to the Additional Retail Premises. However, if Tenant takes possession of the Additional Retail Premises prior to the Additional Retail Effective Date for any reason whatsoever (other than the performance of work in such space), such possession shall be subject to all the terms and conditions of the Lease and this Amendment, and Tenant shall pay Base Rental and Additional Rent (i.e. Tenant’s Pro Rata Share shall be appropriately increased to account for the same) as applicable to the Additional Retail Premises to Landlord on a per diem basis for each day of occupancy prior to the Additional Retail Effective Date.

V.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date hereof (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

A.	Notice Addresses for Landlord: The notice address for Landlord shall be deleted from Section 41.5, and the following addresses shall be substituted into Section 41.5 as the addresses to which notices and payments of Rent shall be sent to Landlord:

Landlord:

EOP-Nicollet Mall, L.L.C.

800 Nicollet Avenue, Suite 2640

Minneapolis, Minnesota 55402

Attention: Property Manager

With a copy to:

Equity Office Properties

Two North Riverside Plaza

Suite 2200

Chicago, Illinois 60606

Attention: Chicago Regional Counsel

Rent (defined in Section 1.64 of the Lease) is payable to the order of Equity Office Properties at the following address:

EOP Operating Limited Partnership

As agent for EOP- Nicollet Mall, L.L.C.

File #3806

Collections Center Drive

Chicago, IL 60693-3628

B.	The Second Reduction Option, the Third Reduction Option and the Fourth Reduction Option shall not be applicable to the Additional Retail Premises or the Additional ATM Premises.

C.	For purposes of the Lease, Landlord and Tenant stipulate and agree that this Amendment accurately sets forth the Rentable Area of the Original Premises, the

4

Additional Retail Premises and the Additional ATM Premises, which, in the aggregate, totals 711,641 square feet of Rentable Area.

VI.	Miscellaneous.

A.	This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in the Lease or this Amendment.

B.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

C.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

D.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Neither Landlord nor Tenant shall not be bound by this Amendment until both Landlord and Tenant have executed and delivered the same to the other party.

E.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

F.	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than United Properties and Nelson Tietz & Hoye (collectively the “Brokers”). Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers claiming to have represented Tenant (other than the Brokers) in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment (other than the Brokers). Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord (including the Brokers) in connection with this Amendment; it being understood that Landlord shall be solely responsible for payment of all brokerage commissions due to the Brokers with respect to this Amendment pursuant to separate written agreements.

G.	This Amendment shall be of no force and effect unless and until accepted by any guarantors of the Lease, who by signing below shall agree that their guarantee shall apply to the Lease as amended herein, unless such requirement is waived by Landlord in writing.

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

EOP-NICOLLET MALL, L.L.C.,
a Delaware limited liability company

By:	EOP Operating Limited Partnership, a Delaware limited partnership, its sole member

	By:	Equity Office Properties Trust, a Maryland real estate investment trust, its general partner

		By:	/s/ George Kohl
		Name:	GEORGE KOHL
		Title:	VICE PRESIDENT LEASING

TENANT:

U.S. BANCORP PIPER JAFFRAY COMPANIES INC.,
a Delaware corporation

By:	/s/ Bradley Schmidt
Name:	Bradley Schmidt
Title:	Senior Vice President

GUARANTOR:

U.S. BANCORP

By:	/s/ Andrew [Illegible]
Name:	Andrew [Illegible]
Title:	Chief Financial Officer

6

SIXTH AMENDMENT

THIS SIXTH AMENDMENT (the “Amendment”) is made and entered into as of the 8 day of AUGUST, 2001, by and between EOP-NICOLLET MALL, L.L.C., a Delaware limited liability company (“Landlord”), and U.S. BANCORP PIPER JAFFRAY COMPANIES INC., a Delaware corporation (“Tenant”).

WITNESSETH

A.	WHEREAS, Landlord (as successor in interest to Ryan 800, LLC, a Minnesota limited liability company) and Tenant (formerly known as Piper Jaffray Companies Inc.) are parties to that certain lease dated the 3rd day of March, 1998, for space which contains, or shall contain pursuant to the terms of the Lease (as hereinafter defined), approximately 711,641 square feet of the Rentable Area (the “Original Premises”) on the first (1st) through thirteenth (13th) and fifteenth (15th) through twenty-fourth (24th) Floors of the building commonly known as the U.S. Bancorp Center and the address of which is 800 Nicollet Mall, Minneapolis, Minnesota (the “Building”), which lease has been previously amended or assigned by instruments (including, without limitation, letters exercising expansion rights) dated May 18, 1998, July 29, 1999, September 1, 1998 September 29, 1999, November 22, 1999. November 24, 1999, March 31, 2000 and May 8, 2001 (collectively, the “Lease”); and

B.	WHEREAS, Tenant has requested that the Commencement Date be accelerated solely with respect to (i) the portion of the Initial Expansion Space located on Floor five (5) containing approximately 41,294 square feet of Rentable Area (the “First Early Initial Expansion Space”) and (ii) the portion of the Initial Expansion Space located on Floors eighteen (18) and nineteen (19) containing approximately 55,052 square feet of Rentable Area (the “Second Early Initial Expansion Space”; the First Early Initial Expansion Space and the Second Early Initial Expansion Space are sometimes collectively referred to herein as the “Early Initial Expansion Space”), and, with respect to the foregoing, that the Lease be appropriately amended, and Landlord is willing to do the same on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.	Expansion, Early Commencement and Effective Dates.

A.	Effective as of October 1, 2001 (the “First Early Initial Expansion Effective Date”), the Premises, as defined in the Lease, is increased by 41,294 square feet of Rentable Area through the addition of the First Early Initial Expansion Space (and Tenant’s Pro Rata Share is likewise increased), and from and after the First Early Initial Expansion Effective Date, the Premises and the First Early Initial Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease. The term for the First Early Initial Expansion Space shall commence on the First Early Initial Expansion Effective Date and end on the last day of the Term. The First Early Initial Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein. Notwithstanding the foregoing but subject to the provisions of Section IV of this Amendment hereinbelow, at any time following the completion of Tenant’s build-out of the same, Tenant may take early occupancy of the First Early Initial Expansion Space. The First Early Initial Expansion Effective Date shall be delayed to the extent that Landlord fails for any reason to deliver possession of the First Early Initial Expansion Space within the timeframe set forth in Section IV below, including, but not limited to, Unavoidable Delay. Any such delay in the First Early Initial Expansion Effective Date by reason of Unavoidable Delay shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the First Early Initial Expansion Effective Date is delayed, the expiration date under the Lease shall not be similarly extended.

B.

Effective as of November 1, 2001 (the “Second Early Initial Expansion Effective Date”), the Premises, as defined in the Lease, is increased by 55,052 square feet of Rentable Area through the addition of the Second Early Initial Expansion Space (and Tenant’s Pro Rata Share is likewise increased), and from and after the Second Early Initial Expansion Effective Date, the Premises and the Second Early Initial Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease. The term for the Second Early Initial Expansion Space shall commence on the Second Early Initial Expansion Effective

Date and end on the last day of the Term. The Second Early Initial Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein. Notwithstanding the foregoing but subject to the provisions of Section IV of this Amendment hereinbelow, at any time following the completion of Tenant’s build-out of the same. Tenant may take early occupancy of one or more of the Floors comprising the Second Early Initial Expansion Space. The Second Early Initial Expansion Effective Date shall be delayed to the extent that Landlord fails for any reason to deliver possession of the Second Early Initial Expansion Space within the timeframe set forth in Section IV below, including, but not limited to, Unavoidable Delay. Any such delay in the Second Early Initial Expansion Effective Date by reason of Unavoidable Delay shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Second Early Initial Expansion Effective Date is delayed, the expiration date under the Lease shall not be similarly extended.

C.	The First Early Initial Expansion Effective Date and the Second Early Initial Expansion Effective Date are each sometimes referred to herein singularly as an “Effective Date.”

II.	Monthly Base Rental.

A.	In addition to Tenant’s obligation to pay Base Rental for the Original Premises (other than the First Early Initial Expansion Space), Tenant shall pay Landlord Base Rental with respect to the First Early Initial Expansion Space (which shall be in lieu of the Base Rental set forth in the Lease with respect to the First Early Initial Expansion Space) in monthly installments as follows:

(i)	Twelve (12) equal installments of Seventeen Thousand Two Hundred Five and 83/100 Dollars ($17,205.83) each payable on or before the first day of each month during the period beginning October 1, 2001 and ending September 30, 2002.

(ii)	One Hundred Forty (140) equal installments of Forty Four Thousand Seven Hundred Thirty Five and 17/100 Dollars ($44,735.17) each payable on or before the first day of each month during the period beginning October 1, 2002 and ending May 31, 2014.

B.	In addition to Tenant’s obligation to pay Base Rental for the Original Premises (other than the Second Early Initial Expansion Space), Tenant shall pay Landlord Base Rental with respect to the Second Early Initial Expansion Space (which shall be in lieu of the Base Rental set forth in the Lease with respect to the Second Early Initial Expansion Space) in monthly installments as follows:

(i)	Eleven (11) equal installments of Twenty Two Thousand Nine Hundred Thirty Eight and 33/100 Dollars ($22,938.33) each payable on or before the first (1st) day of each month during the period beginning November 1, 2001 and ending September 30, 2002; provided, however, that, so long as Tenant is not then in default under the terms and provisions of the Lease, Tenant shall have the right to defer payment of Base Rental and Tenant’s Estimated Operating Expense Contribution solely with respect to the Second Early Initial Expansion Space for the months of November 2001 and December 2001 until January 1, 2002 (i.e. Tenant may pay Base Rental and Tenant’s Estimated Operating Expense Contribution with respect to the Second Early Initial Expansion Space for the months of November 2001 and December 2001 at the same time that it pays the same for the month of January 2002).

(ii)	One Hundred Forty (140) equal installments of Fifty Nine Thousand Six Hundred Thirty Nine and 66/100 Dollars ($59,639.66) each payable on or before the first day of each month during the period beginning October 1, 2002 and ending May 31, 2014.

All such Base Rental shall be payable by Tenant in accordance with the terms of Article 6 of the Lease.

III.	Improvements to Early Initial Expansion Space.

A.

Condition of Early Initial Expansion Space. Tenant has inspected the Early Initial Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in the Lease or this Amendment.

B.	Cost of Improvements to Early Initial Expansion Space. Landlord and Tenant acknowledge and confirm that, subject to the terms and conditions of the Lease, Tenant is entitled to an improvement allowance with respect to the Early Initial Expansion Space, which allowance is part of the overall allowance set forth in Section 3.6 of the Work Letter.

C.	Responsibility for Improvements to Early Initial Expansion Space. Any construction, alterations or improvements to the Early Initial Expansion Space shall be performed by Tenant using contractors selected by Tenant and reasonably approved by Landlord and shall be governed in all respects by the provisions of Article 15 of the Lease.

IV.	Early Access to Early Initial Expansion Space. Landlord shall deliver the Early Initial Expansion Space to Tenant on the first business day following full and final execution of this Amendment by Landlord and Tenant, so that Tenant may perform alterations and improvements thereto. In connection with any entry by Tenant to any portion of the Early Initial Expansion Space prior to the pertinent Effective Date (e.g., to perform alterations or improvements, if any), Tenant shall comply with all terms and provisions of the Lease, except those provisions requiring payment of Base Rental or Additional Rent as to the First Early Initial Expansion Space or the Second Early Initial Expansion Space, as the case may be. If Tenant takes possession of any portion of the Early Initial Expansion Space prior to the pertinent Effective Date for any reason whatsoever (other than the performance of work in such space), such possession, on a Floor by Floor basis as space is occupied by Tenant, shall be subject to all the terms and conditions of the Lease and this Amendment, and Tenant shall pay Base Rental and Additional Rent (i.e. Tenant’s ProRata Share shall be appropriately increased to account for the same) as applicable to the pertinent Floor or Floors of the First Early Initial Expansion Space or the Second Early Initial Expansion Space, as the case may be, to Landlord on a per diem basis for each day of occupancy prior to the pertinent Effective Date.

V.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date hereof (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

A.	Temporary Premises. During the period beginning on the first business day after full and final execution of this Amendment by Landlord and Tenant and ending on the Second Early Initial Expansion Effective Date or, if Tenant exercises its option pursuant to Section V.B below, the Third Early Initial Expansion Effective Date (as hereinafter defined) (the “Temporary Premises Term”), Landlord shall allow Tenant to use the rentable area of the fourth (4th) Floor (the “Temporary Premises”) solely as a staging area in connection with Tenant’s build-out of the Early Initial Expansion Space or the Third Early Initial Expansion Effective Date, if applicable, and for no other purpose. Such Temporary Premises shall be accepted by Tenant in its as-is condition and configuration, it being agreed that Landlord shall be under no obligation to perform any work in the Temporary Premises or to incur any costs in connection with Tenant move in, move out or use of the Temporary Premises. All costs in connection with making the Temporary Premises ready for use by Tenant shall be the sole responsibility of Tenant. Tenant’s right to use the Temporary Premises shall be subject to all of the terms and conditions of the Lease, provided that Tenant shall not be required to pay Base Rental or Additional Rental for the Temporary Premises during the Temporary Space Term.

B.

Acceleration of Expansion Space Commencement Date. Tenant shall have the option to accelerate the Commencement Date solely with respect to the entire portion of Initial Expansion Space located on the sixteenth (16th) Floor containing approximately 27,526 square feet of Rentable Area and/or the seventeenth (17th) Floor containing approximately 27,565 square feet of Rentable Area (the “Third Early Initial Expansion Space”) to the Third Early Initial Expansion Effective Date (as hereinafter defined) by notifying Landlord of the same (which notice shall specify whether the Third Early Initial Expansion Space is comprised of the entire 16th Floor, the 17th Floor or both) on or prior to September 15, 2001 (the “Acceleration Option”), time being of the essence. If Tenant timely exercises the Acceleration Option, (i) all of the terms and provisions with respect to the Initial Expansion Space set forth in the Lease shall apply to the Third Early Initial

Expansion Space from and after the Third Early Initial Expansion Effective Date, including, without limitation, the obligation to pay Base Rental and Additional Rental with respect to the Third Early Initial Expansion Space at the same rates provided for in the Lease (except that [a] Base Rental shall be calculated at the rate of $5.00 per square foot of Rentable Area of the Third Early Initial Expansion Space for the period from and after the Third Early Initial Expansion Effective Date through and including September 30, 2002 and [b] Tenant shall accept the Third Early Initial Space in its then “as is” condition as of the Third Early Initial Expansion Effective Date) and (iii) Landlord shall prepare an amendment (the “Acceleration Amendment”) to reflect the Third Early Initial Expansion Effective Date and the changes in Base Rental, Rentable Area of the Premises, Tenant’s Pro Rata Share and other appropriate terms. A copy of the Acceleration Amendment shall be (i) sent to Tenant within a reasonable time after Tenant exercises the Acceleration Option and (ii) if reasonably approved by Tenant, executed by Tenant and returned to Landlord within fifteen (15) days thereafter, but an otherwise valid exercise of the Acceleration Option shall be fully effective whether or not the Acceleration Amendment is executed. The Third Early Initial Expansion Effective Date shall be delayed to the extent that Landlord fails for any reason to deliver possession of the Third Early Initial Expansion Space by the “target” Third Early Initial Expansion Effective Date, including, but not limited to, Unavoidable Delay. Any such delay in the Third Early Initial Expansion Effective Date by reason of Unavoidable Delay shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Third Early Initial Expansion Effective Date is delayed, the expiration date under the Lease shall not be similarly extended. For purposes hereof, “Third Early Initial Expansion Effective Date” shall mean the earlier of (i) February 1, 2002 and (ii) the date falling fourteen (14) days after Tenant notifies Landlord that it desires to take occupancy of the Third Early Initial Expansion Space (however, any such notice pursuant to this clause [ii] may not be given by Tenant to Landlord until after Landlord has notified Tenant that Floors sixteen (16) and/or seventeen (17) are available for occupancy by Tenant).

C.	Stipulated Base Rental for Early Occupancy of Other Initial Expansion Space. If Landlord and Tenant mutually agree to accelerate the Commencement Date with respect to any portion of the Initial Expansion Space (other than the First Initial Expansion Space, Second Early Initial Expansion Space or the Third Early Initial Expansion Space) to a date between January 1, 2002 and September 30, 2002, the parties hereby stipulate that the rate of Base Rental for the given portion of the Initial Expansion Space for the period from the accelerated Commencement Date through and including September 30, 2002, shall be in accordance with the following schedule:

Month in which Accelerated Commencement Date Occurs	Base Rent
January	$7.00
February	$8.00
March	$9.00
April	$10.00
May	$11.00
June	$12.00
July - September	$13.00

D.	Retail Lease Approval. So long as (i) the build-out of the Men’s Wearhouse space is similar in design to the photographs of the Men’s Wearhouse prototype store given by Landlord to Tenant and (ii) the layout of such Men’s Wearhouse space in the Building does not (a) require Tenant to move any of Tenant’s existing ATM machines in the Building or (b) materially and adversely affect access to or visibility of such ATM machines, Tenant agrees that within fifteen (15) days following full and final execution of this Amendment, Tenant shall provide Landlord with approval in writing of Landlord’s right to lease space on the first (1st) Floor of the Building to the Men’s Wearhouse.

VI. Miscellaneous.

A.

This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in the Lease or this Amendment.

B.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

C.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

D.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Neither Landlord nor Tenant shall not be bound by this Amendment until both Landlord and Tenant have executed and delivered the same to the other party.

E.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

F.	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Nelson Tietz & Hoye (the “Broker”). Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers claiming to have represented Tenant (other than the Broker) in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment (other than the Broker). Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord (including the Broker) in connection with this Amendment; it being understood that Landlord shall be solely responsible for payment of all brokerage commissions due to the Broker with respect to this Amendment pursuant to separate written agreements.

G.	This Amendment shall be of no force and effect unless and until accepted by any guarantors of the Lease, who by signing below shall agree that their guarantee shall apply to the Lease as amended herein, unless such requirement is waived by Landlord in writing.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

EOP-NICOLLET MALL, L.L.C.,
a Delaware limited liability company

By:	EOP Operating Limited Partnership, a Delaware limited partnership, its sole member

	By:	Equity Office Properties Trust, a Maryland real estate investment trust, its general partner

		By:	/s/ Arvid Povilaitis
		Name:	Arvid Povilaitis
		Title:	Senior Vice President - Chicago Region

TENANT:

U.S. BANCORP PIPER JAFFRAY COMPANIES INC.,
a Delaware corporation

By:	/s/ David K. Wright
Name:	David K. Wright
Title:	Vice President

GUARANTOR:

U.S. BANCORP

By:	/s/ Bradley Schmidt
Name:	Bradley Schmidt
Title:	Senior Vice President

SEVENTH AMENDMENT

THIS SEVENTH AMENDMENT (the “Amendment”) is made and entered into as of the 28 day of MAY, 2002, by and between EOP-NICOLLET MALL, L.L.C., a Delaware limited liability company (“Landlord”), and U.S. BANCORP PIPER JAFFRAY COMPANIES INC., a Delaware corporation (“Tenant”).

WITNESSETH

A.	WHEREAS, Landlord (as successor in interest to Ryan 800, LLC, a Minnesota limited liability company) and Tenant (formerly known as Piper Jaffray Companies Inc.) are parties to that certain lease dated the 3rd day of March, 1998, for space which contains, or shall contain pursuant to the terms of the Lease (as hereinafter defined), approximately 711,641 square feet of the Rentable Area (the “Original Premises”) on the first (1st) through thirteenth (13th) and fifteenth (15th) through twenty-fourth (24th) Floors of the building commonly known as the U.S. Bancorp Center and the address of which is 800 Nicollet Mall, Minneapolis, Minnesota ( the “Building”), which lease has been previously amended or assigned by instruments (including, without limitation, letters exercising expansion rights) dated May 18, 1998, July 29, 1999, September 1, 1998 September 29, 1999, November 22, 1999, November 24, 1999, March 31, 2000, May 8, 2001 and August 8, 2001 (collectively, the “Lease”); and

B.	WHEREAS, Tenant has requested that the Commencement Date be accelerated solely with respect to (i) the portion of the Initial Expansion Space located on Floor sixteen (16) containing approximately 27,526 square feet of Rentable Area and (ii) the portion of the Initial Expansion Space located on Floor seventeen (17) containing approximately 27,565 square feet of Rentable Area (together, the “Third Early Initial Expansion Space”), and, with respect to the foregoing, that the Lease be appropriately amended, and Landlord is willing to do the same on the terms and conditions hereinafter set forth; and

C.	WHEREAS, Tenant has requested that additional space containing approximately 1,615 square feet of Rentable Area on the first (1st) Floor of the Building shown on Exhibit A hereto (the “Second Additional Retail Premises”) be added to the Original Premises, and, with respect to the foregoing, that the Lease be appropriately amended, and Landlord is willing to do the same on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows;

I.	Expansion, Early Commencement and Effective Dates.

A.	Effective as of February 1, 2002 (the “Third Early Initial Expansion Effective Date”), the Premises, as defined in the Lease, is increased by 55,091 square feet of Rentable Area through the addition of the Third Early Initial Expansion Space (and Tenant’s Pro Rata Share is likewise increased), and from and after the Third Early Initial Expansion Effective Date, the Premises and the Third Early Initial Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease. The term for the Third Early Initial Expansion Space shall commence on the Third Early Initial Expansion Effective Date and end on the last day of the Term. The Third Early Initial Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein. The Third Early Initial Expansion Effective Date shall be delayed to the extent that Landlord fails for any reason to deliver possession of the Third Early Initial Expansion Space within the timeframe set forth in Section IV below, including, but not limited to, Unavoidable Delay. Any such delay in the Third Early Initial Expansion Effective Date by reason of Unavoidable Delay shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Third Early Initial Expansion Effective Date is delayed, the expiration date under the Lease shall not be similarly extended.

B.

Effective as of June 1, 2002 (the “Second Additional Retail Effective Date”) the Premises, as defined in the Lease, is increased by 1,615 square feet of Rentable Area through the addition of the Second Additional Retail Premises (and Tenant’s Pro Rata Share is likewise increased), and from and after the Second Additional Retail Effective Date, the Premises and the Second Additional Retail Premises, collectively, shall be deemed the Premises, as defined in the Lease. The term for the Second Additional Retail Premises shall commence on the Second Additional Retail Effective Date and end on the last day of the Term. The Second Additional Retail Premises is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein.

II.	Monthly Base Rental.

A.	In addition to Tenant’s obligation to pay Base Rental for the Original Premises (other than the Third Early Initial Expansion Space), Tenant shall pay Landlord Base Rental with respect to the Third Early Initial Expansion Space (which shall be in lieu of the Base Rental set forth in the Lease with respect to the Third Early Initial Expansion Space) in monthly installments as follows:

(i)	Eight (8) equal installments of Twenty Two Thousand Nine Hundred Fifty Four and 58/100 Dollars ($22,954.58) each payable on or before the first day of each month during the period beginning February 1, 2002 and ending September 30, 2002.

(ii)	One Hundred Forty (140) equal installments of Fifty Nine Thousand Six Hundred Eighty One and 92/100 Dollars ($59,681.92) each payable on or before the first day of each month during the period beginning October 1, 2002 and ending May 31, 2014.

B.	In addition to Tenant’s obligation to pay Base Rental for the Original Premises, Tenant shall pay Landlord Base Rental for the Second Additional Retail Premises in monthly installments as follows:

(i)	One Thousand Nine Hundred Fifty One and 46/100 Dollars ($1,951.46) per installment payable on or before the Second Additional Retail Effective Date and on or before the first day of each month thereafter during the period beginning on the Second Additional Retail Effective Date and ending on May 31, 2007.

(ii)	Eighty-four (84) equal installments of Two Thousand Two Hundred Twenty and 63/100 Dollars ($2,220.63) each payable on or before the first day of each month during the period beginning June 1, 2007 and ending May 31, 2014.

All such Base Rental shall be payable by Tenant in accordance with the terms of Article 6 of the Lease.

III.	Improvements to Third Early Initial Expansion Space and Second Additional Retail Premises.

A.	Condition of Third Early Initial Expansion Space and Second Additional Retail Premises. Tenant has inspected the Third Early Initial Expansion Space and the Second Additional Retail Premises and agrees to accept the same “as is ”without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements.

B.	Cost of Improvements to Third Early Initial Expansion Space and Second Additional Retail Premises.

(i)	Landlord and Tenant acknowledge and confirm that, subject to the terms and conditions of the Lease, Tenant is entitled to an improvement allowance with respect to the Third Early Initial Expansion Space, which allowance is part of the overall allowance set forth in Section 3.6 of the Work Letter.

(ii)	Provided Tenant is not n default, Tenant shall be entitled to receive an improvement allowance (the “Second Additional Retail Improvement Allowance”) in an amount not to exceed Thirty Seven Thousand One Hundred Forty Five and No/100 Dollars ($37,145.00) (i.e., $23.00 per square foot of Rentable Area of the Second Additional Retail Premises) to be applied toward the cost of performing initial construction, alteration or

2

improvement of the Second Additional Retail Premises, including but not limited to the cost of space planning, design and related architectural and engineering services. In the event the total cost of the initial improvements to the Second Additional Retail Premises exceeds the Second Additional Retail Improvement Allowance, Tenant shall pay for such excess upon demand. The entire unused balance of the Second Additional Retail Improvement Allowance, if any, shall accrue to the sole benefit of Landlord. In accordance with the Payment Procedures (as defined in the Fifth Amendment to the Lease dated May 8, 2001), Landlord shall pay such Second Additional Retail Improvement Allowance directly to the contractors, architects, designers, engineers and consultants retained to perform the construction, design or related improvement work to the Second Additional Retail Premises.

C.	Responsibility for Improvements to Third Early Initial Expansion Space and Second Additional Retail Premises. Any construction, alterations or improvements to the Third Early Initial Expansion Space shall be performed by Tenant using contractors selected by Tenant and reasonably approved by Landlord and shall be governed in all respects by the provisions of Article 15 of the Lease. Landlord acknowledges that Tenant is leasing the Second Additional Retail Premises for purposes of installing and operating a bank vault (the “Vault”). Notwithstanding anything contained in the Lease to the contrary, Landlord and Tenant agree that (i) the plans and specifications for the Vault and storefront design for the Second Additional Retail Premises shall be subject to Landlord’s prior written approval, (ii) Tenant shall remove the Vault prior to the expiration or earlier termination of the Term and shall repair any damage caused by installation or removal of the Vault and (iii) if the installation or removal of the Vault requires the temporary closure of any parking spaces in the Building’s parking garage and such closure exceeds 7 days in the aggregate, Tenant shall pay Landlord $9.50 per day per space as additional rent for each day that such space(s) are closed as a result of such installation or removal of the Vault.

IV.	Miscellaneous.

A.	This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in the Lease or this Amendment.

B.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

C.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

D.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Neither Landlord nor Tenant shall not be bound by this Amendment until both Landlord and Tenant have executed and delivered the same to the other party.

E.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

F.	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Nelson Tietz & Hoye (the “Broker”). Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Tenant (other than the Broker) in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment (other than the Broker). Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and

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the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord (including the Broker) in connection with this Amendment; it being understood that Landlord shall be solely responsible for payment of all brokerage commissions due to the Broker with respect to this Amendment pursuant to separate written agreements.

G.	This Amendment shall be of no force and effect unless and until accepted by any guarantors of the Lease, who by signing below shall agree that their guarantee shall apply to the Lease as amended herein, unless such requirement is waived by Landlord in writing.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

EOP-NICOLLET MALL, L.L.C., a Delaware limited liability company

By:	EOP Operating Limited Partnership, a Delaware limited partnership, its sole member

	By:	Equity Office Properties Trust, a Maryland real estate investment trust, its general partner

		By:	/s/ ARVID POVILAITIS
		Name:	ARVID POVILAITIS
		Title:	SENIOR VICE PRESIDENT

TENANT:

U.S. BANCORP PIPER JAFFRAY COMPANIES INC., a Delaware corporation

By:	/s/ David K. Wright
Name:	David K.Wright
Title:	Vice President

GUARANTOR:

U.S. BANCORP

By:	/s/ Bradley Schmidt
Name:	Bradley Schmidt
Title:	Senior Vice President

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EIGHTH AMENDMENT

THIS EIGHTH AMENDMENT (the “Amendment”) is made and entered into as of the 30th day of December, 2002, by and between EOP-NICOLLET MALL, L.L.C., a Delaware limited liability company (“Landlord”), and U.S. BANCORP PIPER JAFFRAY COMPANIES INC., a Delaware corporation (“Tenant”).

WITNESSETH

A.	WHEREAS, Landlord (as successor in interest to Ryan 800, LLC, a Minnesota limited liability company) and Tenant (formerly known as Piper Jaffray Companies Inc.) are parties to that certain lease dated the 3rd day of March, 1998, for space which contains, or shall contain pursuant to the terms of the Lease (as hereinafter defined), approximately 711,641 square feet of the Rentable Area (the “Original Premises”) on the first (1st) through thirteenth (13th) and fifteenth (15th) through twenty-fourth (24th) Floors of the building commonly known as the U.S. Bancorp Center and the address of which is 800 Nicollet Mall, Minneapolis, Minnesota (the “Building”), which lease has been previously amended or assigned by instruments (including, without limitation, letters exercising expansion rights) dated May 18, 1998, July 29, 1999, September 1, 1998, September 29, 1999, November 22, 1999, November 24, 1999, March 31, 2000, May 8, 2001, August 8, 2001 and May 28, 2002 (collectively, the “Lease”); and

B.	WHEREAS, Tenant has requested that the Commencement Date be accelerated solely with respect to (i) the portion of the Initial Expansion Space located on Floor twenty-four (24) containing approximately 2,915 square feet of Rentable Area (the “Fourth Early Initial Expansion Space”) to be known as Suite 2430 and as depicted on Exhibit A attached hereto, and (ii) the portion of the Initial Expansion Space located on Floor twenty-four (24) containing approximately 1,821 square feet of Rentable Area (the “Fifth Early Initial Expansion Space”) to be known as Suite 2440 and as depicted on Exhibit B attached hereto, and, with respect to the foregoing, that the Lease be appropriately amended, and Landlord is willing to do the same on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.	Expansion, Early Commencement and Effective Dates.

A.	Effective as of sixty (60) days after the date this Amendment is fully executed and delivered by Landlord and Tenant[1] (the “Fourth Early Initial Expansion Effective Date”), the Premises, as defined in the Lease, is increased by 2,915 square feet of Rentable Area through the addition of the Fourth Early Initial Expansion Space (and Tenant’s Pro Rata Share is likewise increased), and from and after the Fourth Early Initial Expansion Effective Date, the Premises and the Fourth Early Initial Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease. The term for the Fourth Early Initial Expansion Space shall commence on the Fourth Early Initial Expansion Effective Date and end on the last day of the Term. The Fourth Early Initial Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein. The Fourth Early Initial Expansion Effective Date shall be delayed to the extent that Landlord fails for any reason to deliver possession of the Fourth Early Initial Expansion Space within the timeframe set forth in Section IV below, including, but not limited to, Unavoidable Delay. Any such delay in the Fourth Early Initial Expansion Effective Date by reason of Unavoidable Delay shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Fourth Early Initial Expansion Effective Date is delayed, the expiration date under the Lease shall not be similarly extended.

B.	Effective as of the earlier of (i) August 1, 2003, or (ii) 60 days after the Early Delivery Date (as defined in Section IV.B. below) (the “Fifth Early Initial Expansion Effective Date”), the Premises, as defined in the Lease, is increased by 1,821 square feet of Rentable Area through the addition of the Fifth Early Initial Expansion Space (and Tenant’s Pro Rata Share is likewise increased), and from and after the Fifth Early Initial Expansion Effective Date, the Premises and the Fifth Early Initial Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease. The term for the Fifth Early Initial Expansion Space shall commence on the Fifth Early Initial Expansion Effective Date and end on the last day of the Term. The Fifth Early Initial Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein. The Fifth Early Initial Expansion Effective Date shall be delayed to the extent that Landlord fails for any reason to deliver possession of the Fifth Early Initial Expansion Space within the timeframe set forth in Section IV below, including, but not limited to, Unavoidable Delay. Any such delay in the Fifth Early Initial Expansion Effective Date by reason of Unavoidable Delay shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Fifth Early Initial Expansion Effective Date is delayed, the expiration date under the Lease shall not be similarly extended.

II.	Monthly Base Rental.

A.	In addition to Tenant’s obligation to pay Base Rental for the Original Premises (other than the Fourth Early Initial Expansion Space), Tenant shall pay Landlord Base Rental with respect to the Fourth Early Initial Expansion Space (which shall be in lieu of the Base Rental set forth in the Lease with respect to the Fourth Early Initial Expansion Space) in monthly installments as follows:

(i)	Equal installments of Three Thousand Five Hundred Twenty Two and 29/100 Dollars ($3,522.29) each payable on or before the first day of each month during the period beginning on the Fourth Early Expansion Date and ending December 31, 2007.

(ii)	Sixty (60) equal installments of Four Thousand Eight and 13/100 Dollars ($4,008.13) each payable on or before the first day of each month during the period beginning January 1, 2008 and ending December 31, 2012.

(iii)	Seventeen (17) equal installments of Four Thousand Three Hundred Seventy Two and 50/100 Dollars ($4,372.50) each payable on or before the first day of each month during the period beginning January 1, 2013 and ending May 31, 2014.

B.	In addition to Tenant’s obligation to pay Base Rental for the Original Premises (other than the Fifth Early Initial Expansion Space), Tenant shall pay Landlord Base Rental with respect to the Fifth Early Initial Expansion Space (which shall be in lieu of the Base Rental set forth in the Lease with respect to the Fifth Early Initial Expansion Space) in monthly installments as follows:

(i)	Equal installments of Two Thousand Two Hundred and 38/100 Dollars ($2,200.38) each payable on or before the first day of each month during the period beginning on the Fifth Early Expansion Date and ending December 31, 2007.

(ii)	Sixty (60) equal installments of Two Thousand Five Hundred Three and 88/100 Dollars ($2,503.88) each payable on or before the first day of each month during the period beginning January 1, 2008 and ending December 31, 2012.

(iii)	Seventeen (17) equal installments of Two Thousand Seven Hundred Thirty One and 50/100 Dollars ($2,731.50) each payable on or before the first day of each month during the period beginning January 1, 2013 and ending May 31, 2014.

All such Base Rental shall be payable by Tenant in accordance with the terms of Article 6 of the Lease.

III.	Improvements to Fourth Early Initial Expansion Space and Fifth Early Initial Expansion Space.

A.	Condition of Fourth Early Initial Expansion Space and Fifth Early Initial Expansion Space. Tenant has inspected the Fourth Early Initial Expansion Space and the Fifth Early Initial Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except that

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Landlord shall deliver the Fourth Early Initial Expansion Space and the Fifth Early Initial Expansion Space to Tenant in broom clean condition.

B.	Cost of Improvements to Fourth Early Initial Expansion Space and Fifth Early Initial Expansion Space.

(i)	Notwithstanding anything to the contrary set forth in the Lease, including the provisions of Section 3.6 of the Work Letter attached thereto, and provided Tenant is not in default, Tenant shall be entitled to receive an improvement allowance (the “Fourth Early initial Expansion Space Improvement Allowance”) in an amount not to exceed Fifty Two Thousand Four Hundred Seventy and No/100 Dollars ($52,470.00) (i.e., $18.00 per square foot of Rentable Area of the Fourth Early Initial Expansion Space) to be applied toward the cost of performing initial construction, alteration or improvement of the Fourth Early Initial Expansion Space, including but not limited to the cost of space planning, design and related architectural and engineering services. In the event the total cost of the initial improvements to the Fourth Early Initial Expansion Space exceeds the Fourth Early Initial Expansion Space Improvement Allowance, Tenant shall pay for such excess upon demand. The entire unused balance of the Fourth Early Initial Expansion Space Improvement Allowance if any, shall accrue to the sole benefit of Landlord. In accordance with the Payment Procedures (as defined in the Fifth Amendment to the Lease dated May 8, 2001), Landlord shall pay such Fourth Early Initial Expansion Space Improvement Allowance directly to the contractors, architects, designers, engineers and consultants retained to perform the construction, design or related improvement work to the Fourth Early Initial Expansion Space.

(ii)	Notwithstanding anything to the contrary set forth in the Lease, including the provisions of Section 3.6 of the Work Letter attached thereto, and provided Tenant is not in default, Tenant shall be entitled to receive an improvement allowance (the “Fifth Early initial Expansion Space Improvement Allowance”) in an amount not to exceed Thirty Two Thousand Seven Hundred Seventy Eight and No/100 Dollars ($32,778.00) (i.e., $18.00 per square foot of Rentable Area of the Fifth Early Initial Expansion Space) to be applied toward the cost of performing initial construction, alteration or improvement of the Fifth Early Initial Expansion Space, including but not limited to the cost of space planning, design and related architectural and engineering services. In the event the total cost of the initial improvements to the Fifth Early Initial Expansion Space exceeds the Fifth Early Initial Expansion Space Improvement Allowance, Tenant shall pay for such excess upon demand. The entire unused balance of the Fifth Early Initial Expansion Space Improvement Allowance, if any, shall accrue to the sole benefit of Landlord. In accordance with the Payment Procedures (as defined in the Fifth Amendment to the Lease dated May 8, 2001), Landlord shall pay such Fifth Early Initial Expansion Space Improvement Allowance directly to the contractors, architects, designers, engineers and consultants retained to perform the construction, design or related improvement work to the Fifth Early Initial Expansion Space.

C.	Responsibility for Improvements to Fourth Early Initial Expansion Space and Fifth Early Initial Expansion Space. Any construction, alterations or improvements to the Fourth Early Initial Expansion Space and/or the Fifth Early initial Expansion Space shall be performed by Tenant using contractors selected by Tenant and reasonably approved by Landlord and shall be governed in all respects by the provisions of Article 15 of the Lease.

IV.	Early Access to Fourth Early Initial Expansion Space and Fifth Early Initial Expansion Space.

A.	Tenant shall be permitted to enter the Fourth Early Initial Expansion Space upon full execution and delivery of this Amendment by Landlord and Tenant to perform alterations or improvements to the Fourth Early Initial Expansion Space; it being further agreed that in connection with such early access to the Fourth Early Initial Expansion Space, Tenant shall comply with all terms and provisions of the Lease

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except those provisions requiring payment of Base Rental or Additional Rent as to the Fourth Early Initial Expansion Space. However, if Tenant takes possession of the Fourth Early Initial Expansion Space prior to the Fourth Early Initial Expansion Effective Date for any reason whatsoever (other than the performance of work in such space), such possession shall be subject to all the terms and conditions of the Lease and this Amendment, and Tenant shall pay Base Rental and Additional Rent (i.e. Tenant’s Pro Rata Share shall be appropriately increased to account for the same) as applicable to the Fourth Early Initial Expansion Space to Landlord on a per diem basis for each day of occupancy prior to the Fourth Early Initial Expansion Effective Date.

B.	Tenant shall be permitted to enter the Fifth Early Initial Expansion Space on or after the earlier of June 1, 2003 or the Early Delivery Date (as defined below) to perform alterations or improvements to the Fifth Early Initial Expansion Space; it being further agreed that in connection with such early access to the Fifth Early Initial Expansion Space, Tenant shall comply with all terms and provisions of the Lease except those provisions requiring payment of Base Rental or Additional Rent as to the Fifth Early Initial Expansion Space. However, if Tenant takes possession of the Fifth Early Initial Expansion Space prior to the Fifth Early Initial Expansion Effective Date for any reason whatsoever (other than the performance of work in such space), such possession shall be subject to all the terms and conditions of the Lease and this Amendment, and Tenant shall pay Base Rental and Additional Rent (i.e. Tenant’s Pro Rata Share shall be appropriately increased to account for the same) as applicable to the Fifth Early Initial Expansion Space to Landlord on a per diem basis for each day of occupancy prior to the Fifth Early Initial Expansion Effective Date. While the Fifth Early Initial Expansion Space is currently under lease to another tenant and such other tenant’s occupancy and possession of the Fifth Early Initial Expansion Space is expected to last until May 31, 2003, if for any reason the Fifth Early Initial Expansion Space is surrendered to Landlord prior to May 31, 2003 (i) within 48 hours of such date of surrender (the “Early Delivery Date”), Landlord shall make the Fifth Early Initial Expansion Space available to Tenant pursuant to the terms and conditions of this Section, and (ii) Landlord shall use commercially reasonable efforts to notify Tenant of the anticipated Early Delivery Date at least 30 days in advance.

V.	Miscellaneous.

A.	This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in the Lease or this Amendment.

B.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

C.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

D.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Neither Landlord nor Tenant shall not be bound by this Amendment until both Landlord and Tenant have executed and delivered the same to the other party.

E.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

F.	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Nelson Tietz & Hoye (“Broker”). Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Tenant (other than Broker) in connection with this Amendment. Landlord hereby represents to Tenant that

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Landlord has dealt with no broker in connection with this Amendment (other than Broker). Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord (including Broker) in connection with this Amendment; it being understood that Landlord shall be solely responsible for payment of all brokerage commissions due to Broker with respect to this Amendment pursuant to separate written agreements.

G.	This Amendment shall be of no force and effect unless and until accepted by any guarantors of the Lease, who by signing below shall agree that their guarantee shall apply to the Lease as amended herein, unless such requirement is waived by Landlord in writing.

SIGNATURES ARE SET FORTH ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

EOP-NICOLLET MALL, L.L.C., a Delaware limited liability company

By:	EOP Operating Limited Partnership, a Delaware limited partnership, its sole member

	By:	Equity Office Properties Trust, a Maryland real estate investment trust, its general partner

		By:	/s/ Kim J Koehn
		Name:	Kim J. Koehn
		Title:	Senior Vice President-Denver Region

TENANT:

U.S. BANCORP PIPER JAFFRAY COMPANIES INC., a Delaware corporation

By:	/s/ Bradley J. Schmidt
Name:	Bradley J. Schmidt
Title:	Sr Vice President

GUARANTOR:

U.S. BANCORP

By:	/s/ David K. Wright
Name:	David K. Wright
Title:	Vice President

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NINTH AMENDMENT

THIS NINTH AMENDMENT (the “Amendment”) is made and entered into as of the day              of             , 2003, by and between MN - NICOLLET MALL, L.L.C., a Delaware limited liability company (“Landlord”), and U.S. BANCORP PIPER JAFFRAY COMPANIES INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord (as successor in interest to EOP – Nicollet Mall, L.L.C., a Delaware limited liability company, successor in interest to Ryan 800, LLC, a Minnesota limited liability company) and Tenant (formerly known as Piper Jaffray Companies Inc.) are parties to that certain lease dated March 3, 1998, for space which contains, or shall contain pursuant to the terms of the Lease (as hereinafter defined), approximately 711,641 square feet of the Rentable Area (the “Original Premises”) on the first (1[s]t) through thirteenth (13th) and the fifteenth (15th) through twenty-fourth (24th) Floors of the building commonly known as the U.S. Bancorp Center and the address of which is 800 Nicollet Mall, Minneapolis, Minnesota (the “Building”), which lease has been previously amended or assigned by instruments (including, without limitation, letters exercising expansion rights) dated May 18, 1998, July 29, 1999, September 1, 1998, September 29, 1999, November 22, 1999, November 24, 1999, March 31, 2000, May 8, 2001, August 8, 2001, May 28, 2002, and December 30, 2002 (collectively, the “Lease”).

B.	In addition to the Original Premises, pursuant to Section 12.8 of the Lease, Tenant has possession of 350 square feet of Usable Area on Floor Parking Level One (P1) of the Building for the location and use of Tenant’s communications major point of presence (the “MPOP Space”). Landlord has requested, and Tenant has agreed to, surrender 77 square feet of Usable Area of the MPOP (the “MPOP Reduction Space”) to accommodate Landlord’s expansion of the parking facilities appurtenant to the Building on the following terms and conditions. The MPOP Reduction Space is shown on Exhibit A hereto.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.	Reduction.

A.	Tenant shall vacate the MPOP Reduction Space in accordance with the terms of the Lease on or prior to January 31, 2003, which is the date immediately preceding the Reduction Effective Date (defined in I.B. below) and Tenant shall fully comply with all obligations under the Lease respecting the MPOP Reduction Space up to the Reduction Effective Date.

B.	Effective as of February 1, 2003 (the “Reduction Effective Date”), the MPOP Space is decreased from 350 square feet of Usable Space on Floor P1 of the Building to 273 square feet of Usable Space on Floor P1 of the Building by the elimination of the MPOP Reduction Space. As of the Reduction Effective Date, the MPOP Reduction Space shall be deemed surrendered by Tenant to Landlord, the Lease shall be deemed terminated with respect to the MPOP Reduction Space, and Landlord’s obligation under the Lease with respect to paragraph (b) of Section 12.8 shall be deemed to mean the MPOP Space less the MPOP Reduction Space.

II.	Miscellaneous.

A.	This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

B.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

C.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

D.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

E.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

F.	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents, harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents, harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

G.	At Landlord’s option, this Amendment shall be of no force and effect unless and until accepted by any guarantors of the Lease, who by signing below shall agree that their guaranty shall apply to the Lease as amended herein, unless such requirement is waived by Landlord in writing.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

MN - NICOLLET MALL, L.L.C.,
a Delaware limited liability company

By:	Equity Office Management, L.L.C., a Delaware limited liability company, its non-member manager

By:
Name:
Title:

TENANT:

U.S. BANCORP PIPER JAFFRAY COMPANIES INC.,
a Delaware corporation

By:	/s/ David K. Wright
Name:	David K. Wright
Title:	Vice President

GUARANTOR:

U.S. BANCORP

By:	/s/ Bradley J. Schmidt
Name:	Bradley J. Schmidt
Title:	Sr Vice President

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TENTH AMENDMENT

THIS TENTH AMENDMENT (the “Amendment”) is made and entered into as of      the day of             , 2003, by and between MN-NICOLLET MALL, L.L.C., a Delaware limited liability company (“Landlord”), and U.S. BANCORP PIPER JAFFRAY COMPANIES INC., a Delaware corporation (“Tenant”).

WITNESSETH

A.	WHEREAS, Landlord (formerly known as EOP-Nicollet Mall, L.L.C., as successor in interest to Ryan 800, LLC. a Minnesota limited liability company) and Tenant (formerly known as Piper Jaffray Companies Inc.) are parties to that certain lease (collectively with the amendments hereafter described, the “Lease”) dated the 3rd day of March, 1998, for space which contains approximately 716,171 square feet of the Rentable Area (the “Original Premises”) on the first (1st) through thirteenth (13th) and fifteenth (15th) through twenty-fourth (24th) Floors of the building commonly known as the U.S. Bancorp Center and the address of which is 800 Nicollet Mall, Minneapolis, Minnesota (the “Building”), which lease has been previously amended or assigned by instruments (including, without limitation, letters exercising expansion rights) dated May 18, 1998, July 29, 1999, September 1, 1998 (exercise letter), September 29, 1999, September 29, 1999, November 22,1999, November 24, 1999, March 31, 2000, May 8, 2001, August 8, 2001, May 28, 2002, December 30, 2002 (the “Eighth Amendment”), and March 27, 2003.

B.	WHEREAS, pursuant to the Eighth Amendment, the Commencement Date with respect to space therein referred to as the Fourth Early Initial Expansion Space and the Fifth Early Initial Expansion Space (as defined in the Eighth Amendment) was accelerated; and

C.	WHEREAS, Landlord and Tenant have determined that the space demised as the Fourth Early Initial Expansion Space and the Fifth Early Initial Expansion Space was inaccurately described as Initial Expansion Space (as defined in the Lease) and should have within the Eighth Amendment been referred to as additional expansion space and, therefore, no “acceleration” of the Commencement Date was appropriate, but rather the Commencement Date for the Fourth Early Initial Expansion Space and the Fifth Early Initial Expansion Space should have been the dates determined by the parties absent any acceleration; and

D.	WHEREAS, Tenant has requested a further modification to the Commencement Date for the Fifth Early Initial Expansion Space, and Landlord is willing to do the same on the terms and conditions hereinafter set forth; and

E.	WHEREAS, for clarification purposes, Landlord and Tenant desire to amend and restate the Eighth Amendment to accurately describe the expansion space demised therein and to restate the commencement date for the Fifth Early Initial Expansion Space, as such space is re-described herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.	Restatement. This Amendment is a restatement of the Eighth Amendment. The Eighth Amendment is hereby deleted in its entirety and the terms and conditions of this Amendment substituted in lieu thereof.

II.	Redefinition. For purposes of this Amendment and the Lease, (a) the portion of the Building located on Floor twenty-four containing approximately 2,915 square feet of Rentable Area to be known as Suite 2430 and depicted on Exhibit A attached hereto shall hereinafter be referred to as the “First Additional Expansion Space”, and (b) the portion of the Building located on Floor twenty-four containing approximately 1,821 square feet of Rentable Area to be known as Suite 2440 and depicted on Exhibit B attached hereto shall hereinafter be referred to as the “Second Additional Expansion Space.”

II.	Expansion and Effective Date.

A.	Effective as of April 1, 2003 (the “First Additional Expansion Effective Date”), the Premises, as defined in the Lease, is increased by the addition of the First Additional Expansion Space (and Tenant’s Pro Rata Share is likewise increased), and from and after the First Additional Expansion Effective Date, the Original Premises and the First Additional Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease. The Term for the First Additional Expansion Space shall commence on the First Additional Expansion Effective Date and end on the last day of the Term, which, unless sooner terminated in accordance with the Lease, shall mean May 31, 2014 (such date, for purposes of this Amendment and the Lease, is referred to as the “Termination Date”). The First Additional Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the First Additional Expansion Space. The First Additional Expansion Effective Date shall be delayed to the extent that Landlord fails for any reason to deliver possession of the First Additional Expansion Space on or before April 1, 2003, for any reason, including but not limited to, Unavoidable Delay. Any such delay in the First Additional Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the First Additional Expansion Effective Date is delayed, the Termination Date under the Lease shall not be similarly extended.

B.	Effective as of October 1, 2004 (the “Second Additional Expansion Effective Date”), the Premises, as defined in the Lease, is increased by the addition of the Second Additional Expansion Space (and Tenant’s Pro Rata Share is likewise increased), and from and after the Second Additional Expansion Effective Date, the Original Premises (as previously increased by the First Additional Expansion Space) and the Second Additional Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease. The Term for the Second Additional Expansion Space shall commence on the Second Additional Expansion Effective Date and end on the Termination Date. The Second Additional Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Second Additional Expansion Space. The Second Additional Expansion Effective Date shall be delayed to the extent that Landlord fails for any reason to deliver possession of the Second Additional Expansion Space for any reason on or before October 1, 2004, including but not limited to, Unavoidable Delay. Any such delay in the Second Additional Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Second Additional Expansion Effective Date is delayed, the Termination Date under the Lease shall not be similarly extended.

IV. Monthly Base Rental .

A.	In addition to Tenant’s obligation to pay Base Rental for the Original Premises, Tenant shall pay Landlord Base Rental with respect to the First Additional Expansion Space in monthly instalments as follows;

(i)	Equal installments of Three Thousand Five Hundred Twenty Two and 29/100 Dollars ($3,522.29) each payable on or before the first day of each month during the period beginning on the First Additional Expansion Effective Date and ending December 31, 2007.

(ii)	Sixty (60) equal installments of Four Thousand Eight and 13/100 Dollars ($4,008.13) each payable on or before the first day of each month during the period beginning January 1, 2008 and ending December 31, 2012.

(iii)	Seventeen (17) equal installments of Four Thousand Three Hundred Seventy Two and 50/100 Dollars ($4,372.50) each payable on or before the first day of each month during the period beginning January 1, 2013 and ending May 31, 2014.

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B.	In addition to Tenant’s obligation to pay Base Rental for the Original Premises, Tenant shall pay Landlord Base Rental with respect to the Second Additional Expansion Space in monthly installments as follows:

(i)	Equal installments of Two Thousand Two Hundred and 38/100 Dollars ($2,200.38) each payable on or before the first day of each month during the period beginning on the Second Additional Expansion Effective Date and ending December 31, 2007.

(ii)	Sixty (60) equal installments of Two Thousand Five Hundred Three and 88/100 Dollars ($2,503.88) each payable on or before the first day of each month during the period beginning January 1, 2008 and ending December 31, 2012.

(iii)	Seventeen (17) equal installments of Two Thousand Seven Hundred Thirty One and 50/100 Dollars ($2,731.50) each payable on or before the first day of each month during the period beginning January 1, 2013 and ending May 31, 2014.

All such Base Rental shall be payable by Tenant in accordance with the terms of Article 6 of the Lease.

V.	Improvements to First Additional Expansion Space and Second Additional Expansion Space.

A.	Condition of First Additional Expansion Space and Second Additional Expansion Space. Tenant has inspected the First Additional Expansion Space and the Second Additional Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except that Landlord shall deliver the First Additional Expansion Space and the Second Additional Expansion Space to Tenant in broom clean condition.

B.	Cost of Improvements to First Additional Expansion Space and Second Additional Expansion Space.

(i)	Provided Tenant is not in default, Tenant shall be entitled to receive an improvement allowance (the “First Additional Expansion Space Improvement Allowance”) in an amount not to exceed Fifty Two Thousand Four Hundred Seventy and No/100 Dollars ($52,470.00) (i.e., $18.00 per square foot of Rentable Area of the First Additional Expansion Space) to be applied toward the cost of performing initial construction, alteration or improvement of the First Additional Expansion Space, including but not limited to the cost of space planning, design and related architectural and engineering services. In the event the total cost of the initial improvements to the First Additional Expansion Space exceeds the First Additional Expansion Space Improvement Allowance, Tenant shall pay for such excess upon demand. The entire unused balance of the First Additional Expansion Space Improvement Allowance, if any, shall accrue to the sole benefit of Landlord. In accordance with the Payment Procedures (as defined in the Fifth Amendment to the Lease dated May 8, 2001), Landlord shall pay such First Additional Expansion Space Improvement Allowance directly to the contractors, architects, designers, engineers and consultants retained to perform the construction, design or related improvement work to the First Additional Expansion Space.

(ii)

Provided Tenant is not in default, Tenant shall be entitled to receive an improvement allowance (the “Second Additional Expansion Space Improvement Allowance”) in an amount not to exceed Thirty Two Thousand Seven Hundred Seventy Eight and No/100 Dollars ($32,778.00) (i.e., $18.00 per square foot of Rentable Area of the Second Additional Expansion Space) to be applied toward the cost of performing initial construction, alteration or improvement of the Second Additional Expansion Space, including but not limited to the cost of space planning, design and related architectural and engineering services. In the event the total cost of the initial improvements to the Second Additional Expansion Space exceeds the Second Additional Expansion Space

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Improvement Allowance, Tenant shall pay for such excess upon demand. The entire unused balance of the Second Additional Expansion Space Improvement Allowance, if any, shall accrue to the sole benefit of Landlord. In accordance with the Payment Procedures (as defined in the Fifth Amendment to the Lease dated May 8, 2001), Landlord shall pay such Second Additional Expansion Space Improvement Allowance directly to the contractors, architects, designers, engineers and consultants retained to perform the construction, design or related improvement work to the Second Additional Expansion Space.

C.	Responsibility for Improvements to First Additional Expansion Space and Second Additional Expansion Space. Any construction, alterations or improvements to the First Additional Expansion Space and/or the Second Additional Expansion Space shall be performed by Tenant using contractors selected by Tenant and reasonably approved by Landlord and shall be governed in all respects by the provisions of Article 15 of the Lease.

VI.	Early Access to First Additional Expansion Space and Second Additional Expansion Space. During any period that Tenant shall be permitted to enter the First Additional Expansion Space or Second Additional Expansion Space prior to the applicable First Additional Expansion Effective Date or Second Additional Expansion Effective Date (e.g., to perform alterations or improvements, if any), Tenant shall comply with all terms and provisions of the Lease, except those provisions requiring payment of Base Rental or Additional Rent as to such space. If Tenant takes possession of the First Additional Expansion Space or the Second Additional Expansion Space prior to the First Additional Expansion Effective Date or Second Additional Expansion Effective Date, as applicable, for any reason whatsoever (other than the performance of work in such space), such possession shall be subject to all the terms and conditions of the Lease and this Amendment, and Tenant shall pay Base Rental and Additional Rent (i.e. Tenant’s Pro Rata Share shall be appropriately increased to account for the same) as applicable to the First Additional Expansion Space or Second Additional Expansion Space, as applicable, to Landlord on a per diem basis for each day of occupancy prior to the applicable First Additional Expansion Effective Date or Second Additional Expansion Effective Date.

VII.	Miscellaneous.

A.	This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in the Lease or this Amendment.

B.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

C.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

D.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Neither Landlord nor Tenant shall not be bound by this Amendment until both Landlord and Tenant have executed and delivered the same to the other party.

E.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

F.	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Nelson Tietz & Hoye (“Broker”). Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Tenant (other than Broker) in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment (other than

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Broker). Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord (including Broker) in connection with this Amendment; it being understood that Landlord shall be solely responsible for payment of all brokerage commissions due to Broker with respect to this Amendment pursuant to separate written agreements.

G.	This Amendment shall be of no force and effect unless and until accepted by any guarantors of the Lease, who by signing below shall agree that their guarantee shall apply to the Lease as amended herein, unless such requirement is waived by Landlord in writing.

IN WITNESS WHEREOF, Landlord, Tenant and Guarantor have duly executed this Amendment as of the day and year first above written.

LANDLORD:

MN-NICOLLET MALL, L.L.C., a Delaware limited liability company
By:	Equity Office Management, L.L.C., a Delaware limited liability company, its non-member manager

	By:	/s/ Kim J Koehn
	Name:	Kim J Koehn
	Title:	Senior Vice President-Denver Region

TENANT:

U.S. BANCORP PIPER JAFFRAY COMPANIES INC., a Delaware corporation

By:	/s/ David K. Wright
Name:	David K. Wright
Title:	VICE PRESIDENT

GUARANTOR:

U.S. BANCORP

By:	/s/ Bradley J. Schmidt
Name:	Bradley J. Schmidt
Title:	Sr Vice President

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